    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 2002
                                                   REGISTRATION NO. 333-99031

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------

                                 PRE-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------
                      HARRINGTON WEST FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                                            6035                                               48-1175170
(State or other jurisdiction of            (Primary Standard Industrial Classification Code Number)             (I.R.S. Employer
 incorporation or organization)                                                                                Identification No.)

                             610 ALAMO PINTADO ROAD
                            SOLVANG, CALIFORNIA 93463
                                 (805) 688-6644
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                        --------------------------------

                                 CRAIG J. CERNY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                      HARRINGTON WEST FINANCIAL GROUP, INC.
                             610 ALAMO PINTADO ROAD
                            SOLVANG, CALIFORNIA 93463
                                 (805) 688-6644
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        --------------------------------
                                 WITH A COPY TO:
     NORMAN B. ANTIN, ESQ.
     JEFFREY D. HAAS, ESQ.                        DAVE M. MUCHNIKOFF, P.C.
   KELLEY DRYE & WARREN LLP                   SILVER, FREEDMAN & TAFF, L.L.P.
  8000 TOWERS CRESCENT DRIVE                    1700 WISCONSIN AVENUE, N.W.
          SUITE 1200                               WASHINGTON, D.C. 20007
    VIENNA, VIRGINIA 22182

                        --------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ] _______

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------     ------------------------------     ------------------------------
     Title of Each Class of            Proposed Maximum Aggregate                     Amount of
  Securities to be Registered              Offering Price (1)                    Registration Fee
---------------------------------     ------------------------------     ------------------------------
    Common Stock, $0.01 par
             value                            $22,540,000                              $74.00
---------------------------------     ------------------------------     ------------------------------


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).


* Based on a calculated registration fee of $2,074, of which $2,000 was previously paid.


           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                 Subject to completion, dated October 3, 2002


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE CANNOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
----------


                                1,400,000 SHARES


                      HARRINGTON WEST FINANCIAL GROUP, INC.

                                  COMMON STOCK

                          ----------------------------


This is the initial offering of Harrington West Financial Group, Inc. common stock. We are selling 1,250,000 shares of common stock in this offering and certain of our stockholders are selling 150,000 shares of common stock in this offering. We will not receive any of the proceeds from the sale of shares by the selling stockholders. We anticipate that the initial public offering price will be between $12.00 and $14.00 per share. Application has been made to have our common stock listed on the Nasdaq Market under the symbol "HWFG" upon completion of this offering.


                          ----------------------------
                             PRICE $      PER SHARE
                          ----------------------------


                                                                      PER SHARE                  TOTAL
                                                                      ---------                  -----
Public offering price......................................   $                          $
Underwriting discounts and commissions(1)..................   $                          $
Proceeds, before expenses, to us...........................   $                          $
Proceeds, before expenses, to selling stockholders.........   $                          $



(1) Before certain adjustments. See "Underwriting."

The underwriter has a 30-day option to purchase up to 210,000 additional shares of common stock from us to cover over-allotments, if any.

The underwriter expects the shares will be ready for delivery to purchasers in
book entry form only through the Depository Trust Company on       , 2002.



                          ----------------------------
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE   .
                          ----------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                          ----------------------------

                              RBC CAPITAL MARKETS

                          ----------------------------


                                          , 2002.

                                  [MAP/ARTWORK]


Center heading: Harrington West Financial Group, Inc. Locations

Left Heading: California-Central Coast. Below the heading is a graphic with the corporate logos of Los Padres Bank and Harrington West Financial Group. Right of the heading are two graphics. The first is a map of California noting the location of the Central Coast. The second is a map of the Central Coast showing the following locations using the appropriate corporate logo to indicate whether the location is a branch of Los Padres Bank or Harrington West Financial Group: Atascadero, San Luis Obispo, Pismo Beach, Nipomo, Santa Maria, Buellton, Solvang, Golota and Ojai.

Right Heading: Kansas - Kansas City Metro. Below the heading is a graphic with the corporate logos of Harrington Bank and Harrington West Financial Group. Right of the heading are two graphics. The first is a map of Kansas noting the location of the Kansas City metropolitan area. The second is a map of the Kansas City metropolitan area showing the following locations using the appropriate corporate logo to indicate whether the location is a branch of Harrington Bank or Harrington West Financial Group: Mission and Overland Park.

Right Heading: Arizona - Phoenix Metro. Below the heading is a graphic with the corporate logos of Los Padres Bank and Los Padres Mortgage. Right of the heading are two graphics. The first is a map of Arizona noting the location of the Phoenix metropolitan area. The second is a map of the Phoenix metropolitan area showing the following locations using the appropriate corporate logo to indicate whether the location is a branch of Los Padres Bank or Los Padres Mortgage:
Surprise, Scottsdale (Kierland Area), Scottsdale, West Phoenix, Phoenix and Ahwatukee.

At the bottom of the page, the corporate logos of Harrington West Financial Group, Inc., Los Padres Bank, Harrington Bank, Harrington Wealth Management and Los Padres Mortgage are displayed from left to the right.

Below the corporate logos, there is the following language in small print:

Los Padres Mortgage Company is a joint venture with Resource Marketing Group, Inc., the holding company for RE/MAX Achievers of Phoenix, Arizona.

Harrington Wealth Management has headquarters in Fishers, Indiana, with investment and trust consultants in Solvang, California and Kansas City, Kansas.

Los Padres Bank - Arizona and Los Padres Mortgage Company are scheduled to open October 2002.

Harrington Bank in Overland Park, Kansas is scheduled to open in 2003.


           THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND, SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

           YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITER HAS NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITER IS NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THE INFORMATION APPEARING IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

           INFORMATION CONTAINED ON OUR WEB SITE IS NOT PART OF THIS PROSPECTUS.

           UNTIL ___________, 2002 ALL DEALERS THAT EFFECT TRANSACTIONS OF THESE SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  ----
Prospectus Summary..................................................................................................4
Selected Consolidated Financial Information.........................................................................9
Risk Factors.......................................................................................................11
Cautionary Statement Regarding Forward-Looking Statements..........................................................21
Use of Proceeds....................................................................................................22
Capitalization.....................................................................................................24
Dilution...........................................................................................................25
Trading History and Dividend Policy................................................................................26
Management's Discussion and Analysis of Financial Condition and Results of Operations..............................27
Business...........................................................................................................46
Management.........................................................................................................79
Regulation.........................................................................................................89
Principal and Selling Stockholders.................................................................................98
Description of Capital Stock......................................................................................100
Underwriting......................................................................................................104
Shares Eligible for Future Sale...................................................................................106
Experts...........................................................................................................107
Legal Matters.....................................................................................................107
Where You Can Find More Information...............................................................................108
Index to Consolidated Financial Statements........................................................................F-1

                               PROSPECTUS SUMMARY


           This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider. Because this section is a summary, it may not contain all the information that may be important to you. Therefore, you should read the entire prospectus, including the "Risk Factors" section beginning on page __ and the consolidated financial statements and the notes to those statements, before making a decision to invest in our common stock.


           Unless otherwise stated, all information in this prospectus assumes:


           - the underwriter will not exercise its over-allotment option to purchase any of the 210,000 shares of our common stock subject to that option;


           - we have filed our amended and restated certificate of incorporation to increase our authorized capital; and

           - immediately preceding this offering, we will have completed a 3-for-1 stock split.

HARRINGTON WEST FINANCIAL GROUP, INC.


           General. We are a diversified, community-based, financial institution holding company headquartered in Solvang, California, and we conduct operations primarily through Los Padres Bank, FSB a federally chartered savings bank. Los Padres Bank provides an array of financial products and services for businesses and retail customers through its nine full-service offices located on the central coast of California and its Harrington Bank division, which operates through one office located in the Kansas City metropolitan area. Los Padres Bank is primarily engaged in attracting deposits from individuals and businesses and using these deposits, together with borrowed funds, to originate single-family and multi-family residential, commercial real estate, commercial business and consumer loans. We also maintain a portfolio of highly liquid mortgage-backed and related securities as a means of managing our excess liquidity and enhancing our profitability. We utilize various interest rate contracts as a means of managing our interest rate risk. We also operate Harrington Wealth Management Company, which provides trust and investment management services to individuals and small institutional clients, by employing a customized asset allocation approach and investing predominantly in low fee, indexed mutual funds.


           We are focused on providing our diversified products and personalized service approach in three distinct markets: (i) the central coast of California,
(ii) the Kansas City metropolitan area and (iii) beginning in the fourth quarter of 2002, the Phoenix/Scottsdale metropolitan area. We have targeted these markets because of our senior management's extensive knowledge of these areas as well as the anticipated continued economic growth and potential for business development in these markets. Each of our markets has its own local independent management team operating under the Los Padres or Harrington names. Our loan underwriting, corporate administration, and treasury functions are centralized to create operating efficiencies.

           Summary Consolidated Financial Information. The following summary presents our summary consolidated financial information for the six-months ended June 30, 2002 and 2001 and the five years ended December 31, 2001. The summary consolidated financial information set forth below should be read in conjunction with, and is qualified in its entirety by, our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus. You should also refer to "Selected Consolidated Financial Information."

                                                       AT OR FOR THE SIX MONTHS
                                                            ENDED JUNE 30,          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       ---------------------      ----------------------------------------
                                                         2002         2001          2001         2000          1999
                                                       --------     --------      --------     --------      --------
                                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income..........................................     $2,318       $2,002        $3,802       $2,581        $2,360
Diluted earnings per share .........................       0.67         0.60          1.12         0.77          0.71
Total assets........................................    683,648      565,990       670,323      484,969       495,191
Loans receivable, net...............................    431,408      371,741       449,709      395,537       384,223
Securities(1).......................................    214,040      158,348       184,244       50,125           741
Trading account assets..............................      2,076        3,658         2,751        3,964        86,174
Deposits............................................    505,439      387,358       520,858      355,705       379,839
Number of branch operations.........................         10            8            10            7             9
Stockholders' equity................................   $ 32,023     $ 28,767      $ 30,144     $ 25,557      $ 23,736
Net charge offs to average loans outstanding........         --           --            --           --          0.01%


                                                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       -------------------------------------
                                                         1998         1997
                                                       --------     --------

Net income..........................................       $602         $881
Diluted earnings per share .........................       0.20         0.33
Total assets........................................    495,179      425,575
Loans receivable, net...............................    335,269      256,464
Securities(1).......................................         --           --
Trading account assets..............................    128,730      149,450
Deposits............................................    327,681      301,602
Number of branch operations.........................          9            7
Stockholders' equity................................   $ 21,376     $ 16,804
Net charge offs to average loans outstanding........      0.10%        0.01%

----------------------
(1) Includes securities classified as available for sale and held to maturity.


           Strategic Expansion. Since our acquisition of Los Padres Bank in 1996, we have grown our assets, deposits and profits internally by opening de novo branches and by hiring experienced bankers with existing customer relationships in our markets, as well as through opportunistic branch acquisitions. Although we intend to expand primarily through internal growth, we will continue to explore opportunities to expand through acquisitions. In November 2001, we acquired the Kansas City operations of Harrington Bank, FSB and successfully retained their experienced commercial bankers. The Kansas acquisition contributed $69.9 million in loans and $74.4 million in deposits. We continue to operate in this market under the Harrington Bank name. The Kansas City metropolitan area is attractive to us because our senior management has extensive knowledge of and experience in such market and, as a result, we believe that significant potential exists for commercial and retail business development. The Kansas City market is also home to a large number of small to medium sized businesses due to its central location in the U.S. The U. S. Census Bureau reports that the Kansas City metropolitan area had a population of nearly
1.8 million people, grew by 12% from 1990 to 2000, and is growing at a rate of approximately 1% annually. We anticipate opening a second branch office in the Kansas City metropolitan area in mid 2003.


           As the next step in our growth plan, we are opening a de novo office in the Phoenix/Scottsdale metropolitan area in the fourth quarter of 2002. We have selected the Phoenix/Scottsdale market for expansion because of our expectations for continued growth in the real estate market in this area, which corresponds well to our expertise in single-family residential and commercial real estate secured lending and senior management's knowledge of this market area. The Phoenix/Scottsdale market has generated over 30,000 housing starts during the last three years. We also believe that the growth in the Phoenix/Scottsdale market provides an attractive opportunity for our commercial loan products and community banking approach, which will be directed by our local senior management. The U. S. Census Bureau reports that the Phoenix metropolitan statistical area had a population of over 3.2 million, representing a 45% increase from 1990 to 2000. According to the U. S. Census Bureau, the surrounding Maricopa County is the fastest growing county in the nation, and its population increased by an additional 4% from April 1, 2000 to July 1, 2001.


           Los Padres Bank recently established Los Padres Mortgage Company LLC, or Los Padres Mortgage. Los Padres Mortgage has entered into a non-exclusive joint venture with Market Resources Inc., the owner of numerous RE/MAX brokerage agencies in the Phoenix/Scottsdale metropolitan area. Based on RE/MAX network referrals, Los Padres Mortgage will originate single-family residential and commercial real estate loans primarily for sale to third party investors. Los Padres Bank has the ability to engage in similar relationships with other brokerage agencies in the Phoenix/Scottsdale metropolitan area, subject to a right of first refusal in favor of Los Padres Mortgage. Los Padres Bank will also have the opportunity to purchase select single-family and commercial real estate loans from Los Padres Mortgage for its portfolio.


           We also intend to pursue expansion opportunities along California's central coast in order to expand our presence, market share and geographic coverage in that region. The three counties comprising California's central coast are San Luis Obispo, Santa Barbara and Ventura, which according to the U.
S. Census Bureau, had a combined population of 1.4 million and was growing at a rate of approximately 1.6% per year.

           Our approach to expansion is predicated on recruiting key personnel with strong community ties and relationships. We believe that by focusing on experienced bankers who are established in their communities, we enhance our market position and add profitable growth opportunities.

           While we periodically engage in discussions with companies concerning potential acquisition opportunities, we have no present agreements or understandings with any party and there can be no assurance that we will be successful in completing any acquisitions in the future.

           Our Business Strategy. Our goal is to continue to enhance our franchise value and earnings through controlled growth in our banking operations, while maintaining the combination of community-oriented customer service and sophisticated centralized financial management that have characterized our success to date. Our strategy for achieving this goal is:

           - Hiring Experienced Employees With A Customer Service Focus. We provide personalized service and relationship banking to our customers. Our ability to continue to attract and retain banking professionals with significant experience in and knowledge of our markets who share our customer service philosophy is key to our success. By offering quick decision making in the delivery of banking products and services, offering customized products where appropriate, and providing customer access to our senior managers, we distinguish ourselves from larger, regional banks operating in our market areas, while our larger capital base and product mix enable us to compete effectively against smaller community banks.

           - Expanding Our Product Offerings. We will diversify our loan portfolio by continuing to grow our commercial and industrial business lines, while still providing high quality loan products for single-family and multi-family residential borrowers. We also intend to selectively add additional products to provide diversification of revenue sources and to capture our customer's full relationship. As part of this strategy, we are focused on increasing our deposit and loan fees and further developing our wholesale banking activities that provide single-family loan originations for other lenders. We intend to continue to expand the wealth management area of our business by cross selling our trust and investment products and services to our customers through Harrington Wealth Management Company. Through Harrington Wealth Management Company, we offer a wide range of financial instruments and services, including low fee indexed mutual funds, personal trusts, investment management, custody, estates, guardianships, land trusts, and retirement plan services.

           - Strategic Expansion. We will continue to expand our branch network through de novo office openings in all of our markets. We expect to open an office in the Phoenix/Scottsdale market in the fourth quarter of 2002 and a second office located in the Kansas City metropolitan area in mid 2003. These openings are intended to capitalize on the opportunities these markets present to us, with a view to continued growth in all of our markets. We believe that our centralized underwriting, administration and treasury functions enables us to increase operating efficiencies over time. Acquisitions have played an integral role in our past growth. We are committed to exploring opportunistic controlled expansion of our franchise through strategic acquisitions designed to increase our market share and branch office locations. We believe that continued development of the Los Padres and Harrington franchises will provide us with additional profits over time and enhance our market and franchise value.

           - Using Financial Management Techniques to Manage Our Interest Rate Risk and Enhance Our Profitability. We deploy our excess capital in a portfolio of highly liquid mortgage backed and related securities until we are able to reinvest these assets into loans or other community banking assets. Our securities portfolio is funded primarily by deposits and borrowings and is managed to a short duration with the intention of creating additional income and improving our return on equity. The interest rate sensitivity of our investments, loans and funding sources is reduced using various interest rate contracts, including interest rate swaps, caps and floors and exchange-traded futures and options. In selecting mortgage-backed and related securities for our portfolio and in pricing our loans, we employ option-adjusted spread pricing analysis to ascertain the net risk-adjusted spread expected to be earned on the various investments and loans. This analysis considers the interest rate, prepayment, credit and liquidity risks in an investment or loan, and we seek to select securities and loans with the highest spread over funding costs after covering the expected costs of the embedded risks. In this manner, our securities portfolio can enhance our profitability through interest earned on these securities over our funding costs and through possible gains as a result of price changes net of hedging activities.

           Offices. Our headquarters are located at 610 Alamo Pintado Road, Solvang, California 93463, and our telephone number at our headquarters is (805) 688-6644. Our executive offices are located at 10801 Mastin Boulevard, Suite 740, Overland Park, Kansas 66210, and our telephone number at our executive offices is (913) 663-0180.

THE OFFERING


Common Stock offered by us.................................
                                                             1,250,000 shares

Common Stock offered by the selling stockholders...........
                                                             150,000 shares

Common Stock outstanding after this offering...............
                                                             4,604,336 shares

Initial public offering price..............................  Between $12.00 and $14.00 per share. Prior to this offering, there has been no public market for our common stock. The offering price for our common stock in this offering will be determined by negotiations between us and the underwriter. For further information, please refer to "Risk Factors--There has been no prior market for our common stock and our stock price may be volatile."

Proposed Nasdaq National Market symbol.....................  HWFG

Use of proceeds............................................  Our net proceeds from this offering are estimated to be approximately
                                                             $14.7 million based on an assumed offering price of $13.00 per share.
                                                             We will not receive any of the proceeds from the sale of shares by the selling stockholders.  We will use the net proceeds from this offering primarily to support the continued growth of our business operations and product lines and for general corporate purposes. We expect that until we are able to utilize the full amount of the proceeds in our business, we will use a portion of the proceeds to reduce the outstanding balance on our existing revolving line of credit from unaffiliated lenders and/or invest the proceeds in interest-bearing investment grade fixed-income securities and mortgaged-backed securities managed to a short duration.

Dividends..................................................  We currently pay a cash dividend of $0.033 per share per quarter, or
                                                             $0.13 per share per year.  After this offering, we intend to continue to pay cash dividends on a quarterly basis.  The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  We cannot assure you that we will not reduce or eliminate dividends in the future.

Risk factors...............................................  Investing in our common stock involves certain risks, which are described under "Risk Factors," beginning on page ___ of this prospectus.



           The number of shares of common stock to be outstanding after this offering is based upon the number of shares outstanding on September 30, 2002. If the underwriter exercises its over-allotment option in full, 4,814,336 shares of common stock will be outstanding after the offering. These amounts do not include:

           - 365,216 shares of common stock issuable upon the exercise of outstanding stock options at exercise prices ranging between $5.83 and $9.33 per share; and

           - 125,598 shares of common stock reserved for issuance under our stock option plan.


We have not issued any shares of common stock since June 30, 2002, which is the date of the most recent financial information contained in this prospectus.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

           The following summary presents our selected consolidated financial information at or for the six months ended June 30, 2002 and 2001 and at or for the five years ended December 31, 2001. Financial information at or for each of the five years ended December 31, 2001 is derived from our audited consolidated financial statements. Financial information at or for the six month periods ended June 30, 2002 and 2001 are derived from our unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. The selected historical consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus. Results for the six month period ended June 30, 2002 are not necessarily indicative of our expected results for the full year ending December 31, 2002.

                                                      AT OR FOR THE SIX MONTHS
                                                           ENDED JUNE 30,
                                                      ------------------------
                                                         2002          2001
                                                      ---------      ---------
SELECTED FINANCIAL CONDITION DATA:
Total assets.....................................      $683,648      $565,990
Loans receivable, net............................       431,408       371,741
Securities available for sale....................       211,550       155,654
Securities held to maturity......................         2,490         2,694
Trading account assets...........................         2,076         3,658
Deposits.........................................       505,439       387,358
Federal Home Loan Bank advances..................       123,403       136,403
Note payable.....................................        16,600         9,300
Stockholders' equity.............................        32,023        28,767

SELECTED INCOME STATEMENT DATA:
Interest income..................................       $21,451       $19,906
Interest expense.................................        11,170        12,684
                                                      ---------      ---------
Net interest income..............................        10,281         7,222
Provision (credit) for loan losses...............           275             1
                                                      ---------      ---------
Net interest income after provision (credit) for
   loan losses...................................        10,006         7,221
Other income:
    Income (loss) from trading account assets....           (95)          726
    Gain on sale of deposits.....................            --            --
    Gain (loss) on sale of loans.................            --            69
    Other income(1)..............................           908           368
Other expenses:
   Salaries and employee benefits................         3,941         2,558
   Premises and equipment........................         1,022           764
   Other expenses(2).............................         1,917         1,623
                                                      ---------      ---------
Income before income taxes.......................         3,939         3,439
Income taxes.....................................         1,621         1,437
                                                      ---------      ---------
Net income.......................................        $2,318         $2,002
                                                      =========      =========

COMMON SHARE SUMMARY:
Diluted earnings per share.......................         $0.67         $0.60
Dividends per share..............................          0.05          0.05
Stockholders' equity per share...................          9.55          8.58
Diluted weighted average shares outstanding......     3,484,518     3,351,093

                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------------------------------
                                                        2001          2000          1999          1998            1997
                                                     ---------     ---------     ---------     ---------       ---------
SELECTED FINANCIAL CONDITION DATA:
Total assets.....................................     $670,323      $484,969      $495,191      $495,179        $425,575
Loans receivable, net............................      449,709       395,537       384,223       335,269         256,464
Securities available for sale....................      181,627        47,438            --            --              --
Securities held to maturity......................        2,617         2,687           741            --              --
Trading account assets...........................        2,751         3,964        86,174       128,730         149,450
Deposits.........................................      520,858       355,705       379,839       327,681         301,602
Federal Home Loan Bank advances..................       96,403        91,000        71,000       134,029          51,170
Note payable.....................................       18,000         9,000         7,665         8,200           9,000
Stockholders' equity.............................       30,144        25,557        23,736        21,376          16,804

SELECTED INCOME STATEMENT DATA:
Interest income..................................      $41,168       $39,143       $36,941       $32,903         $26,671
Interest expense.................................       25,817        27,245        24,546        23,500          19,089
                                                     ---------     ---------     ---------     ---------       ---------
Net interest income..............................       15,351        11,898        12,395         9,403           7,582
Provision (credit) for loan losses...............            1            42           155           (32)           (117)
                                                     ---------     ---------     ---------     ---------       ---------
Net interest income after provision (credit) for
   loan losses...................................       15,350        11,856        12,240         9,435           7,699
Other income:
    Income (loss) from trading account assets....          436        (2,754)        (555)        (1,822)           (755)
    Gain on sale of deposits.....................           --         3,923           --             --              --
    Gain (loss) on sale of loans.................           69          (601)          --             --              --
    Other income(1)..............................          996           554         1,023           685             352
Other expenses:
   Salaries and employee benefits................        5,444         3,942         4,064         3,281           2,724
   Premises and equipment........................        1,631         1,357         1,503         1,105             814
   Other expenses(2).............................        3,242         3,097         3,002         2,874           2,261
                                                     ---------     ---------     ---------     ---------       ---------
Income before income taxes.......................        6,534         4,582         4,139         1,038           1,497
Income taxes.....................................        2,732         2,001         1,779           436             616
                                                     ---------     ---------     ---------     ---------       ---------
Net income.......................................       $3,802        $2,581        $2,360          $602            $881
                                                     =========     =========     =========     =========       =========

COMMON SHARE SUMMARY:
Diluted earnings per share.......................        $1.12         $0.77         $0.71         $0.20           $0.33
Dividends per share..............................         0.11          0.30            --            --              --
Stockholders' equity per share...................         8.99          7.87          7.31          6.58            6.26
Diluted weighted average shares outstanding......    3,396,885     3,331,857     3,313,938     3,027,519       2,684,148

                                                      AT OR FOR THE SIX MONTHS
                                                           ENDED JUNE 30,
                                                      ------------------------
                                                         2002          2001
                                                      ---------      ---------
SELECTED OPERATING DATA(3):

PERFORMANCE RATIOS AND OTHER DATA:
Return on average assets.........................        0.68%            0.76%
Return on average equity.........................       14.91            14.74
Equity to assets.................................        4.68             5.08
Interest rate spread(4)..........................        3.00             2.61
Net interest margin(4)...........................        3.18             2.91
Average interest-earning assets to average
   interest-bearing liabilities..................      105.04           105.82

Total noninterest expenses to average total
   assets........................................        2.03             1.88
Efficiency ratio(5)..............................       63.04            65.16

ASSET QUALITY RATIOS(6):
Non-performing assets and troubled debt
   restructurings to total assets................        0.27             0.11
Non-performing loans and troubled debt
   restructurings to total loans.................        0.43             0.15
Allowance for loan losses to total loans.........        0.92             0.76
Allowance for loan losses to total
   non-performing loans and troubled debt              214.95           511.36
   restructurings................................
Net charge-offs to average loans outstanding.....          --               --

BANK REGULATORY CAPITAL RATIOS(7):
Tier 1 risk-based capital ratio..................       11.10            11.39
Total risk-based capital ratio...................       12.14            12.38
Tier 1 leverage capital ratio....................        6.26             6.30

                                                                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------------------------------
                                                        2001          2000          1999          1998            1997
                                                     ---------     ---------     ---------     ---------       ---------
SELECTED OPERATING DATA(3):

PERFORMANCE RATIOS AND OTHER DATA:
Return on average assets.........................        0.66%         0.53%         0.48%         0.13%         0.24%
Return on average equity.........................       13.65         10.47         10.46          3.16          5.38
Equity to assets.................................        4.50          5.27          4.79          4.32          3.95
Interest rate spread(4)..........................        2.55          2.02          2.20          1.89          1.82
Net interest margin(4)...........................        2.81          2.30          2.41          2.06          2.05
Average interest-earning assets to average
   interest-bearing liabilities..................      105.51        105.17        104.53        103.27        104.36

Total noninterest expenses to average total
   assets........................................        1.79          1.54          1.58          1.55          1.53
Efficiency ratio(5)..............................       63.12         67.66         64.61         71.74         72.03

ASSET QUALITY RATIOS(6):
Non-performing assets and troubled debt
   restructurings to total assets................        0.07          0.69          0.30          0.70          2.46
Non-performing loans and troubled debt
   restructurings to total loans.................        0.11          0.84          0.38          1.02          4.04
Allowance for loan losses to total loans.........        0.83          0.79          0.80          0.88          1.28
Allowance for loan losses to total
   non-performing loans and troubled debt
   restructurings................................      751.71         93.69        209.14         86.38         31.74
Net charge-offs to average loans outstanding.....          --            --          0.01          0.10          0.01

BANK REGULATORY CAPITAL RATIOS(7):
Tier 1 risk-based capital ratio..................       10.76         10.55          9.48         10.41         11.74
Total risk-based capital ratio...................       11.72         11.56         10.38         11.41         12.99
Tier 1 leverage capital ratio....................        6.27          6.76          6.09          5.74          5.60

------------------------

(1) Consists of service charges, wholesale mortgage banking income, other commissions and fees and other miscellaneous noninterest income.

(2) Consists of computer services, consulting fees, marketing and other miscellaneous noninterest expenses.

(3) With the exception of return on average assets and return on average equity, all ratios calculated subsequent to March 31, 1999 are based on average daily balances while all ratios calculated prior to March 31, 1999 are based on average month-end balances. All ratios are annualized where appropriate.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income after provision for loan losses and noninterest income, excluding gains on sales of securities, deposits and loans.

(6) Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.


(7) For additional information on Los Padres Bank's regulatory capital requirements, see "Regulation - Los Padres Bank - Regulatory Capital Requirements and Prompt Corrective Action."

                                  RISK FACTORS

           You should carefully read the following risk factors before you decide to buy any of our common stock. You should also consider the other information in this prospectus.


RISKS RELATING TO THIS OFFERING

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE MAY BE VOLATILE.

           Prior to this offering, there has been no public market for our common stock. The offering price for our common stock in this offering will be determined by negotiations between us and the underwriter. Among the factors to be considered in determining the offering price of our common stock, in addition to prevailing market conditions, will be our historical performance, estimates regarding our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. The initial public offering price of our common stock may bear no relationship to the price at which our common stock will trade upon completion of this offering. The stock market has experienced significant price and volume fluctuations recently and you may not be able to resell your shares at or above the initial public offering price.

YOU WILL EXPERIENCE SUBSTANTIAL DILUTION IN THE VALUE OF YOUR SHARES IMMEDIATELY FOLLOWING THIS OFFERING.

           Investors purchasing shares of our common stock in this offering will pay more for their shares than the amount paid by existing stockholders who acquired shares prior to this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate dilution in pro forma net tangible book value of approximately $4.03 per share based on an assumed offering price of $13.00 per share. If the holders of outstanding options exercise those options, you will incur further dilution. See "Dilution."

WE CANNOT BE SURE THAT A PUBLIC TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP OR BE MAINTAINED.

           We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol "HWFG." There can be no assurance, however, that an established and liquid trading market for our common stock will develop, that it will continue if it does develop, or that after the completion of the offering, the common stock will trade at or above the initial public offering price set forth on the cover of this prospectus. The underwriter has advised us that it intends to make a market in our common stock and to assist in obtaining at least two other market makers for our common stock as required by the Nasdaq National Market. Neither the underwriter nor any other broker-dealer is obligated, however, to make a market in our common stock, and any market making may be discontinued at any time in the sole discretion of the party making a market. In addition, the substantial amount of common stock that is owned by our directors, executive officers and certain other individuals as described above under "-Our ownership is concentrated" and "Principal and Selling Stockholders" may adversely affect the development of an active and liquid trading market.

WE MAY SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

           We will have broad discretion as to the use of the net proceeds of this offering. Accordingly, investors in this offering will be relying on management's judgment with only limited information about our specific intentions regarding the use of proceeds. We may spend most of the net proceeds from this offering in ways with which you may not agree. Our failure to apply these funds effectively could materially and adversely affect our business, financial condition, prospects and profitability.

AFTER AN INITIAL PERIOD OF RESTRICTION, THERE WILL BE A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR FUTURE SALE, WHICH MAY DEPRESS OUR STOCK PRICE.

           The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or even the perception that such sales could occur. We, our directors and executive officers, and certain of our stockholders have also agreed not to, offer, sell, contract to sell or otherwise dispose of, any common stock or options to acquire our common stock, for a period of 180 days after the date of this prospectus without the prior written consent of the underwriter.

           Notwithstanding these arrangements, there will be 4,969,552 shares of common stock outstanding or subject to currently exercisable options immediately following this offering, or 5,179,552 shares if the underwriter exercises its over-allotment option in full. The 1,400,000 shares sold in this offering (or 1,610,000 shares if the underwriter exercises its over-allotment option in full) will be freely tradable without restriction. In addition, the following will be available for sale in the public market as follows:

           - 678,618 shares will be eligible for sale upon completion of this offering;

           - 21,854 shares will be eligible for sale 90 days after the date of this prospectus; and

           - 2,869,080 shares will be eligible for sale 180 days after the date of this prospectus upon the expiration of the lock-up agreements described above.


RISKS RELATING TO OUR BUSINESS

           OUR BUSINESS IS SUBJECT TO VARIOUS LENDING RISKS WHICH COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

           Our commercial real estate and multi-family residential loans involve higher principal amounts than other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers. At June 30, 2002, commercial real estate loans totaled $152.4 million, or 35.0%, of our total loan portfolio while multi-family real estate loans totaled $70.5 million, or 16.2%, of our total loan portfolio. Commercial and multi-family real estate lending typically involves higher loan principal amounts and the repayment of such loans generally is dependent, in large part, on the successful operation of the property securing the loan or the business conducted on the property securing the loan. These loans may be more adversely affected by conditions in the real estate markets or in the economy generally. For example, if the cash flow from the borrower's project is reduced due to leases not being obtained or renewed, the borrower's ability to repay the loan may be impaired. In addition, many of our commercial real estate and multi-family residential loans are not fully amortizing and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment.

           Repayment of our commercial and industrial loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value. At June 30, 2002, commercial and industrial loans totaled $31.1 million, or 7.1%, of our total loan portfolio. Our commercial and industrial loans are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

           Our construction loans are based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. At June 30, 2002, construction loans totaled $27.0 million, or 6.2%, of our total loan portfolio while land acquisition and development loans totaled $6.8 million, or 1.6%, of our total loan portfolio. Construction and acquisition and development lending involve additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans and acquisition and development loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

           Our consumer loans generally have a higher risk of default than our other loans. At June 30, 2002, consumer loans totaled $13.7 million, or 3.2%, of our total loan portfolio. Consumer loans typically have shorter terms and lower balances with higher yields as compared to one- to four-family residential mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on these loans.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB PROBABLE LOSSES INHERENT IN OUR LOAN PORTFOLIO.

           Like all financial institutions, every loan we make carries a certain risk that it will not be repaid in accordance with its terms or that any collateral securing it will not be sufficient to assure repayment. This risk is affected by, among other things:

           -   cash flow of the borrower and/or the project being financed;

           - in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

           -   the credit history of a particular borrower;

           -   changes in economic and industry conditions; and

           -   the duration of the loan.

           We maintain an allowance for loan losses which we believe is appropriate to provide for any probable losses inherent in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors which are discussed in more detail under "Business - Asset Quality - Allowance For Loan Losses."

           At June 30, 2002, our allowance for loan losses as a percentage of total loans was 0.92%. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. Although we believe our loan loss allowance is adequate to absorb probable losses in our loan portfolio, we cannot predict these losses or whether our allowance will be adequate or that regulators will not require us to increase this allowance. Any of these occurrences could materially and adversely affect our business, financial condition, prospects and profitability.

OUR BUSINESS IS SUBJECT TO ECONOMIC AND OTHER GENERAL RISKS WHICH MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

           Changes in economic conditions, in particular an economic slowdown in the markets in which we operate, could hurt our business. Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, in particular an economic slowdown in the markets in which we operate in California, Kansas or Arizona, after we open our Phoenix/Scottsdale, Arizona office, could result in the following consequences, any of which could materially and adversely affect our business, financial condition, prospects and profitability:

           -   loan delinquencies may increase;

           -   problem assets and foreclosures may increase;

           -   demand for our products and services may decline;

           -   low cost or noninterest bearing deposits may decrease; and

           - collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power.

           A downturn in the real estate market may adversely affect our business. A majority of the loans in our portfolio are secured by real estate. Negative conditions in the real estate markets where collateral for a mortgage loan is located could adversely affect the borrower's ability to repay the loan and the value of the collateral securing the loan. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans. As of June 30, 2002, approximately 90.0% of the book value of our loan portfolio consisted of loans secured by various types of real estate. Approximately 86.1% of our real property collateral is located in California and approximately 13.9% is located in the Kansas City metropolitan area. If there is a significant decline in real estate values, the collateral for our loans will provide less security. Real estate values are affected by various other factors, including changes in general or regional economic conditions, governmental rules or policies and among other things, earthquakes and other national disasters particular to California.

           We are exposed to risk of environmental liabilities with respect to properties to which we take title. In the course of our business, we may foreclose and take title to real estate, and we could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, we could suffer a material and adverse effect on our business, financial condition, prospects and profitability.

           We may suffer losses in our loan portfolio despite our underwriting practices. We seek to mitigate the risks inherent in our loan portfolio by adhering to certain underwriting practices. These practices include analysis of prior credit histories, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although we believe that our underwriting criteria are appropriate for the various kinds of loans we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves for losses in the allowance for loan losses.

OUR BUSINESS IS SUBJECT TO INTEREST RATE RISK AND VARIATIONS IN INTEREST RATES MAY NEGATIVELY AFFECT OUR FINANCIAL PERFORMANCE.

           Like other financial institutions, our operating results are largely dependent on our net interest income. Net interest income is the difference between interest earned on loans and securities and interest expense incurred on deposits and borrowings. Our net interest income is impacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and securities and limits on increases in the rates of interest charged on our loans. We expect that we will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities.

           We cannot control or accurately predict changes in market rates of interest. The following are some factors that may affect market interest rates, all of which are beyond our control:

           -   inflation;

           -   slow or stagnant economic growth or recession;

           -   unemployment;

           -   money supply and the monetary policies of the Federal Reserve
               Board;

           -   international disorders; and

           -   instability in domestic and foreign financial markets.

           We are vulnerable to an increase in interest rates because our interest-earning assets generally have longer maturities than our interest-bearing liabilities. Under such circumstances, material and prolonged increases in interest rates will negatively affect our net interest income. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, securities portfolio, and overall profitability. Although we attempt to manage our interest rate risk, we cannot assure you that we can minimize our interest rate risk.

OUR INVESTMENT PORTFOLIO INCLUDES SECURITIES WHICH ARE SENSITIVE TO INTEREST RATES AND WHICH WE MAY BE REQUIRED TO SELL AT A LOSS TO MEET OUR LIQUIDITY NEEDS.

           At June 30, 2002, our investment portfolio included $214.0 million of securities, which are sensitive in value to interest rate fluctuations. Our available for sale portfolio totaled $211.6 million at June 30, 2002. The unrealized gains or losses in our available for sale portfolio are reported as a separate component of stockholders' equity until realized upon sale. As a result, future interest rate fluctuations may impact stockholders' equity, causing material fluctuations from quarter to quarter. The risk of us realizing a loss upon a sale in our available for sale portfolio is a function of our liquidity needs and market conditions at the time of sale. Failure to hold our securities until maturity or until market conditions are favorable for a sale could materially and adversely affect our business, financial condition, profitability and prospects.

WE INVEST IN INTEREST RATE CONTRACTS WHICH CAN CAUSE LOSSES TO US IN EXCESS OF THE VALUE AT WHICH WE CARRY THESE INVESTMENTS.


           We invest in interest rate contracts for the purpose of reducing interest rate risk and, to a much more limited extent, to enhance spread income through asset based interest rate swaps. These interest rate contracts may include interest rate swaps, caps and floors and exchange traded futures and options. At June 30, 2002, we had invested in interest rate swaps with an aggregate notional amount of $73.9 million. Although, we have utilized caps, floors and exchange traded futures and options in prior periods, as of June 30, 2002, we did not have any investments in such interest rate contracts. Interest rate contracts can cause losses to us which will be reflected in our statements of earnings, and the maximum potential loss reflected in our statements of earnings may exceed the value at which we carry these instruments. These losses result from changes in the market values of such interest rate contracts. At June 30, 2002, the approximate net market value of our interest rate contracts was $(2.2) million. For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."


           Our interest rate contracts expose us to:

           - basis or spread risk, which is the risk of loss associated with variations in the spread between the interest rate contract and the hedged item;

           - credit risk, which is the risk of the insolvency or other inability of another party to the transaction to perform its obligations;

           -   interest rate risk;

           - volatility risk, which is the risk that the expected uncertainty relating to the price of the underlying asset differs from what is anticipated; and

           -   liquidity risk.

           If we suffer losses on our interest rate contracts, our business, financial condition and prospects may be negatively affected, and our net income will decline.

WE ARE SUBJECT TO EXTENSIVE REGULATION WHICH COULD ADVERSELY AFFECT OUR
BUSINESS.

           Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. We believe that we are in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations. In addition, the Financial Accounting Standards Board, or FASB, is considering changes to applicable accounting standards which may require, among other things, the expensing of the costs related to the issuance of stock options. If these or any other laws, rules or regulations are adopted in the future, they could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise materially and adversely affect our business, financial condition, prospects or profitability.

OUR CONTINUED PACE OF GROWTH MAY REQUIRE US TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, BUT THAT CAPITAL MAY NOT BE AVAILABLE WHEN IT IS NEEDED.


           We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. In addition, due to our business strategy which has concentrated on growth and a shift in our lending focus to more commercial lending and the size and character of our available for sale and trading securities portfolio, we have agreed with our federal banking regulator, the Office of Thrift Supervision, or OTS, that we will maintain a total risk-based capital ratio and a leverage capital ratio of at least 11% and 6%, respectively, which is in excess of the OTS' minimum requirements. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Capital Resources," and "Regulation - Los Padres Bank - Regulatory Capital Requirements and Prompt Corrective Action."

           We anticipate that our existing capital resources will satisfy our capital requirements for the foreseeable future. However, we may at some point need to raise additional capital to support continued growth, both internally and through acquisitions. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

OUR PLAN TO ADD AN ADDITIONAL BRANCH IN KANSAS AND START A DE NOVO BRANCH IN ARIZONA MAY NOT BE SUCCESSFUL, WHICH WOULD NEGATIVELY AFFECT OUR GROWTH STRATEGY AND PROSPECTS.


           We intend to open a new branch located in the Phoenix/Scottsdale, Arizona metropolitan area in the last quarter of 2002 and a second branch in the Kansas City metropolitan area in mid 2003. Management estimates that it will take approximately 18 months for each of the new branches to be profitable and expects that we will incur average monthly losses of approximately $35,000 for the Phoenix/Scottsdale, Arizona branch and $17,000 for the Kansas City metropolitan area branch until each branch achieves profitability. These estimates are based on our financial model which reflects various assumptions, and we cannot give assurance that we will achieve profitability when estimated or that losses will not be greater than anticipated. While our management has significant experience in the Kansas market, we cannot be sure that our expansion in that market will meet our expectations. In addition, although we have hired experienced personnel who are familiar with the market and although our senior management has extensive knowledge of the area, we are new to the Arizona market and have never conducted any banking business in Arizona before. Accordingly, we may not be successful in these operations and we may not be able to compete in either location successfully. If we are unsuccessful in expanding our business in Kansas and starting our business in Arizona, our growth strategy, financial condition, prospects and profitability may be adversely affected.


WE ARE DEPENDENT ON KEY INDIVIDUALS AND OUR ABILITY TO ATTRACT AND RETAIN BANKING PROFESSIONALS WITH SIGNIFICANT EXPERIENCE IN OUR LOCAL MARKETS.

           We currently depend heavily on Craig J. Cerny, our chief executive officer, and William W. Phillips, Jr., our president. We believe that the prolonged unavailability or the unexpected loss of the services of Messrs. Cerny or Phillips could have a material adverse effect upon us because attracting suitable replacements may involve significant time and/or expense. We do not have employment agreements with Mr. Cerny, Mr. Phillips or any of our other executive officers. We do not currently maintain key man life insurance policies on our executive officers.

           In order to continue our expansion, we must attract and retain experienced banking professionals. The competition to hire experienced banking professionals is intense. If we are unable to attract qualified banking professionals, our expansion plans could be delayed or curtailed. If we are unable to retain our current banking professionals, our business, financial condition, prospects and profitability may be adversely affected.

WE RELY ON THE INVESTMENT ADVICE AND RESEARCH OF AN INDEPENDENT ADVISOR, AND THE LOSS OF SERVICES FROM THAT ADVISOR COULD DISRUPT OUR BUSINESS.


           Los Padres Bank has entered into an Investment and Interest Rate Advisory Agreement with Smith Breeden Associates, Inc., or Smith Breeden. Under the terms of the agreement, Smith Breeden provides us with investment advice and research related to Los Padres Bank's portfolio of investments and its asset and liability management strategies. Los Padres Bank employs 'option-adjusted pricing analysis' with respect to the purchase and sale of mortgage-backed and related securities for its investment portfolio and relies on Smith Breeden with respect to this analysis as well as the execution of Los Padres Bank's asset and liability management strategies. We believe that there are other investment advisors that could perform the services currently being provided by Smith Breeden; however, there can be no assurance that an alternative investment advisor could be retained on a timely basis if Los Padres Bank's agreement with Smith Breeden was terminated or Smith Breeden was otherwise unable to perform its services to Los Padres Bank. In addition, Smith Breeden provides consulting and investment advice for a number of other financial institutions. Although Smith Breeden has adopted a policy in order to reduce potential conflicts of interest with respect to its financial institution consulting practice, no assurance can be made that a conflict of interest would not arise which conflict could adversely affect Los Padres Bank. Craig J. Cerny, our chief executive officer, was a principal of Smith Breeden until 1996, and persons related to Smith Breeden, other than Mr. Cerny, owned approximately 27% of our common stock outstanding immediately prior to this offering.



OUR OWNERSHIP IS CONCENTRATED IN THE HANDS OF OUR DIRECTORS, EXECUTIVE OFFICERS AND PERSONS CONNECTED WITH SMITH BREEDEN, WHO COULD MAKE DECISIONS THAT ARE NOT IN THE BEST INTERESTS OF ALL STOCKHOLDERS.


           Our directors, executive officers and persons connected with Smith Breeden, our investment advisor, will own approximately ___% of our outstanding common stock on an aggregate basis following this offering (___% assuming full exercise of the underwriter's over-allotment option). See "Principal and Selling Stockholders." In addition, our directors and executive officers have been granted options to acquire additional shares of our common stock, as described under "Management-1996 Stock Option Plan." Assuming the full exercise of such options, our directors and executive officers would own in the aggregate approximately __% (__% assuming full exercise of the underwriter's over-allotment option). As a result, our directors, executive officers and these other referenced individuals will continue to have the ability to significantly influence the election and removal of our board of directors and management and the outcome of most matters to be decided by a vote of stockholders. The interest of these individuals may not necessarily always be consistent with the interests of all other stockholders.

WE FACE STRONG COMPETITION FROM OTHER FINANCIAL INSTITUTIONS, FINANCIAL SERVICE COMPANIES AND OTHER COMPANIES THAT OFFER BANKING SERVICES WHICH CAN HURT OUR BUSINESS.

           We conduct our banking operations primarily along the central coast of California and, to a lesser extent, in the Kansas City metropolitan area. We intend to open up an office located in the Phoenix/Scottsdale, Arizona metropolitan area in the fourth quarter of 2002 and a second branch office located in the Kansas City metropolitan area in mid 2003. Many competitors offer the banking services that we offer in our service area, and in the areas we intend to expand in. These competitors include other savings associations, national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Increased competition in our market areas may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors.

           Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits and our business, financial condition and prospects may otherwise be negatively affected.

WE CONTINUALLY ENCOUNTER TECHNOLOGICAL CHANGE, AND WE MAY HAVE FEWER RESOURCES THAN MANY OF OUR COMPETITORS TO CONTINUE TO INVEST IN TECHNOLOGICAL IMPROVEMENTS.

           The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.


THE STOCK OF LOS PADRES BANK IS PLEDGED UNDER A REVOLVING LINE OF CREDIT, AND IF WE WERE TO DEFAULT ON THE REVOLVING LINE OF CREDIT, THE STOCK COULD BE SOLD AND WE WOULD NO LONGER HAVE ANY BANKING OPERATIONS.

           We currently have a revolving loan facility with two financial institutions which provide us with a revolving line of credit of up to $25.0 million. At June 30, 2002, we had drawn down $16.6 million under this line of credit. We have pledged the stock of Los Padres Bank as security under the line of credit. The line of credit requires us to maintain compliance with a number of covenants including financial covenants related to our profitability, other indebtedness, capital requirements and loan-to-value ratios. If we were to default under the line of credit, the stock could be foreclosed upon and we could lose all of our banking operations and our common stock would materially diminish in value. See "Business - Source of Funds - Borrowings."

OUR ABILITY TO SERVICE OUR DEBT, PAY DIVIDENDS, AND OTHERWISE PAY OUR OBLIGATIONS AS THEY COME DUE IS SUBSTANTIALLY DEPENDENT ON CAPITAL DISTRIBUTIONS FROM LOS PADRES BANK, AND THESE DISTRIBUTIONS ARE SUBJECT TO REGULATORY LIMITS AND OTHER RESTRICTIONS.

           A substantial source of our income from which we service our debt, pay our obligations and from which we can pay dividends is the receipt of dividends from Los Padres Bank. The availability of dividends from Los Padres Bank is limited by various statutes and regulations. See "Regulation - Regulation of Los Padres Bank - Capital Distributions." It is possible, depending upon the financial condition of Los Padres Bank, and other factors, that the OTS could assert that payment of dividends or other payments is an unsafe or unsound practice. We are also subject to contractual restrictions on our ability to pay dividends under our revolving loan facility. See "Trading History and Dividend Policy." In the event Los Padres Bank is unable to pay dividends to us, we may not be able to service our debt, pay our obligations or pay dividends on our common stock. The inability to receive dividends from Los Padres Bank would adversely affect our business, financial condition, results of operations and prospects.

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS LIMIT THE AUTHORITY OF OUR STOCKHOLDERS, AND THEREFORE MINORITY STOCKHOLDERS MAY NOT BE ABLE TO SIGNIFICANTLY INFLUENCE OUR GOVERNANCE OR AFFAIRS.

           Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences and restrictions, including the voting rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

           Our Certificate of Incorporation and Bylaws also provide for limitations on the ability of stockholders to call special meetings and prohibit cumulative voting for directors. As a result, minority stockholder representation on the board of directors may be difficult to establish. These documents also establish advance notice requirement for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

           The provisions of our Certificate of Incorporation and Bylaws described above may, in certain circumstances, have the effect of delaying, deferring or preventing a change in control of us, may discourage bids for our common stock at a premium over the current market price of the common stock and could have an adverse effect on our stock price.

FEDERAL LAW IMPOSES CONDITIONS ON THE ABILITY TO ACQUIRE CONTROL OF CERTAIN THRESHOLD PERCENTAGES OF OUR COMMON STOCK, WHICH COULD DISCOURAGE BIDS FOR OUR COMMON STOCK OR A CHANGE IN CONTROL OF OUR STOCK, AND PUT DOWNWARD PRESSURE ON OUR COMMON STOCK TRADING PRICE.


           Acquisition of control of a federal savings bank, such as Los Padres Bank, requires advance approval by the OTS. Under federal law, the acquisition of 10% or more of our common stock would result in a rebuttable presumption of control of Los Padres Bank and the ownership of 25% or more of the voting stock results in conclusive control of Los Padres Bank. These regulations could have the effect of delaying, deferring or preventing a change in control of us, may discourage bids for the common stock at a premium over the current market price of the common stock and could put downward pressure on our stock price.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

           This prospectus contains and incorporates by reference forward-looking statements about our financial condition, results of operations and business. These statements may include statements regarding projected performance for periods following the completion of this offering. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "will," "plans" or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those identified under "Risk Factors" above as well as the following:

           - we may experience higher defaults on our loan portfolio than we expect;

           - changes in management's estimate of the adequacy of the allowance for loan losses;

           - changes in management's valuation of our mortgage-backed and related securities portfolio and interest rate contracts;

           -   increases in competitive pressure among financial institutions;

           - general economic conditions, either nationally or locally in areas in which we conduct or will conduct our operations, or conditions in financial markets may be less favorable than we currently anticipate;

           -   our net income from operations may be lower than we expect;

           - we may lose more business or customers than we expect, or our operating costs may be higher than we expect;

           - changes in the interest rate environment and their impact on customer behavior and our interest margins;

           - the impact of repricing and competitors' pricing initiatives on loan and deposit products;

           - our ability to adapt successfully to technological changes to meet customers' needs and developments in the market place;

           -   our ability to access cost-effective funding;

           - our ability to successfully complete our strategy to continue to grow our business in California and in Kansas or to successfully initiate operations in Arizona;

           - our interest income from our securities portfolio may be lower than we expect; or

           - legislative or regulatory changes or changes in accounting principles, policies or guidelines may adversely affect our ability to conduct our business.

           Because these forward-looking statements are subject to risks and uncertainties, our actual results may differ materially from those expressed or implied by these statements. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of our common stock following this offering may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict.


           All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                 USE OF PROCEEDS


          Our net proceeds from the sale of our shares of common stock are expected to be $14.7 million, based on an assumed offering price of $13.00 per share after deducting the underwriting discounts and commissions and estimated offering expenses. Our net proceeds are expected to be $17.4 million if the underwriter's over-allotment option is exercised in full.


           We will not receive any of the proceeds from the sale of our shares of common stock by the selling stockholders. See "Principal and Selling Stockholders" and "Underwriting."

           We will use the net proceeds of this offering primarily to support the continued growth of our business operations and product lines and for general corporate purposes. We expect that we will use the net proceeds to:

           - support loan growth, including multi-family residential and commercial mortgage loans, single-family mortgage loans, commercial and industrial loans and consumer loans;


           - expand Los Padres Bank's retail banking franchise, by establishing or acquiring new offices or by acquiring other financial institutions, although no acquisition transactions are specifically being considered at this time;


           -   develop new products and services; and

           - invest in high credit quality, fixed income and mortgage-backed securities managed to a short duration.


           Pending our deployment of the proceeds as discussed above, we intend to apply a portion of the proceeds to reduce the outstanding balance on our existing revolving line of credit from unaffiliated lenders and/or invest such proceeds in interest-bearing investment grade fixed income securities and mortgage-backed securities managed to a short duration. We have made no specific determination as to the amount of proceeds we will apply to reducing the outstanding balance under the line of credit. At June 30, 2002, we had an outstanding balance of $16.6 million on our revolving line of credit, the principal amount of which must be repaid on or before September 30, 2007.

As of June 30, 2002, the adjustable interest rate we are paying on the outstanding amount of the line of credit is 4.0% per annum, although the interest rate is subject to change in certain circumstances. For further information on our revolving line of credit, see "Business-Sources of Funds-Borrowings."

                                 CAPITALIZATION


           The following table sets forth our total deposits, indebtedness and capitalization at June 30, 2002, and as adjusted to reflect our issuance and sale of 1,250,000 shares of common stock at an assumed offering price of $13.00 per share and the application of the net proceeds. This information should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The as adjusted Bank regulatory capital ratios column assumes the contribution of $10.0 million of the net proceeds of this offering to Los Padres Bank and the deployment of such proceeds in assets with a 30% risk weighting under applicable regulations.



                                                                                                     JUNE 30, 2002
                                                                                            -------------------------------
                                                                                             ACTUAL             AS ADJUSTED
                                                                                            --------            -----------
                                                                                                 (DOLLARS IN THOUSANDS)

Deposits........................................................................            $505,439              $505,439
                                                                                            ========              ========
INDEBTEDNESS:
   FHLB advances................................................................            $123,403              $123,403
   Note payable.................................................................              16,600                16,600(1)
                                                                                            --------              --------
           Total indebtedness...................................................            $140,003              $140,003
                                                                                            ========              ========

STOCKHOLDERS' EQUITY:
    Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued and
        outstanding or as adjusted..............................................                  --                    --

    Common Stock, $0.01 par value; 9,000,000 shares authorized(2); 3,354,336 shares issued and outstanding and 4,604,336 shares
        issued and outstanding and as adjusted..................................                  34                    47
    Additional paid-in capital..................................................              20,305                34,978
    Retained earnings...........................................................              11,313                11,313
    Accumulated other comprehensive income, net of tax..........................                 371                   371
                                                                                            --------              --------
           Total stockholders' equity...........................................            $ 32,023              $ 46,709
                                                                                            ========              ========

 BANK REGULATORY CAPITAL RATIOS(3):
   Tier 1 risk-based capital ratio..............................................              11.10%                 13.65%
   Total risk-based capital ratio...............................................              12.14%                 14.69%
   Tier 1 leverage capital ratio................................................               6.26%                  7.63%


-------------------
(1) Pending our deployment of the proceeds, as discussed under "Use of Proceeds," we intend to apply a portion of the proceeds to reduce the outstanding balance on our revolving line of credit. We have made no determination as to the amount of proceeds we will apply to reduce the outstanding balance under the line of credit.

(2) Subsequent to June 30, 2002, our stockholders approved an increase in our authorized common stock from 3,000,000 to 9,000,000 shares.


(3) See "Regulation-Los Padres Bank-Regulatory Capital Requirements and Prompt Corrective Action" for a discussion of capital requirements applicable to Los Padres Bank under federal regulation. In addition, we have agreed with the OTS that Los Padres Bank would maintain its total risk-based capital ratio and its leverage capital ratio at 11% and 6%, respectively, which is in excess of the minimum regulatory requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Capital Resources" and "Regulation-Los Padres Bank-Regulatory Capital Requirements and Prompt Corrective Action."

                                    DILUTION

           If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

           The net tangible book value of our common stock at June 30, 2002 was approximately $26.6 million, or $7.94 per share. Net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2002.


           Our pro forma net tangible book value as of June 30, 2002 was $41.3 million, or $8.97 per share after giving effect to our sale of common stock in the offering at an assumed initial public offering price of $13.00 per share, and our receipt of the estimated net proceeds from the offering. This represents an immediate increase in net tangible book value of $1.03 per share to existing stockholders and an immediate dilution of $4.03 per share to new investors. The following table illustrates this per share dilution:



      Initial public offering price per share .............................................               $  13.00
      Historical net tangible book value per share before the offering.....................   $    7.94

      Increase per share attributable to new investors.....................................        1.03
                                                                                              ---------
      Pro forma net tangible book value per share after the offering.......................                   8.97
                                                                                                          ---------
      Dilution per share to new investors..................................................               $   4.03
                                                                                                          ---------



           If the underwriter exercises its over-allotment in full, there will be an increase in pro forma net tangible book value to $9.15 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $3.85 to new stockholders. Our existing stockholders would own 72.3% and our new public investors would own 27.7% of the total number of shares of our common stock outstanding after this offering.


           The following table summarizes, on a pro forma basis as of June 30, 2002, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and our estimated offering expenses.

                                                            SHARES PURCHASED              TOTAL CONSIDERATION
                                                         ----------------------          ----------------------      AVERAGE PRICE
                                                         NUMBER         PERCENT          AMOUNT         PERCENT        PER SHARE
                                                         ------         -------          ------         -------        ---------
Existing stockholders..........................
New public investors...........................
                                                         ------         -------          ------         -------        ---------
      Total....................................
                                                         ======         =======          ======         =======        =========


           The discussion and tables above assume no exercise of stock options outstanding as of June 30, 2002. As of June 30, 2002, there were options outstanding under our stock option plan to purchase a total of 268,875 shares of common stock, with a weighted average exercise price of $7.18 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

                       TRADING HISTORY AND DIVIDEND POLICY

           Prior to this offering, there has been no established market for our common stock. We expect that following the offering, our common stock will be traded on the Nasdaq National Market. We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol "HWFG."

           The underwriter has advised us that, upon completion of the offering, it intends to act as a market maker in our common stock and it intends to use its best efforts to obtain at least two other market makers as required by the Nasdaq National Market. Neither the underwriter nor any other broker-dealer, however, is obligated to make a market in our common stock, and any market making may be discontinued at any time in the sole discretion of the party making a market. Accordingly, we cannot assure you that an active and liquid trading market for our common stock will develop or that, if developed, it will continue. Also, we cannot assure you that persons purchasing shares of our common stock will be able to sell them at or above the offering price set forth on the cover page of this prospectus. In addition, the substantial amount of common stock owned by our directors, executive officers and certain other individuals with whom we do business may adversely affect the development of an active and liquid trading market. See "Risk Factors-Our ownership is concentrated," and "Principal and Selling Stockholders."

           We paid a special dividend in the second quarter of 2000 of $0.250 per share. Commencing in the third quarter of 2000 and continuing through the second quarter of 2002, we paid a quarterly dividend of $0.027. In the third quarter of 2002, we declared an increase in the quarterly dividend to $0.033. After this offering, we intend to continue to pay cash dividends on a quarterly basis. The dividend rate and the continued payment of dividends will be determined by our board of directors, and in making the decision to declare dividends, they will take into account our consolidated earnings, financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant by our board of directors.


           Our ability to pay dividends may be dependent on our ability to continue to receive dividends from Los Padres Bank, which is subject to compliance with federal regulatory requirements. In addition, under the terms of our revolving line of credit agreement with unaffiliated lenders, we cannot declare dividends in an amount exceeding the greater of $300,000 or 25% of our consolidated net income during any fiscal quarter or declare dividends at any time an event of default has occurred under the revolving line of credit. See "Business -Sources of Funds-Borrowings," "Regulation-Regulation of Los Padres Bank-Capital Distributions" and "Description of Capital Stock-Common Stock - Dividends." We cannot assure you that we will not reduce or eliminate dividends in the future.


           As of June 30, 2002, we had 216 stockholders of record.

                             MANAGEMENT'S DISCUSSION
                            AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

           The following discussion provides information about our results of operations, financial condition, liquidity and asset quality. This information is intended to facilitate the understanding and assessment of significant changes and trends related to our financial condition and the results of operations. This discussion and analysis should be read in conjunction with our consolidated financial statements and the accompanying notes presented elsewhere in this prospectus.

GENERAL

           We attempt to enhance our profitability with prudent levels of credit, interest rate and liquidity risk by managing our interest-earning assets and funding sources to generate favorable interest rate spreads. We invest in loans secured by single-family and multi-family residences and commercial properties, as well as commercial and industrial loans and consumer loans. We utilize excess capital balances through the management of an investment portfolio that is primarily comprised of short duration mortgage-backed securities and other investments. We also attempt to increase our retail banking fee income from deposit fees, loan origination fees and revenue from Harrington Wealth Management Company. Our funding strategy focuses on accessing cost-efficient funding sources, including retail deposits, FHLB advances, securities sold under agreements to repurchase and a revolving line of credit we have with three unaffiliated financial institutions. We seek to reduce our exposure to interest rate risk by hedging either internally through the use of longer term certificates of deposit, less interest rate sensitive transaction deposits and Federal Home Loan Bank, or FHLB, advances, or externally through the use of interest rate contracts.

           Our strategy has been to build a community-oriented banking operation in each of the markets in which we operate in order to sustain loan origination and deposit growth and generate additional fee income. Our growth is designed to be achieved internally, although we have pursued, and will continue to pursue, acquisition opportunities when appropriate. Our overall goal is to increase stockholders' value from earnings and the growth of our franchise.

CRITICAL ACCOUNTING POLICIES

           General. The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, and the notes thereto, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. On an ongoing basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances. We believe that our estimates and assumptions are reasonable in the circumstances; however, actual results may differ significantly from these estimates and assumptions which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and our results of operations for the reporting periods.

           The financial information contained in our consolidated financial statements is, to a significant extent, based on approximate measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when recognizing income or expense, recovering an asset or relieving a liability. We use historical loss factors to determine the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use. We also calculate the fair value of our interest rate contracts and securities based on market prices and the expected useful lives of our depreciable assets. We enter into interest rate contracts that are classified as trading account assets or to accommodate our own risk management purposes. The interest rate contracts are generally interest swaps, caps, floors and futures contracts, although we could enter into other types of interest rate contracts. We value these contracts at fair value, using readily available, market quoted prices. We have not historically entered into derivative contracts which relate to credit, equity, commodity, energy or weather-related indices. Generally accepted accounting principles themselves may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change. As of June 30, 2002, we have not created any special purpose entities to securitize assets or to obtain off-balance sheet funding. Although we have sold loans in the past two years, those loans have been sold to third parties without recourse, subject to customary representations and warranties. Please see our disclosure regarding contractual obligations and commitments in "-Contractual Obligations and Commercial Commitments."

           Allowance for loan losses. The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two principles of accounting: (i) Statement of Financial Accounting Standards, or SFAS, No. 5, "Accounting for Contingencies," which requires that losses be accrued when they are probable of occurring and estimable; and (ii) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. Our allowance for loan losses has four components: (i) an allocated allowance for specifically identified problem loans, (ii) a formula allowance for non-homogenous loans, (iii) an allocated allowance for large groups of smaller balance homogenous loans and (iv) an unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a model based on historical losses as an indicator of future losses and as a result could differ from the losses incurred in the future; however, since this history is updated with the most recent loss information, the differences that might otherwise occur may be mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, discounted cash flows, fair market value of collateral and secondary market information are all used to estimate those losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowances. For further information regarding our allowance for credit losses, see "Business - Asset Quality - Allowance for Loan Losses."

RESULTS OF OPERATIONS

           Summary of Earnings. We reported net income for the six months ended June 30, 2002 of $2.3 million, compared to $2.0 million for the six months ended June 30, 2001, an increase of $316,000 or 15.8%. We reported net income for the year ended December 31, 2001 of $3.8 million, compared to $2.6 million and $2.4 million for the years ended December 31, 2000 and 1999. Our net income improved by $1.2 million or 47.3% during 2001 as compared to 2000 and $221,000 or 9.4% during 2000 as compared to 1999. On a diluted earnings per share basis, we earned $0.67, $0.60, $1.12, $0.77 and $0.71 for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999.

           Our income is dependent on loan growth, growth in our securities portfolio, controlling costs and our continued efforts to prevent any unexpected loan losses that would require additions to our allowance for loan losses. During the periods presented, our profitability has been primarily attributable to the growth of our core banking income. We define core banking income as net interest income after the provision for loan losses plus fee income from banking services less our operating expenses. We have expanded our franchise during the periods presented, through internal growth, de novo branching and a branch acquisition, which has resulted in an increase in our operating expenses. Notwithstanding increased operating costs, core banking income has increased over the periods.

           The following table presents selected information on our core banking income over the periods presented as well as a reconciliation of our core banking income to income before income taxes (computed in accordance with generally accepted accounting principles):

                                                            FOR THE
                                                        SIX MONTHS ENDED                           FOR THE YEAR ENDED
                                                            JUNE 30,                                  DECEMBER 31,
                                                 ------------------------------     ------------------------------------------------
                                                     2002              2001              2001              2000             1999
                                                 -------------    -------------     -------------      -------------   -------------
                                                                               (DOLLARS IN THOUSANDS)
Net interest income after provision for loan
   losses....................................        $10,006            $7,221           $15,350           $11,856          $12,240
Retail banking fees and other income.........            908               368               996               554            1,023
                                                     -------            ------           -------           -------          -------
      Total net revenue......................         10,914             7,589            16,346            12,410           13,263
      Other expenses.........................          6,880             4,945            10,317             8,396            8,569
                                                     -------            ------           -------           -------          -------
           Core banking income...............          4,034             2,644             6,029             4,014            4,694
Other noninterest income (1).................            (95)              795               505               568             (555)
                                                     -------            ------           -------           -------          -------
           Income before income taxes........         $3,939            $3,439            $6,534            $4,582           $4,139
                                                      ======            ======            ======            ======           ======

Core banking income as a percent of
   income before income taxes                         102.41%           76.88%            92.27%            87.60%          113.41%

------------------
(1) Consists of income (loss) from trading assets, gain on sale of deposits and gain (loss) on sale of loans.

           To a lesser extent during the periods presented, our results of operations have been impacted by realized and unrealized gains and losses incurred in trading account assets, and as a result of gains on our sale of loans and deposits. These results are described more particularly under "-Other Income" and under "-Asset and Liability Management."

           Net Interest Income. Net interest income is determined by our interest rate spread, which is the difference between the yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities.

           Net interest income increased by $3.1 million or 42.4% to $10.3 million during the six months ended June 30, 2002 over the prior comparable period in 2001, due to a $150.4 million or 30.3% increase in the average balance of interest-earning assets. The overall increase in the average balance of interest-earning assets was enhanced by a 39 basis point increase in the interest rate spread, attributable to a greater decline in average rates paid on deposits than on the yields earned on earning assets. The increased interest rate spread was due to an increase in the percentage of commercial loans we hold in our loan portfolio, which carry higher interest rates, as well as the fact that our deposits generally reprice more quickly than our assets.

           Net interest income after provision for loan losses increased by $3.5 million or 29.5% to $15.4 million during the year ended December 31, 2001, as compared to the prior year, due to a $27.8 million or 5.4% increase in the average balance of interest-earning assets. Our interest rate spread increased by 53 basis points, primarily for the same reason discussed above for the comparative six month periods. Net interest income decreased by $497,000 or 4.0% to $11.9 million during the year ended December 31, 2000, from $12.4 million in the prior year, as a $5.0 million or 1.0% increase in the average balance of earning assets was not sufficient to offset a 18 basis point decline in our interest rate spread.

AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

           The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. No tax equivalent adjustments were made during the periods presented. Information is based on average daily balances during the indicated periods, except information prior to March 31, 1999 is based on average month-end balances and noninterest-bearing deposits information is based on average balances for all periods.

                                                                     SIX MONTHS ENDED JUNE 30,
                                               ------------------------------------------------------------------
                                                            2002                               2001
                                               ------------------------------     -------------------------------
                                                                     AVERAGE                             AVERAGE
                                               AVERAGE               YIELD/       AVERAGE                YIELD/
                                               BALANCE   INTEREST     COST        BALANCE    INTEREST     COST
                                               -------   --------   ---------     -------    --------   ---------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans receivable(1).............           $436,051   $16,138      7.40%      $398,299     $16,308     8.19%
   Securities and trading account
      assets(2)....................            188,886     5,014      5.31         77,707       3,127     8.05
   FHLB stock .....................              6,024       181      6.00          6,244         210     6.72
   Cash and cash equivalents(3)....             15,801       118      1.49         14,118         261     3.70
                                              --------   -------                 --------     -------
      Total interest-earning assets            646,762    21,451      6.63        496,368      19,906     8.02
                                              --------   -------                 --------     -------
Noninterest-earning assets.........             30,087                             29,112
                                              --------                           --------
         Total assets..............           $676,849                           $525,480
                                              ========                           ========

Interest-bearing liabilities:
   Deposits:
      NOW and money market
         accounts..................            $78,243     $ 658      1.68        $39,685       $ 488     2.45
      Passbook accounts and
         certificates of deposit...            415,339     7,108      3.42        317,138       8,985     5.67
                                              --------   -------                 --------     -------
         Total deposits............            493,582     7,766      3.15        357,003       9,473     5.31
   FHLB advances(4)................            103,955     3,053      5.87        102,696       2,830     5.51
   Reverse repurchase agreements...              1,075         6      1.20              -           -        -
   Other borrowings(5).............             17,134       345      4.03          9,348         381     8.15
                                              --------   -------                 --------     -------
       Total interest-bearing liabilities      615,746    11,170      3.63        469,047      12,684     5.41
                                              --------   -------                 --------     -------
   Noninterest-bearing deposits....             13,077                              6,899
   Noninterest-bearing liabilities.             17,079                             22,372
                                              --------                           --------
      Total liabilities............            645,902                            498,318
Stockholders' equity...............             30,947                             27,162
                                              --------                           --------
   Total liabilities and stockholders'
      equity.......................           $676,849                           $525,480
                                              ========                           ========
Net interest-earning assets
   (liabilities)...................            $31,016                            $27,321
                                              ========                           ========
Net interest income/interest rate
   spread..........................                      $10,281      3.00                     $7,222     2.61
                                                         =======                              =======
Net interest margin................                                   3.18                                2.91
Ratio of average interest-earnings
   assets to average interest-bearing
   liabilities.....................                                 105.04                              105.82

                                                                   YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------------------
                                                            2001                               2000
                                               ------------------------------     -------------------------------
                                                                     AVERAGE                             AVERAGE
                                               AVERAGE               YIELD/       AVERAGE                YIELD/
                                               BALANCE   INTEREST     COST        BALANCE    INTEREST     COST
                                               -------   --------   ---------     -------    --------   ---------
                                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans receivable(1).............           $396,132   $31,914      8.06%      $389,416     $30,365     7.80%
   Securities and trading account
      assets(2)....................            127,841     8,411      6.58        100,446       7,066     7.03
   FHLB stock .....................              7,037       407      5.78          6,447         453     7.02
   Cash and cash equivalents(3)....             15,166       436      2.88         22,107       1,259     5.70
                                              --------   -------                 --------     -------
      Total interest-earning assets            546,176    41,168      7.54        518,416      39,143     7.55
                                              --------   -------                 --------     -------
Noninterest-earning assets.........             31,401                             28,344
                                              --------                           --------
         Total assets..............           $577,577                           $546,760
                                              ========                           ========

Interest-bearing liabilities:
   Deposits:
      NOW and money market
         accounts..................            $45,234     $ 978      2.16        $40,604      $1,199     2.95
      Passbook accounts and
         certificates of deposit...            354,873    18,204      5.13        295,270      16,388     5.55
                                              --------   -------                 --------     -------
         Total deposits............            400,107    19,182      4.79        335,874      17,587     5.24
   FHLB advances(4)................            107,233     5,942      5.54        105,790       6.263     5.92
   Reverse repurchase agreements...                108         1      1.24         42,027       2,509     5.97
   Other borrowings(5).............             10,189       692      6.79          9,228         886     9.60
                                              --------   -------                 --------     -------
       Total interest-bearing liabilities      517,637    25,817      4.99        492,919      27,245     5.53
                                              --------   -------                 --------     -------
   Noninterest-bearing deposits....              7,882                              5,493
   Noninterest-bearing liabilities.             24,276                             23,702
                                              --------                           --------
      Total liabilities............            549,795                            522,114
Stockholders' equity...............             27,782                             24,646
                                              --------                           --------
   Total liabilities and stockholders'
      equity.......................           $577,577                           $546,760
                                              ========                           ========
Net interest-earning assets
   (liabilities)...................            $28,539                            $25,497
                                              ========                           ========
Net interest income/interest rate
   spread..........................                      $15,351      2.55                    $11,898     2.02
Net interest margin................                      =======      2.81                    =======     2.30
Ratio of average interest-earnings
   assets to average interest-bearing
   liabilities.....................                                 105.51                              105.17

                                                  YEAR ENDED DECEMBER 31,
                                               ------------------------------
                                                           1999
                                               ------------------------------
                                                                     AVERAGE
                                               AVERAGE               YIELD/
                                               BALANCE   INTEREST     COST
                                               -------   --------   ---------
                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans receivable(1).............           $355,570   $26,868      7.56%
   Securities and trading account
      assets(2)....................            136,406     9,142      6.70
   FHLB stock .....................              5,970       351      5.89
   Cash and cash equivalents(3)....             15,463       580      3.75
                                              --------   -------
      Total interest-earning assets            513,409    36,941      7.20
                                              --------   -------
Noninterest-earning assets.........             29,710
                                              --------
         Total assets..............           $543,119
                                              ========

Interest-bearing liabilities:
   Deposits:
      NOW and money market
         accounts..................            $48,593    $1,445      2.97
      Passbook accounts and
         certificates of deposit...            310,060    15,240      4.92
                                              --------   -------
         Total deposits............            358,653    16,685      4.65
   FHLB advances(4)................             81,809     5,028      6.15
   Reverse repurchase agreements...             42,742     2,155      5.04
   Other borrowings(5).............              7,972       678      8.51
                                              --------   -------
       Total interest-bearing liabilities      491,176    24,546      5.00
                                              --------   -------
   Noninterest-bearing deposits....              3,694
   Noninterest-bearing liabilities.             25,693
                                              --------
      Total liabilities............            520,563
Stockholders' equity...............             22,556
                                              --------
   Total liabilities and stockholders'
      equity.......................           $543,119
                                              ========
Net interest-earning assets
   (liabilities)...................            $22,233
                                              ========
Net interest income/interest rate
   spread..........................                      $12,395      2.20
                                                         =======
Net interest margin................                                   2.41
Ratio of average interest-earnings
   assets to average interest-bearing
   liabilities.....................                                 104.53

--------------------
(1) Includes non-accrual loans. Interest income includes fees earned on loans originated.
(2) Consists of securities classified as available for sale and held to maturity and trading account assets.
(3)   Consists of cash and due from banks and federal funds sold.
(4) Interest on FHLB advances is net of hedging costs. We use interest rate swaps to hedge the short-term repricing characteristics of our floating-rate FHLB advances. See "-Asset and Liability Management."
(5)   Consists of a note payable under a revolving line of credit.

RATE/VOLUME ANALYSIS

           The following table sets forth the effects of changing rates and volumes on our net interest income. Information is provided with respect to (i) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); (ii) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); and (iii) changes in rate/volume (change in rate multiplied by change in volume).

                                                         SIX MONTHS ENDED JUNE 30, 2002
                                                   COMPARED TO SIX MONTHS ENDED JUNE 30, 2001
                                             -----------------------------------------------------
                                                   INCREASE (DECREASE) DUE TO
                                             --------------------------------------      ---------
                                                                                         TOTAL NET
                                                                            RATE/         INCREASE
                                              RATE           VOLUME         VOLUME       (DECREASE)
                                             -------        --------        -------        -------
                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans receivable ..................       $(3,147)       $  3,092        $  (114)       $  (169)
   Securities and trading account
      assets(1) ......................        (2,127)          8,947         (4,933)         1,887
   FHLB stock ........................           (45)            (15)            31            (29)
   Cash and cash equivalents(2) ......          (313)             62            107           (144)
                                             -------        --------        -------        -------

Total net change in income on
   interest-earning assets ...........        (5,632)         12,086         (4,909)         1,545
                                             -------        --------        -------        -------

Interest-bearing liabilities:
   Deposits
      NOW and money market
         accounts ....................          (306)            940           (464)           170
      Passbook accounts and
         certificates of deposit .....        (7,115)          5,564           (326)        (1,877)
                                             -------        --------        -------        -------
           Total deposits ............        (7,421)          6,504           (790)        (1,707)
   FHLB advances(3) ..................           373              69           (219)           223
   Reverse repurchase agreements .....             -               -              6              6
   Other borrowings(4) ...............          (386)            635           (285)           (36)
                                             -------        --------        -------        -------

Total net change in expense on
   interest-bearing liabilities ......        (7,434)          7,208         (1,288)        (1,514)
                                             -------        --------        -------        -------
Change in net interest income ........       $ 1,802        $  4,878        $(3,621)       $ 3,059
                                             =======        ========        =======        =======

                                                           YEAR ENDED DECEMBER 31, 2001
                                                     COMPARED TO YEAR ENDED DECEMBER 31, 2000
                                              -----------------------------------------------------
                                                   INCREASE (DECREASE) DUE TO
                                             --------------------------------------      ---------
                                                                                         TOTAL NET
                                                                           RATE/        INCREASE
                                              RATE          VOLUME         VOLUME       (DECREASE)
                                             -------        -------        -------        -------
                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans receivable ..................       $ 1,008        $   524        $    17        $ 1,549
   Securities and trading account
      assets(1) ......................          (457)         1,927           (125)         1,345
   FHLB stock ........................           (80)            41             (7)           (46)
   Cash and cash equivalents(2) ......          (624)          (395)           196           (823)
                                             -------        -------        -------        -------

Total net change in income on
   interest-earning assets ...........          (153)         2,097             81          2,025
                                             -------        -------        -------        -------

Interest-bearing liabilities:
   Deposits
      NOW and money market
         accounts ....................          (321)           137            (37)          (221)
      Passbook accounts and
         certificates of deposit .....        (1,241)         3,308           (251)         1,816
                                             -------        -------        -------        -------
           Total deposits ............        (1,562)         3,445           (288)         1,595
   FHLB advances(3) ..................          (401)            93             (5)          (321)
   Reverse repurchase agreements .....        (1,986)        (2,503)         1,981         (2,508)
   Other borrowings(4) ...............          (260)            85            (27)          (194)
                                             -------        -------        -------        -------

Total net change in expense on
   interest-bearing liabilities ......        (4,209)         1,120          1,661         (1,428)
                                             -------        -------        -------        -------
Change in net interest income ........       $ 4,056        $   977        $(1,580)       $ 3,453
                                             =======        =======        =======        =======


                                                          YEAR ENDED DECEMBER 31, 2000
                                                    COMPARED TO YEAR ENDED DECEMBER 31, 1999
                                             -----------------------------------------------------
                                                   INCREASE (DECREASE) DUE TO
                                             --------------------------------------      ---------
                                                                                        TOTAL NET
                                                                          RATE/         INCREASE
                                              RATE          VOLUME        VOLUME        (DECREASE)
                                             -------        -------        -----        -------
                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans receivable ..................       $   858        $ 2,558        $  81        $ 3,497
   Securities and trading account
      assets(1) ......................           454         (2,410)        (120)        (2,076)
   FHLB stock ........................            67             29            6            102
   Cash and cash equivalents(2) ......           300            249          130            679
                                             -------        -------        -----        -------

Total net change in income on
   interest-earning assets ...........         1,679            426           97          2,202
                                             -------        -------        -----        -------

Interest-bearing liabilities:
   Deposits
      NOW and money market
         accounts ....................           (10)          (238)           2           (246)
      Passbook accounts and
         certificates of deposit .....         1,968           (726)         (94)         1,148
                                             -------        -------        -----        -------
           Total deposits ............         1,958           (964)         (92)           902
   FHLB advances(3) ..................          (185)         1,474          (54)         1,235
   Reverse repurchase agreements .....           396            (35)          (7)           354
   Other borrowings(4) ...............            87            107           14            208
                                             -------        -------        -----        -------

Total net change in expense on
   interest-bearing liabilities ......         2,256            582         (139)         2,699
                                             -------        -------        -----        -------
Change in net interest income ........       $  (577)       $  (156)       $ 236        $  (497)
                                             =======        =======        =====        =======



------------

(1) Consists of securities classified as available for sale and held to maturity and trading account assets.
(2)     Consists of cash and due from banks and federal funds sold.
(3) Interest on FHLB advances is net of cash flow hedging costs. We use interest rate swaps to hedge the short-term repricing characteristics of our floating-rate FHLB advances. See "-Asset and Liability Management."
(4)     Consists of a note payable under a revolving line of credit.

        Interest Income. Total interest income increased by $1.5 million or 7.8% during the six months ended June 30, 2002 over the comparable period in 2001, from $19.9 million to $21.5 million. The primary reason for the increase during the period was an increase in the average balance of earning assets, due to our de novo expansion and the Harrington Bank branch acquisition in late 2001. During the period, we experienced an $111.2 million or 143.1% increase in the average balance of securities and trading account assets, and a $37.8 million or 9.5% increase in the average balance of loans receivable, net, attributable to loans acquired in the acquisition of our Kansas banking operation. The increase in average balance of earning assets more than offset a decline in the average yield earned on our loan portfolio and securities portfolio (including trading account assets), which declined by 79 and 274 basis points, respectively, over the period, to 7.40% and 5.31%, respectively. The Federal Reserve Board lowered interest rates several times after June 30, 2001, and since a substantial portion of our earning assets reprice with the general level of interest rates, our average yield on earning assets declined.

        Total interest income increased by $2.0 million or 5.2% from $39.1 million to $41.2 million during the year ended December 31, 2001 over 2000, and increased by $2.2 million or 6.0% during the year ended December 31, 2000 over 1999, from $36.9 million to $39.1 million. During 2001, we experienced a $27.4 million or 27.3% increase in the average balance of securities and trading account assets and a $6.7 million or 1.7% increase in the average balance of loans receivable, net. The acquisition of our Kansas banking operation, which added $69.9 million of loans, was completed in November 2001, and accordingly did not significantly affect the averages for the entire year. In addition, the average yield earned on our loan portfolio increased by 26 basis points to 8.06%, which was partially offset by a decline in the average yield earned on our securities portfolio (including trading account assets) of 45 basis points to 6.6%. The increase in the average yield earned on our loan portfolio reflects the increase in commercial and consumer loans which carry higher yields as compared to single-family residential loans. During 2000, we sold securities and increased our investments in higher yielding loans, primarily commercial real estate loans, which resulted in a $36.0 million or 26.4% decline in the average balance of securities and trading account assets and a $33.8 million or 9.5% increase in the average balance of loans receivable, net. In addition, the average yield earned on our loan portfolio and securities portfolio (including trading account assets) increased by 24 and 33 basis points to 7.80% and 7.03%, respectively, as compared to 1999.

        Interest Expense. Total interest expense decreased by $1.5 million or 11.9% during the six months ended June 30, 2002 over the comparable period in 2001, from $12.7 million to $11.2 million. During this period, our average interest-bearing liabilities increased by $146.7 million or 31.3%, due primarily to deposits generated by our de novo branches and our acquisition of the Kansas banking operation. Notwithstanding the increase in the average balance of liabilities, successive interest rate reductions during the period more than compensated for the increase in average balance, with the average yield on interest-bearing liabilities declining by 178 basis points over the period, from 5.41% to 3.63%. We funded our asset growth during this period primarily by growth in deposits, primarily certificates of deposit, but also with transaction accounts. Average deposits increased by $142.8 million or 39.2%. We also increased the amount drawn on our note payable during the period, which increased by $7.8 million or 83.3% to fund our acquisition of the Kansas banking operation. FHLB advances remained relatively stable during the period, increasing by $1.3 million or 1.2%.

        Total interest expense decreased by $1.4 million or 5.2% during the year ended December 31, 2001 over 2000, from $27.2 million to $25.8 million, and increased by $2.7 million or 11.0% during the year ended December 31, 2000 over 1999, from $24.5 million to $27.2 million. During 2001, we funded our growth primarily with deposits, with average increases of $64.8 million or 18.0%. The increase in deposits replaced reverse repurchase agreements, the average balance of which declined from $42.0 million for 2000 to $108,000 for 2001 and $1.1 million for the six months ended June 30, 2002. In addition, the average rate paid on deposits declined from 5.24% to 4.79% during the year. During 2000, the increase in interest expense was attributable primarily to a 59 basis point increase in the average rate paid on deposits, from 4.65% to 5.24%, while the average balance of interest bearing liabilities increased by $1.7 million or 0.4%. We funded our growth during this period primarily through an increase in FHLB advances, which increased by $24.0 million or 29.3%, while interest bearing deposits declined by $22.8 million or 6.4%. We chose to fund this growth with short-term FHLB advances due to the rates that were otherwise available on deposits of a similar term.

        Provision for Loan Losses. We established provisions for loan losses of $275,000 and $1,000 during the six months ended June 30, 2002 and 2001, and $1,000, $42,000 and $155,000 during the years ended December 31, 2001, 2000 and
1999, respectively. We also acquired $600,000 in additional allowance for loan losses in connection with our acquisition of our Kansas banking operation in 2001. Provisions for loan losses are charged to income to bring our allowance for loan losses to a level deemed appropriate by management based on the factors discussed under "Business-Asset Quality-Allowance for Loan Losses." Our provision for the six months ended June 30, 2002 was affected by higher levels of criticized assets, and the increasing levels of nonaccrual loans, from $497,000 at December 31, 2001 to $1.9 million at June 30, 2002. In addition, we have increased our allowance for loan losses as we have increased our commercial real estate and commercial and industrial loan portfolios.

        Other Income. Total other income has fluctuated over the periods presented, due to our management of our securities portfolio, which is intended to enhance both net interest income as well as other income by capitalizing on changes in option-adjusted spreads.

        The following table sets forth information regarding other income for the periods shown.

                                                   SIX MONTHS ENDED
                                                        JUNE 30,             YEAR ENDED DECEMBER 31,
                                                  -------------------    ------------------------------
                                                    2002        2001       2001       2000        1999
                                                  -------     -------    -------    -------     -------
                                                                      (IN THOUSANDS)

Income (loss) from trading account assets ....    $   (95)    $   726    $   436    $(2,754)    $  (555)
Gain on sale of deposits .....................          -           -          -      3,923           -
Gain (loss) on sale of loans .................          -          69         69       (601)          -
Other (1) ....................................        908         368        996        554       1,023
                                                  -------     -------    -------    -------     -------
      Total other income .....................    $   813     $ 1,163    $ 1,501    $ 1,122     $   468
                                                  =======     =======    =======    =======     =======

----------------

(1) Consists primarily of banking fee income such as service charges and fees on deposit accounts, fees from our trust and investment management services, and other miscellaneous fees.

        Our management's goal is to attempt to mitigate any change in the market value of our securities portfolio by the change in the market value of the interest rate contracts utilized by us to hedge our interest rate exposure. In addition, we attempt to report an overall gain with respect to our securities portfolio through the use of option-adjusted pricing analysis which we utilize in order to select securities with wider spreads for purchase, as compared to other similar securities available in the market, and as spreads tighten, to sell these securities for a gain, net of the gain or loss recognized with respect to related interest rate contracts.

        Total other income amounted to $813,000, a decline of $350,000 or 30.1% during the six months ended June 30, 2002 over the prior comparable period, due primarily to a $821,000 or 113.1% decrease in income from trading account assets, reflecting the reduction in our trading activities and the emphasis on holding investments in order to generate spread income, as well as no gains associated with the sale of loans compared to a gain of $69,000 during the 2001 period, which was partially offset by a $540,000 or 146.7% increase in miscellaneous other income, primarily attributable to fees generated from our core banking operations.

        Total other income amounted to $1.5 million, an increase of $379,000 or 33.8% during the year ended December 31, 2001 over 2000. During 2001, we recognized $436,000 in income from trading account assets, as compared to a $2.8 million loss during 2000. This increase in income from trading account assets reflected increases in the carrying values of our trading account assets, which was partially offset by decreases in the carrying values of our interest rate contracts. In addition, during 2001, other miscellaneous income, consisting primarily of income from our core banking services, increased by $442,000 or 79.8% over 2000, due principally to fees received in connection with the brokering of single-family loans to third party investors and increased other fee income. To a lesser extent, we had a $69,000 gain on sale of loans during 2001, compared to a loss of $601,000 during 2000, which was attributable to the relative market values on the loans sold. These increases were partially offset by a $3.9 million decrease in gain on sale of deposits. We recognized a $3.9 million gain on the sale of two branch offices during 2000.


        Total other income amounted to $1.1 million, an increase of $654,000 or 139.7% during the year ended December 31, 2000 over 1999. During 2000, a $2.8 million loss on trading assets was more than offset by a $3.9 million gain on sale of deposits, which related to our sale of branches and related deposits we had previously acquired in 1997. The loss we recognized from our trading account assets in 2000 reflected the decreases in the carrying values of our trading account assets, which were partially offset by increases in the carrying value of our interest rate contracts. In addition, miscellaneous other income decreased by $469,000 or 45.8% during 2000, due to a decrease in loan fees, a decline in loan origination fees, lower deposit related fees and a loss generated from Los Padres Bank's investment in Harrington Wealth Management Company. In contrast, during 1999, we incurred a loss on trading account assets of $555,000, which was more than offset by $1.0 million of miscellaneous other income attributable to an increase in loan fees from refinancings.


        Other Expenses. The following table sets forth certain information regarding other expenses for the periods shown.

                                         SIX MONTHS ENDED
                                             JUNE 30,             YEAR ENDED DECEMBER 31,
                                        ------------------    -----------------------------
                                          2002       2001       2001       2000       1999
                                        -------    -------    -------    -------    -------
                                                           (IN THOUSANDS)

Salaries and employee benefits .....    $ 3,941    $ 2,558    $ 5,444    $ 3,942    $ 4,064
Premises and equipment .............      1,022        764      1,631      1,357      1,503
Insurance premiums .................        122        143        250        278        269
Marketing ..........................        126         85        184        256        245
Computer services ..................        256        213        458        362        371
Consulting fees ....................        332        248        523        495        500
Office expenses and supplies .......        279        185        427        387        407
Other (1) ..........................        802        749      1,400      1,319      1,210
                                        -------    -------    -------    -------    -------
        Total other expenses .......    $ 6,880    $ 4,945    $10,317    $ 8,396    $ 8,569
                                        =======    =======    =======    =======    =======

----------------

(1) Consists primarily of professional fees, and other miscellaneous expenses.

        Total other expenses increased by $1.9 million or 39.1% during the six months ended June 30, 2002 over the prior comparable period in 2001, increased by $1.9 million or 22.9% during 2001 over 2000 and decreased marginally by $173,000 or 2.0% during 2000 over 1999. Increased expenses during the periods presented reflects our growth during the periods, as evidenced in the discussion of the major components of other expenses discussed below.

        The principal category of our other expenses is salaries and employee benefits, which increased by $1.4 million or 54.1% during the six months ended June 30, 2002, as compared to the same period in the prior year. Salaries and employee benefits increased by $1.5 million or 38.1% during 2001 and decreased by $122,000 or 3.0% in 2000. The increases during the six month period ended June 30, 2002 and 2001 over the prior comparable respective periods were primarily due to the hiring of additional employees in connection with the opening of new California branch offices in San Luis Obispo, California in January 2001 and Nipomo, California in July 2001 and the acquisition of our Kansas banking operation in November 2001, together with our general growth in operations. The decrease in such expenses during 2000 was due to the sale of Los Padres Bank's San Diego branch offices, which was partially offset by increased staffing of our commercial banking group.


        Premises and equipment expenses increased by $258,000 or 33.8% during the six months ended June 30, 2002, as compared to the same period in the prior year, increased by $274,000 or 20.2% during 2001 and decreased by $146,000 or 9.7% during 2000. The increase in premises and equipment expense during the six month period ended June 30, 2002 and 2001 over the prior comparable respective periods was primarily due to the branch openings and acquisition of our Kansas banking operation, while the decrease in 2000 was due to the sale of the San Diego branch offices.

        We have contracted with Smith Breeden to provide investment advisory services and interest rate risk analysis. Certain of our directors are also principals of Smith Breeden. See "Management - Certain Relationships and Related Transactions." The consulting fees paid by us to Smith Breeden during the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999, amounted to $159,000, $140,000, $295,000, $286,000 and $284,000.

        The increases in miscellaneous other expenses since 1999 reflect our growth over the periods.

        Income Taxes. We incurred income tax expense of $1.6 million, $1.4 million, $2.7 million, $2.0 million and $1.8 million, during the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999. The amount of our income tax expense is a function of the amount of our income before income taxes during the periods presented. Our effective tax rate amounted to 41.1%, 41.8%, 41.8%, 43.7%, and 43.0% during the six months ended June 30, 2002 and 2001, and the years ended December 31, 2001, 2000 and 1999.


CHANGES IN FINANCIAL CONDITION

           General. At June 30, 2002, our total assets amounted to $683.6 million, compared with $670.3 million at December 31, 2001 and $485.0 million at December 31, 2000. The increase in total assets during the periods was funded by increases in total liabilities, primarily deposits and borrowings, and increases in stockholders' equity. At June 30, 2002, our total liabilities amounted to $651.6 million, compared to $640.2 million at December 31, 2001 and $459.4 million at December 31, 2000.

           Cash and Cash Equivalents. Cash and cash equivalents, consisting of cash and due from banks and federal funds sold, amounted to $15.6 million at June 30, 2002, $11.1 million at December 31, 2001 and $13.3 million at December 31, 2000. We manage our cash and cash equivalents based upon our operating, investing and financing activities. We generally attempt to invest our excess liquidity into higher yielding assets such as loans or securities. See "-Liquidity and Capital Resources."

           Securities. In order to limit our credit risk exposure and to earn a positive interest rate spread, we maintain a significant portion of our assets in various types of securities, consisting primarily of investment grade mortgage-backed securities and collateralized mortgage obligations, or CMOs, and real estate mortgage investment conduits, or REMICs, which we collectively refer to as "mortgage-backed and related securities." Our securities portfolio also includes, to a lesser extent, U.S. Government securities. At June 30, 2002, our securities portfolio, which is comprised of securities classified as available for sale and held to maturity, amounted to $214.0 million or 31.3% of our total assets. Mortgage-backed and related securities, which are the principal components of our securities portfolio, often carry lower yields than traditional mortgage loans. These types of securities, however, generally increase the quality of our assets by virtue of the securities' underlying insurance or guarantees, require less capital under risk-based regulatory capital requirements than non-insured or non-guaranteed mortgage loans, are more liquid than individual mortgage loans, which enhances our ability to actively manage our portfolio, and may be used to collateralize borrowings or other obligations we incur.

           Securities classified as available for sale, which consist of mortgage-backed and related securities, amounted to $211.5 million at June 30, 2002, $181.6 million at December 31, 2001 and $47.4 million at December 31, 2000. The $29.9 million or 16.5% increase during the six months ended June 30, 2002 and the $134.2 million or 282.9% increase during 2001 were primarily due to favorable market opportunities for these securities. Securities classified as held to maturity, consisting of mortgage-backed and U.S. Government and agency securities, remained relatively stable at the end of the periods presented, amounting to $2.5 million at June 30, 2002, $2.6 million at December 31, 2001 and $2.7 million at December 31, 2000.

           Trading Account Assets. We also classify certain mortgage-backed and related securities and equity securities as trading securities in accordance with SFAS No. 115 and enter into interest rate contracts that do not qualify for hedge accounting treatment. These assets are collectively referred to as trading account assets. Trading account assets amounted to $2.1 million at June 30, 2002, $2.8 million at December 31, 2001 and $4.0 million at December 31, 2000. At June 30, 2002, of the $2.1 million of trading account assets, $1.9 million consisted of mortgage-backed and related securities, $132,000 consisted of equity securities and $8,000 consisted of interest rate contracts. The decrease in trading account assets since December 2000 reflects management's decision to reduce its trading portfolio and to hold substantially all of its securities in its available for sale portfolio, reflecting management's general intention of focusing on interest income from its securities portfolio as opposed to the generation of short-term gains on sale. This decision is evidenced by the decline in our securities trading since December 2000.

           Loans Receivable. At June 30, 2002, loans receivable, net of our allowance for loan losses, amounted to $431.4 million or 63.1% of total assets, as compared to $449.7 million or 67.1% of total assets at December 31, 2001 and $395.5 million or 81.6% of total assets at December 31, 2000. The $18.3 million or 4.1% decline in the portfolio at June 30, 2002, compared to December 31, 2001, was due to accelerated prepayments of fixed rate commercial real estate and single-family mortgage loans and Los Padres Bank's strategy to broker for third parties substantially all new single-family mortgage originations in order to generate fee income. During 2001, net loans receivable increased significantly by $54.2 million or 13.7% from December 31, 2000. The increase was due to the acquisition of $69.9 million of loans in connection with the acquisition of Harrington Bank FSB's Kansas banking operation.

           Allowance for Loan Losses. At June 30, 2002, our allowance for loan losses totaled $4.0 million, compared to $3.7 million at December 31, 2001 and $3.2 million at December 31, 2000. At June 30, 2002, our allowance for loan losses represented approximately 0.92% of the total loan portfolio and 214.95% of total non-performing and troubled debt restructurings loans, as compared to 0.83% and 751.7% at December 31, 2001 and 0.79% and 93.69% at December 31, 2000.
The increase in our allowance for loan losses during the periods presented reflects the growing percentage of commercial loans that we hold in our portfolio which entail a higher degree of risk. The allowance for loan losses is established through provisions based on our management's evaluation of the risks inherent in our loan portfolio and the real estate economies in the markets in which we operate. See "Business-Asset Quality-Allowance for Loan Losses."

           Prepaid Expenses and Other Assets. At June 30, 2002, prepaid expenses and other assets amounted to $1.6 million, as compared to $1.9 million as of December 31, 2001 and $8.8 million as of December 31, 2000. The decrease in prepaid expenses and other assets since December 31, 2000 reflected a $6.9 million receivable relating to the sale of a mortgage-backed security that was paid subsequent to December 31, 2000.

           Deposits. At June 30, 2002, deposits totaled $505.4 million, as compared to $520.9 million as of December 31, 2001, and $355.7 million as of December 31, 2000. The $15.5 million or 3.0% decline in total deposits during the six months ended June 30, 2002 was due to management's strategy to reduce our deposit pricing and allow the resulting reductions in higher cost deposits to be replaced with FHLB advances. During 2001, we acquired $74.4 million of deposits in connection with our acquisition of the Kansas banking operation. We attempt to manage our overall funding costs by evaluating all potential sources of funds, including retail deposits and short and long-term borrowings, and identifying which particular source will result in an all-in cost to us that meets our funding benchmark. At the same time, Los Padres Bank has attempted to price the deposits offered through its branch system in order to promote retail deposit growth and offer a wide array of deposit products to satisfy its customers. In addition to providing a cost-efficient funding source, these retail deposits provide a source of fee income and the ability to cross-sell other products or services.

           Borrowings. Advances from the FHLB of San Francisco amounted to $123.4 million at June 30, 2002, $96.4 million at December 31, 2001 and $91.0 million as of December 31, 2000. The increase in FHLB advances since 2000 was due to our increased utilization of such borrowings to fund our growth in securities and loans. At June 30, 2002, our FHLB advances had a weighted average interest rate of 4.23%, as compared to 4.82% at December 31, 2001 and 6.28% at December 31, 2000. Our outstanding FHLB advances have maturities ranging from 2002 to 2010.

           We have a loan facility from two banks consisting of a revolving line of credit. We are currently permitted to borrow up to $25.0 million under the line of credit, which decreases to 21.875 million from September 2005 through September 2006 and further decreases to $18.75 million from September 2006 through September 30, 2007, $18.0 million at December 31, 2001 and $9.0 million at December 31, 2000. Proceeds from the note payable have been contributed to Los Padres Bank in order to increase Los Padres Bank's capital and working capital, thereby permitting us to increase Los Padres Bank's originations of loans and purchases of mortgage-backed and related securities. The loan facility is secured by Los Padres Bank's common stock. We also have certain restrictive debt covenants pursuant to this loan facility. See "Business - Sources of Funds
- Borrowings."

           Stockholders' Equity. Our stockholders' equity amounted to $32.0 million at June 30, 2002, an increase of $1.9 million, and increased by $4.6 million to $30.1 million at December 31, 2001, from $25.6 million at December 31, 2000. These increases reflect our increasing profitability and were primarily due to net income recognized during the periods presented. Our stockholders' equity was also affected by unrealized gains and losses on securities and interest rate contracts, dividends paid on our common stock and the exercise of stock options.

ASSET AND LIABILITY MANAGEMENT

        In general, financial institutions are negatively affected by an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of savings institutions have historically emphasized the origination of long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits, which largely mature or are subject to repricing within a shorter period of time. This factor has historically caused the income and market value of portfolio equity, or MVPE, of savings institutions to be more volatile than other financial institutions.

        MVPE is defined as the net present value of the cash flows from an institution's existing assets, liabilities and off-balance sheet instruments. The MVPE is estimated by valuing our assets, liabilities and off-balance sheet instruments under various interest rate scenarios. The extent to which assets gain or lose value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market value basis. MVPE analysis is intended to evaluate the impact of immediate and sustained interest rate shifts of the current yield curve upon the market value of the current balance sheet. While having liabilities that reprice more frequently than assets is generally beneficial to net interest income and MVPE in times of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

        Our management believes that its asset and liability management strategy, as discussed below, provides us with a competitive advantage over other financial institutions. We believe that our ability to hedge our interest rate exposure through the use of various interest rate contracts provides us with the flexibility to acquire loans structured to meet our customer's preferences and investments that provide attractive net risk-adjusted spreads, regardless of whether the customer's loan or our investment is fixed-rate or adjustable-rate or short-term or long-term. Similarly, we can choose a cost-effective source of funds and subsequently engage in an interest rate swap or other hedging transaction so that the interest rate sensitivities of our interest-earning assets and interest-bearing liabilities are more closely matched.


         Our asset and liability management strategy is formulated and monitored by the board of directors of Los Padres Bank. The Board's written policies and procedures are implemented by the Asset and Liability Committee of Los Padres Bank, or ALCO, which is comprised of Los Padres Bank's chief executive officer, president, chief financial officer, controller and four non-employee directors of Los Padres Bank. The ALCO meets at least eight times a year to review the sensitivity of Los Padres Bank's assets and liabilities to interest rate changes, investment opportunities, the performance of the investment portfolios, and prior purchase and sale activity of securities. The ALCO also provides guidance to management on reducing interest rate risk and on investment strategy and retail pricing and funding decisions with respect to Los Padres Bank's overall asset and liability composition. The ALCO reviews Los Padres Bank's liquidity, cash flow needs, interest rate sensitivity of investments, deposits and borrowings, core deposit activity, current market conditions and interest rates on both a local and national level in connection with fulfilling its responsibilities.


        Smith Breeden provides consulting services to us regarding, among other things, the selection of our investments and borrowings, the pricing of loans and deposits, and the use of various interest rate contracts to reduce interest rate risk. Smith Breeden is a consulting firm which renders investment advice and asset and liability management service to financial institutions, corporate and government agencies nationally. Certain of our directors are principals of Smith Breeden. See "Management-Certain Relationships and Related Transactions."


         The ALCO regularly reviews interest rate risk by utilizing analyses prepared by Smith Breeden with respect to the impact of alternative interest rate scenarios on net interest income and on Los Padres Bank's MVPE. The Asset and Liability Committee also reviews analyses prepared by Smith Breeden concerning the impact of changing market volatility, prepayment forecast error, and changes in option-adjusted spreads and non-parallel yield curve shifts.


        In the absence of our hedging activities, our MVPE would decline as a result of a general increase in market rates of interest. This decline would be due to the market values of our assets being more sensitive to interest rate fluctuations than are the market values of our liabilities due to our investment in and origination of generally longer-term assets which are funded with shorter-term liabilities. Consequently, the elasticity (i.e., the change in the market value of an asset or liability as a result of a change in interest rates) of our assets is greater than the elasticity of our liabilities.

        Accordingly, the primary goal of our asset and liability management policy is to effectively increase the elasticity of our liabilities and/or effectively contract the elasticity of our assets so that the respective elasticities are matched as closely as possible. This elasticity adjustment can be accomplished internally by restructuring our balance sheet or externally by adjusting the elasticities of our assets and/or liabilities through the use of interest rate contracts. Our strategy is to hedge either internally through the use of longer-term certificates of deposit or less sensitive transaction deposits and FHLB advances or externally through the use of various interest rate contracts.

        External hedging generally involves the use of interest rate swaps, caps, floors, options and futures. The notional amount of interest rate contracts represents the underlying amount on which periodic cash flows are calculated and exchanged between counterparties. However, this notional amount does not necessarily represent the principal amount of securities which would effectively be hedged by that interest rate contract.

        In selecting the type and amount of interest rate contract to utilize, we compare the elasticity of a particular contract to that of the securities to be hedged. An interest rate contract with the appropriate offsetting elasticity could have a notional amount much greater than the face amount of the securities being hedged.

        We adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. SFAS No. 133 requires that an entity recognize all interest rate contracts as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, an interest rate contract may be specifically designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure. The accounting for changes in the fair value of an interest rate contract (that is, gains and losses) depends on the intended use of the interest rate contract and the resulting designation. To qualify for hedge accounting, we must show that, at the inception of the interest rate contracts and on an ongoing basis, the changes in the fair value of the interest rate contracts are expected to be highly effective in offsetting related changes in the cash flows of the hedged liabilities. We have entered into various interest rate swaps for the purpose of hedging certain of our short-term liabilities. These interest rate swaps qualify for hedge accounting. Accordingly, the effective portion of the accumulated change in the fair value of the cash flow hedges is recorded in a separate component of stockholders' equity, net of tax, while the ineffective portion is recognized in earnings immediately. We have also entered into various interest rate swaps which hedge a portion of our securities portfolio. These swaps do not qualify for hedge accounting treatment and are included in the trading account assets and are reported at fair value with realized and unrealized gains and losses on these instruments recognized in income (loss) from trading account assets.

        An interest rate swap is an agreement where one party agrees to pay a fixed rate of interest on a notional principal amount to a second party in exchange for receiving from the second party a variable rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. These swaps are generally utilized by us to synthetically convert floating-rate deposits and borrowings into fixed-rate liabilities or convert fixed-rate assets into adjustable-rate instruments, in either case without having to sell or transfer the underlying liabilities or assets.


        At June 30, 2002, we held interest rate swaps which are utilized to hedge liabilities and which qualify for hedge accounting pursuant to SFAS No. 133 and are included in other assets or other liabilities. These swap agreements had an aggregate notional amount of $40.0 million and maturities from February 2004 to December 2010. With respect to these agreements, we make fixed rate payments ranging from 5.27% to 6.29% and receive payments based upon three-month LIBOR. These fixed-pay swaps, in addition to certain cap agreements, are used to effectively modify the interest rate sensitivity of a portion of Los Padres Bank's short-term LIBOR correlated borrowings which include short-term deposits, securities sold under agreements to repurchase and FHLB advances.


        The income (expense) relating to these swaps was $713,000, $26,000, $528,000, $(205,000), and $(77,000) during the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000, and 1999, respectively. This income (expense) is netted against interest expense on FHLB advances in our consolidated statements of earnings. The approximate net market value of these interest rate swaps was $(2.2) million, $(1.1) and million and $325,000 as of June 30, 2002 and December 31, 2001 and 2000, respectively. Effective as of January 1, 2001, these gains and losses are reflected as a separate component in stockholders' equity. Prior to such date, these gains and losses were not reflected on our statement of financial condition.

        At June 30, 2002, we did not hold any interest rate swaps as trading account assets, except for certain interest rate swaps that we utilize in order to enhance our returns and not for the purpose of interest rate risk management. For information regarding these swaps, which we refer to as "total return swaps," see "Business-Investment Activities-Trading Account Assets and Other Securities."

        An interest rate cap or an interest rate floor consists of a guarantee given by the issuer (i.e., a broker) to the purchaser (i.e., us), in exchange for the payment of a premium. This guarantee states that if interest rates rise above (in the case of a cap) or fall below (in the case of a floor) a specified rate on a specified interest rate index, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on a notional principal amount. No funds are actually borrowed or repaid.


        At June 30, 2002, we did not have any interest rate caps or floors which qualify for hedge accounting pursuant to SFAS No. 133. Such caps are sometimes used to effectively modify the interest rate sensitivity of a portion of Los Padres Bank's short-term LIBOR correlated liabilities, which include short-term deposits, securities sold under agreements to repurchase and FHLB advances. The aggregate net interest expense (income) related to such interest rate caps and floors was $(10,000), $(10,000), $(20,000), $193,000 and $789,000 for the six
months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000, and 1999, respectively. The approximate market value of the caps and floors was $0, $0, $0 and $2.1 million at June 30, 2002 and December 31, 2001, 2000, and
1999, respectively.


        At June 30, 2002, we did not have any caps or floors in our trading portfolio. The aggregate net expense (income) relating to our interest rate caps and floors held in the trading portfolio was $0, $0, $0, $57,000 and $(254,000) during the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999, respectively. The approximate market value of our interest rate caps and floors which are maintained in the trading portfolio was $0 as of June 30, 2002 and December 31, 2001, and 2000.

        Interest rate futures are commitments to either purchase or sell designated instruments at a future date for a specified price. Futures contracts are generally traded on an exchange, are marked-to-market daily and are subject to initial and maintenance margin requirements. We generally use 91-day Eurodollar certificates of deposit contracts ("Eurodollar futures contracts") which are priced off LIBOR as well as Treasury Note and Bond futures contracts. We will from time to time agree to sell a specified number of contracts at a specified date. To close out a contract, we will enter into an offsetting position to the original transaction.

        If interest rates rise, the value of our short futures positions increase. Consequently, sales of futures contracts serve as a hedge against rising interest rates. At June 30, 2002, we did not have any futures contracts. We had total gains (losses) on our futures contracts of $(97,000), $(62,000), $(291,000), $(6.9) million and $9.0 million for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000, and 1999, respectively.

        Options are contracts which grant the purchaser the right to buy or sell the underlying asset by a certain date for a specified price. Generally, we will purchase options on financial futures to hedge the changing elasticity exhibited by mortgage loans and mortgage-backed securities. The changing elasticity results from the ability of a borrower to prepay a mortgage or caps and floors on the underlying loans. As market interest rates decline, borrowers are more likely to prepay their mortgages, shortening the elasticity of the mortgages. Consequently, where interest rates are declining, the value of mortgage loans or mortgage-backed securities will increase at a slower rate than would be expected if borrowers did not have the ability to prepay their mortgage.

        At June 30, 2002, we did not have any purchased options contracts in our portfolio, and we did not incur any net expense relating to purchased options contracts during the six months ended June 30, 2002 or 2001 or the years ended December 31, 2001 and 2000.


        We are subject to the risk that our counterparties with respect to various interest rate contracts may default at or prior to maturity of a particular instrument. In such a case, we might be unable to recover any unrealized gains with respect to a particular contract. To reduce this potential risk, we generally deal with large, established investment brokerage firms when entering into these transactions. In addition, we have a policy whereby we limit our unsecured exposure to any one counterparty to 25% of Los Padres Bank's equity during any two-month period and 35% of Los Padres Bank's equity during any one-month period.


        The OTS requires each thrift institution to calculate the estimated change in the institution's MVPE assuming an instantaneous, parallel shift in the Treasury yield curve of 100 to 300 basis points either up or down in 100 basis point increments. The OTS permits institutions to perform this MVPE analysis using their own internal model based upon reasonable assumptions. Smith Breeden assists us in performing the required calculation of the sensitivity of our market value to changes in interest rates.

        In estimating the market value of mortgage loans and mortgage-backed securities, we utilize various prepayment assumptions which vary, in accordance with historical experience, based upon the term, interest rate and other factors with respect to the underlying loans. At June 30, 2002, these prepayment assumptions varied from 15% to 65% for fixed-rate mortgages and mortgage-backed securities and varied from 15% to 23% for adjustable-rate mortgages and mortgage-backed securities.


        The following table sets forth at June 30, 2002 the estimated sensitivity of Los Padres Bank's MVPE to parallel yield curve shifts using our internal market value calculation. The table demonstrates the sensitivity of our assets and liabilities both before and after the inclusion of our interest rate contracts.



                                                                    CHANGE IN INTEREST RATES (IN BASIS POINTS)(1)
                                             ------------------------------------------------------------------------------------
                                               -300          -200          -100        -       +100          +200          +300
                                             --------      --------      --------            --------      --------      --------
                                                                            (DOLLARS IN THOUSANDS)

Market value gain (loss) in assets ........  $ 20,382      $ 14,663      $  7,943      --    ($11,308)     ($25,692)     ($40,813)
Market value gain (loss) of liabilities ...   (18,364)      (13,344)       (6,831)     --       7,087        14,443        22,028
                                             --------      --------      --------            --------      --------      --------
Market value gain (loss) of net assets
    before interest rate contracts ........     2,018         1,319         1,112      --      (4,221)      (11,249)      (18,785)
Market value gain (loss) of interest
    rate contracts ........................    (7,410)       (4,742)       (2,279)     --       2,120         4,095         5,934
                                             --------      --------      --------            --------      --------      --------

Total change in MVPE(2) ...................  ($ 5,392)     ($ 3,423)     ($ 1,167)     --    ($ 2,101)     ($ 7,154)     ($12,851)
                                             ========      ========      ========            ========      ========      ========

Change in MVPE as a percent of:
    MVPE(2) ...............................     (9.13)%       (5.79)%       (1.97)%    --       (3.56)%      (12.11)%      (21.75)%
    Total assets of Los Padres Bank .......     (0.79)%       (0.50)%       (0.17)%    --       (0.31)%       (1.05)%       (1.88)%


        ----------------
        (1) Assumes an instantaneous parallel change in interest rates at all maturities.
        (2)     Based on our pre-tax MVPE of $59.1 million at June 30, 2002.

        The table set forth above does not purport to show the impact of interest rate changes on our equity under generally accepted accounting principles. Market value changes only impact our income statement or the balance sheet to the extent the affected instruments are marked to market, and over the life of the instruments as an impact on recorded yields.

LIQUIDITY AND CAPITAL RESOURCES


        Liquidity. The liquidity of the Los Padres Bank, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities), investments and qualifying mortgage-backed securities to the sum of total deposits plus borrowings payable within one year, was 6.79% at June 30, 2002. At June 30, 2002, Los Padres Bank's "liquid" assets totaled approximately $25.3 million.



        Our liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities. Our primary sources of internal liquidity consist of deposits, prepayments and maturities of outstanding loans and mortgage-backed and related securities, maturities of short-term investments, sales of mortgage-backed and related securities and funds provided from operations. While scheduled loan and mortgage-backed and related securities amortization and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Our external sources of liquidity consist of borrowings, primarily advances from the FHLB of San Francisco and a revolving line of credit loan facility which we maintain with two banks. At June 30, 2002, we had $123.4 million in FHLB advances and we had $115.7 million of additional borrowing capacity with the FHLB of San Francisco. At June 30, 2002, our note payable under the revolving line of credit amounted to $16.6 million and we had $8.4 million of additional borrowing capacity under this loan facility. The revolving line of credit agreement contains various restrictive covenants and requires us to comply with specified financial ratios and tests, including a minimum ratio of non-performing assets to initial stockholders' equity plus loan loss reserves, minimum regulatory capital requirements that are consistent with current requirements for being classified as "well capitalized," a minimum loan to value ratio and a minimum core profitability requirement. Management believes that as of June 30, 2002, it was in compliance with all of such covenants and restrictions and does not anticipate that such covenants and restrictions will limit our operations. For additional information, see "Business-Borrowings."



        Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally used to pay down short-term borrowings. On a longer-term basis, we maintain a strategy of investing in various mortgage-backed and related securities and loans as described in greater detail under "Business - Investment Activities." We use our sources of funds primarily to meet our ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and related securities as well as certain other investments. At June 30, 2002, the total approved loan commitments outstanding amounted to $38.9 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2002 totaled $298.1 million and borrowings that are scheduled to mature within the same period amounted to $48.4 million. We believe that we have adequate resources to fund all of our commitments and that we could either adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments or replace such deposits with advances from the FHLB of San Francisco if it proved to be cost-effective to do so.


        A substantial source of our income from which we service our debt, pay our obligations and from which we can pay dividends is the receipt of dividends from Los Padres Bank. The availability of dividends from Los Padres Bank is limited by various statutes and regulations. See "Regulation - Regulation of Los Padres Bank. Capital Distributions." At June 30, 2002, Los Padres Bank was permitted to pay up to $1.8 million of dividends to us. In order to make such dividend payment, Los Padres Bank is required to provide 30 days advance notice to the OTS, during which time the OTS may object to such dividend payment. It is possible, depending upon the financial condition of Los Padres Bank, and other factors, that the OTS could object to the payment of dividends by Los Padres Bank on the basis that the payment of such dividends is an unsafe or unsound practice. In addition, we are also subject to restrictions on our ability to pay dividends under our revolving loan facility. See "Trading History and Dividend Policy." In the event Los Padres Bank is unable to pay dividends to us, we may not be able to service our debt, pay our obligations or pay dividends on our common stock.



        Capital Resources. Federally insured savings institutions such as Los Padres Bank are required to maintain minimum levels of regulatory capital. In addition, due to our business strategy which has concentrated on growth, a shift in our lending focus to more commercial lending and the size of our securities portfolios, we have agreed with the OTS that Los Padres Bank will maintain a total risk-based capital ratio and a leverage capital ratio of at least 11% and 6%, respectively, which is in excess of the OTS' minimum regulatory requirements. Management does not believe that Los Padres Bank's agreement with the OTS to maintain increased ratios of total risk-based and leverage capital will limit or restrict our operations. See "Regulation-Regulation of Los Padres Bank-Regulatory Capital Requirements and Prompt Corrective Action."

         The following table reflects Los Padres Bank's actual levels of regulatory capital and applicable regulatory capital requirements at June 30, 2002.



                                            REQUIRED (1)              ACTUAL                   EXCESS
                                      -------------------      ------------------       -------------------
                                      PERCENT      AMOUNT      PERCENT     AMOUNT       PERCENT      AMOUNT
                                      -------      ------      -------     ------       -------      ------
                                                             (DOLLARS IN THOUSANDS)

Tangible capital (2) ...........        1.50%     $10,126        6.26%     $42,256        4.76%     $32,130
Tier 1 leverage capital (2) ....        4.00       27,003        6.26       42,256        2.26       15,253
Risk-based capital (2) .........        8.00       30,458       12.14       46,217        4.14       15,759


----------------


(1) Does not reflect the increased total risk-based capital ratio and leverage capital ratio that Los Padres Bank has agreed with the OTS that it will maintain. Los Padres Bank has agreed with the OTS that it will maintain a total risk-based capital ratio of 11%, or $41.9 million at June 30, 2002, and a leverage capital ratio of 6%, or $40.5 million at June 30, 2002. At June 30, 2002, Los Padres Bank was $4.3 million in excess of its increased total risk-based capital ratio and $1.8 million in excess of its increased leverage capital ratio.


(2) Tangible and Tier 1 leverage (or core) capital are computed as a percentage of adjusted total assets of $675.1 million. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $380.7 million.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

        The following tables present our contractual cash obligations and commercial commitments as of June 30, 2002.

                                                                    PAYMENT DUE PERIOD
                                                    -------------------------------------------------
                                                    LESS THAN      TWO TO       FOUR TO       AFTER
                                          TOTAL      ONE YEAR   THREE YEARS   FIVE YEARS   FIVE YEARS
                                        --------     --------   -----------   ----------   ----------
                                                              (IN THOUSANDS)

Contractual cash obligations:
      Certificates of deposit .....     $353,372     $298,084     $ 42,404     $ 12,743     $    141
      FHLB advances ...............      123,403       48,403       55,000           --       20,000
      Note payable ................       16,600           --       16,600           --           --
                                        --------     --------     --------     --------     --------
        Total contractual cash
           obligations ............     $493,375     $346,487     $114,004     $ 12,743     $ 20,141
                                        ========     ========     ========     ========     ========


                                                                    AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                                                   ----------------------------------------------
                                                        UNFUNDED   LESS THAN    ONE TO     FOUR TO       AFTER
                                                      COMMITMENTS  ONE YEAR  THREE YEARS  FIVE YEARS   FIVE YEARS
                                                      -----------  --------  -----------  ----------   ----------
                                                                             (IN THOUSANDS)

Commitments:
    Commercial lines of credit ....................     $13,278     $10,435     $ 1,201     $ 1,642     $    --
    Consumer lines of credit(1) ...................       8,634       1,055          --          --       7,579
    Undisbursed portion of loans in process .......      16,578      14,931       1,647          --          --
    Letters of credit .............................         381         381          --          --          --
                                                        -------     -------     -------     -------     -------
         Total commitments ........................     $38,871     $26,802     $ 2,848     $ 1,642     $ 7,579
                                                        =======     =======     =======     =======     =======

----------------
(1) Lines of credit with no stated maturity date are included in commitments for less than one year.

INFLATION AND CHANGING PRICES

        Our consolidated financial statements and related data presented in this prospectus have been prepared in accordance with accounting principles generally accepted in the U.S., which require the measurement of financial position and operating results in terms of historical dollars (except with respect to securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS

        In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations completed after June 30, 2001 and also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires recognized intangible assets to be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, as replaced by SFAS No. 144. Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead must be tested for impairment until its life is determined to no longer be indefinite. We adopted the new rules on accounting for goodwill and other intangible assets on January 1, 2002.

        Furthermore, in connection with the required transitional impairment evaluation, SFAS No. 142 requires us to perform an assessment of whether there was an indication that goodwill was impaired as of January 1, 2002. The transitional assessment consists of the following steps: (1) identify our reporting units, (2) determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets to those reporting units, and (3) determine the fair value of each reporting unit. The transitional goodwill impairment test was completed during the six months ended June 30, 2002. No transitional impairment loss was recorded as a result of adopting this standard.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements including: rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect and amended SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of SFAS No. 4 encouraged. We do not expect the adoption of this Statement to have a material impact on our financial position or results of operations.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force ("EITF") Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost is defined in EITF-94-3 was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. We intend to adopt the provisions of SFAS No. 146 for exit or disposal activities that are initiated after December 31, 2002.

                                    BUSINESS

GENERAL


        We are the holding company for Los Padres Bank, a federally chartered savings bank with ten full-service offices, nine of which are located on the central coast of California and one of which is located in the Kansas City metropolitan area. We operate our Kansas banking operation as a division of Los Padres Bank under the name Harrington Bank. We plan to open a banking office in the Phoenix/Scottsdale metropolitan area and commence operations of a joint venture with the largest RE/MAX franchise in such metropolitan area in the fourth quarter of 2002, through a mortgage company we have formed. We also operate Harrington Wealth Management Company, a subsidiary of Los Padres Bank. Harrington Wealth Management Company provides trust and investment management services to individuals and small institutional clients using a customized investment allocation approach and low fee, indexed mutual funds. At June 30, 2002, we had consolidated total assets of $683.6 million, total deposits of $506.8 million and stockholders' equity of $32.0 million.

        Los Padres Bank was originally organized in 1983 as a California-licensed savings association under the name "Santa Ynez Valley Savings and Loan Association" and converted to a federally chartered savings bank in 1993. We completed our acquisition of the Los Padres Bank in April 1996. In 1997, we acquired all the assets and liabilities of a bank in San Diego, California, which contributed two branches, $79 million in assets and $71 million in deposits. In November 1997, we acquired two branches in Solvang and Qiai, California with over $49 million in deposits from another financial institution. In February 2000, we sold the two branches and deposits associated with the 1997 acquisition. In December 1997, we opened an office in Buellton, California to further service the Santa Ynez Valley, which had $16.1 million of deposits at June 30, 2002. In February 1999, we opened an office in Goleta, California, which had $19.8 million of deposits at June 30, 2002. In January and July 2001, Los Padres Bank opened full-serving banking facilities in San Luis Obispo and Nipomo, California. These new operations collectively had $26.5 million of deposits at June 30, 2002. Finally in November 2001, we successfully acquired the Kansas banking operation of Harrington Bank, FSB and full ownership of Harrington Wealth Management Company. The Kansas branch acquisition, contributed $69.9 million in loans and $74.4 million in deposits. We anticipate opening a second office in Kansas in mid 2003 and a new office in the Phoenix/Scottsdale metropolitan area in the fourth quarter of 2002.


        Our goal is to continue to enhance our franchise value and earnings through controlled growth in our banking operations, while maintaining the combination of community-oriented customer service and sophisticated centralized financial management that have characterized our success to date. Our strategy for achieving this goal is:

        - Hiring Experienced Employees With A Customer Service Focus. We provide personalized service and relationship banking to our customers. Our ability to continue to attract and retain banking professionals with significant experience in and knowledge of our markets who share our customer service philosophy is key to our success. By offering quick decision making in the delivery of banking products and services, offering customized products where appropriate, and providing customer access to our senior managers, we distinguish ourselves from larger, regional banks operating in our market areas, while our larger capital base and product mix enable us to compete effectively against smaller community banks.

        - Expanding Our Product Offerings. We will diversify our loan portfolio by continuing to grow our commercial and industrial business lines, while still providing high quality loan products for single-family and multi-family residential borrowers. We also intend to selectively add additional products to provide diversification of revenue sources and to capture our customer's full relationship. As part of this strategy, we are focused on increasing our deposit and loan fees and further developing our wholesale banking activities that provide single-family loan originations for other lenders. We intend to continue to expand the wealth management area of our business by cross selling our trust and investment products and services to our customers through Harrington Wealth Management Company. We offer a wide range of financial instruments and services, including low fee indexed mutual funds, personal trusts, investment management, custody, estates, guardianships, land trusts, and retirement plan services.

        - Strategic Expansion. We will continue to expand our branch network through de novo office openings in all of our markets. We expect to open an office in the Phoenix/Scottsdale market in the fourth quarter of 2002 and a second office in the Kansas City metropolitan area in mid 2003. These openings are intended to capitalize on the opportunities these markets present to us, with a view to continued growth in both of these markets. We believe that our centralized underwriting, administration and treasury functions should enable us to increase operating efficiencies over time. Acquisitions have played an integral role in our past growth. We are committed to exploring opportunistic controlled expansion of our franchise through strategic acquisitions designed to increase our market share and branch office locations. We believe that continued development of the Los Padres and Harrington franchises will provide us with additional profits over time and enhance our market and franchise value.

        - Using Financial Management Techniques to Manage Our Interest Rate Risk and Enhance our Profitability. We deploy our excess capital in a portfolio of highly liquid mortgage backed and related securities until we are able to reinvest these assets into loans or other community banking assets. Our securities portfolio is funded primarily by deposits and borrowings and is managed to a short duration with the intention of creating additional income and improving our return on equity. The interest rate sensitivity of our investments, loans and funding sources is reduced using various interest rate contracts, including interest rate swaps, caps and floors and exchange-traded futures and options. In selecting mortgage-backed and related securities for our portfolio and in pricing our loans, we employ option-adjusted spread pricing analysis to ascertain the net risk-adjusted spread expected to be earned on the various investments and loans. This analysis considers the interest rate, prepayment, credit and liquidity risks in an investment or loan, and we seek to select securities and loans with the highest spread over funding costs after covering the expected costs of the embedded risks. In this manner, our portfolio can enhance our profitability through interest earned on these securities over our funding costs and through possible gains as a result of price changes net of hedging activities.

LENDING ACTIVITIES


        General. At June 30, 2002, Los Padres Bank's net loan portfolio totaled $431.4 million, representing approximately 63.1% of our $683.6 million of total assets at the date. Los Padres Bank's primary focus with respect to its lending operations has historically been the direct origination of single-family residential, multi-family residential and commercial real estate loans. While we continue to emphasize single-family residential loans products that meet our customer's needs, we now generally broker such loans on behalf of third party investors in order to generate fee income and have been increasing our emphasis on loans secured by commercial real estate and commercial and industrial loans. We also offer multi-family residential loans, construction loans secured by both residential and commercial properties and consumer loans.


        The risks associated with mortgage lending are well-defined and controllable. Credit risk is controlled through the adherence, with few exceptions, to secondary market underwriting guidelines. We rely on our internal credit approval and administrative process to originate loans as well as our internal asset review process which oversees our loan quality in order to ensure that our underwriting standards are maintained. We believe that the low level of our non-performing assets is evidence of our adherence to our underwriting guidelines. See "-Asset Quality-Non-Performing Assets." Market risk is controlled by our approach to pricing and by regular monitoring and management of the institution's overall sensitivity to interest rate changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Asset and Liability Management."


        As a federally chartered savings institution, Los Padres Bank has general authority to originate and purchase loans secured by real estate located throughout the United States. Despite this nationwide lending authority, we estimate that at June 30, 2002, substantially all of the loans in Los Padres Bank's portfolio are secured by properties located or made to customers residing in each of our primary market areas located in the California central coast and the Kansas City metropolitan area.

        The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

                                                                                                DECEMBER 31,
                                                     JUNE 30,             -----------------------------------------------------
                                                       2002                        2001                          2000
                                             ------------------------     ------------------------     ------------------------
                                               AMOUNT        PERCENT        AMOUNT       PERCENT         AMOUNT        PERCENT
                                             ----------    ----------     ----------    ----------     ----------    ----------
                                                                           (DOLLARS IN THOUSANDS)
Real estate loans:
   Single-family .......................     $  133,157          30.6%    $  156,150          34.5%    $  200,373          50.2%
   Multi-family ........................         70,531          16.2         69,584          15.4         66,005          16.6
   Commercial ..........................        152,358          35.0        156,431          34.5        108,820          27.3
   Construction(1) .....................         26,997           6.2         20,235           4.5         13,079           3.3
   Land acquisition and development ....          6,800           1.6          7,889           1.7          2,511           0.6
Commercial and industrial loans ........         31,078           7.1         30,838           6.8          3,969           1.0
Consumer loans .........................         13,746           3.2         11,107           2.5          3,265           0.8
Other loans (2) ........................            511           0.1            539           0.1            753           0.2
                                             ----------    ----------     ----------    ----------     ----------    ----------
        Total loans receivable .........        435,178         100.0%       452,773         100.0%       398,775         100.0%
                                             ----------    ==========     ----------    ==========     ----------    ==========

Less:
   Allowance for loan losses ...........         (4,011)                      (3,736)                      (3,150)
   Net deferred loan fees ..............         (1,066)                      (1,102)                        (485)
   Net premiums ........................          1,307                        1,774                          397
                                             ----------                   ----------                   ----------
                                                 (3,770)                      (3,064)                      (3,238)
                                             ----------                   ----------                   ----------
   Loans receivable, net ...............     $  431,408                   $  449,709                   $  395,537
                                             ==========                   ==========                   ==========


                                                                                 DECEMBER 31,
                                             --------------------------------------------------------------------------------
                                                       1999                       1998                         1997
                                             ------------------------    ------------------------    ------------------------
                                               AMOUNT        PERCENT      AMOUNT         PERCENT       AMOUNT        PERCENT
                                             ----------    ----------    ----------    ----------    ----------    ----------
                                                                           (DOLLARS IN THOUSANDS)
Real estate loans:
   Single-family .......................     $  206,572          53.4%   $  199,161          59.1%      126,272          48.7%
   Multi-family ........................         60,746          15.7        51,675          15.3        57,350          22.1
   Commercial ..........................         93,803          24.2        71,374          21.2        65,610          25.3
   Construction(1) .....................         20,814           5.4         8,792           2.6         4,918           1.9
   Land acquisition and development ....          3,525           0.9         4,477           1.3         3,675           1.4
Commercial and industrial loans ........              -             -             -             -             -             -
Consumer loans .........................          1,088           0.3         1,135           0.3           219           0.1
Other loans (2) ........................            502           0.1           694           0.2           979           0.4
                                             ----------    ----------    ----------    ----------    ----------    ----------
        Total loans receivable .........        387,050         100.0%      337,308         100.0%      259,023         100.0%
                                             ----------    ==========    ----------    ==========    ----------    ==========

Less:
   Allowance for loan losses ...........         (3,112)                     (2,975)                     (3,324)
   Net deferred loan fees ..............           (258)                        164                         (43)
   Net premiums ........................            543                         772                         808
                                             ----------                  ----------                  ----------
                                                 (2,827)                     (2,039)                     (2,559)
                                             ----------                  ----------                  ----------
   Loans receivable, net ...............     $  384,223                  $  335,269                  $  256,464
                                             ==========                  ==========                  ==========

----------------

(1) Includes loans secured by residential and commercial properties. At June 30, 2002, we had $15.7 million of construction loans secured by residential properties and $11.3 million of construction loans secured by commercial properties.
(2) Includes loans collateralized by deposit accounts and consumer line of credit loans.

        The following table sets forth certain information at December 31, 2001 regarding the dollar amount of loans maturing in our total loan portfolio based on the contractual terms to maturity or scheduled amortization, but does not include potential prepayments. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.



                                                              DUE 1-5    DUE 5 OR MORE
                                                            YEARS AFTER   YEARS AFTER
                                               DUE 1 YEAR   DECEMBER 31,  DECEMBER 31,
                                                OR LESS         2000          2001          TOTAL
                                               ----------   -----------  --------------   --------
                                                                 (IN THOUSANDS)

Real estate loans:
     Single-family residential ...........      $      8      $  2,353      $153,789      $156,150
     Multi-family residential ............           449         3,994        65,141        69,584
     Commercial ..........................         5,124        20,163       131,144       156,431
     Construction(1) .....................         8,484            --        11,751        20,235
     Land acquisition and development ....         6,513         1,376            --         7,889
Commercial and industrial loans ..........        15,493        12,034         3,311        30,838
Consumer loans ...........................            98         2,926         8,083        11,107
Other loans (2) ..........................           539            --            --           539
                                                --------      --------      --------      --------

     Total ...............................      $ 36,708      $ 42,846      $373,219      $452,773
                                                ========      ========      ========      ========


----------------

(1)     Includes loans secured by residential and commercial properties.
(2) Includes loans collateralized by deposit accounts and consumer line of credit loans.

        Scheduled contractual amortization of loans does not reflect the expected term of our loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments and due-on-sales clauses, which gives us the right to declare a conventional loan immediately due and payable in the event that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates. Under the latter circumstance, the weighted average yield on loans decreases as higher-yielding loans are repaid or refinanced at lower rates.

        The following table sets forth the dollar amount of total loans due after one year from December 31, 2001, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.



                                                             FLOATING OR
                                                             ADJUSTABLE-
                                                FIXED RATE       RATE         TOTAL
                                                ----------   -----------    -------
                                                           (IN THOUSANDS)
Real estate loans:
      Single-family residential ............     $104,658     $ 51,484     $156,142
      Multi-family residential .............       21,019       48,116       69,135
      Commercial ...........................       60,079       91,228      151,307
      Construction(1) ......................        2,102        9,649       11,751
      Land acquisition and development .....          432          944        1,376
Commercial and industrial loans ............        8,323        7,022       15,345
Consumer loans .............................        4,840        6,169       11,009
Other loans(2) .............................            -                         -
                                                 --------     --------     --------
     Total .................................     $201,453     $214,612     $416,065
                                                 ========     ========     ========


----------------
(1)     Includes loans secured by residential and commercial properties.
(2) Includes loans collateralized by deposit accounts and consumer line of credit loans.


        Origination, Purchase and Sale of Loans. The lending activities of Los Padres Bank are subject to the written, non-discriminatory underwriting standards and loan origination procedures established by Los Padres Bank's board of directors and management. Loan originations are obtained by a variety of sources, including referrals from real estate brokers, builders, existing customers, walk-in customers and advertising. In its present marketing efforts, Los Padres Bank emphasizes its community ties, customized personal service, competitive rates, and its efficient underwriting and approval process. Loan applications are taken by lending personnel, and the loan department supervises the obtainment of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by Los Padres Bank's board of directors. Los Padres Bank requires title, hazard and, to the extent applicable, flood insurance on all security property.

         Mortgage loan applications are initially processed by loan officers who do not have approval authority. All real estate loans which are either at or below the Federal Home Loan Mortgage Corporation's, or Freddie Mac's, lending limit and which meet all of the current Freddie Mac underwriting guidelines can be approved by designated senior management of Los Padres Bank. All consumer loans up to $25,000 may be approved by designated senior management of Los Padres Bank. All loans in excess of these amounts up to $1.0 million require the approval of two members of Los Padres Bank's Executive Loan Committee, which consists of designated senior management of Los Padres Bank. Loans in excess of $1.0 million, but not exceeding $3.0 million, require the approval of a majority of Los Padres Bank's Management Real Estate Loan Committee, consisting of designated senior management of Los Padres Bank. All loans in excess of $3.0 million, up to Los Padres Bank's legal lending limit, must be approved by either Los Padres Bank's Loan Oversight Committee, comprised of both designated senior management and certain members of the board of directors, or the board of directors of Los Padres Bank. In addition, the board of directors of Los Padres Bank ratifies all loans originated and purchased by Los Padres Bank.


        A savings institution generally may not make loans to any one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At June 30, 2002, Los Padres Bank's regulatory limit on loans-to-one borrower was $6.9 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $5.7 million, $5.5 million, $5.0 million, $4.6 million and $4.4 million. These five largest loans or loan concentrations were secured by commercial real estate and business assets. All of these loans or loan concentrations were performing in accordance with their payment terms at June 30, 2002. See "Regulation-Regulation of Los Padres Bank-Loans-to-One Borrower Limitations."



         Single-Family Residential Real Estate Loans. Los Padres Bank has historically concentrated its lending activities on the origination of loans secured by first mortgage liens on existing single-family residences. The single-family residential loans originated by Los Padres Bank are generally made on terms, conditions and documentation which permit the sale of such loans to Freddie Mac, the Federal National Mortgage Association, or Fannie Mae, and other institutional investors in the secondary market. Since January 2001, as a means of generating additional fee income and in order to reflect management's decision to emphasize holding higher yielding loans in its portfolio, Los Padres Bank has been brokering conforming permanent single-family residential loans on behalf of third parties in order to generate fee income. During the six months ended June 30, 2002 and the year ended December 31, 2001, Los Padres Bank brokered $32.9 and $39.8 of such single-family residential loans on behalf of third parties.

         Los Padres Bank still holds a portfolio of single-family residential loans. Los Padres Bank will retain in its portfolio single-family residential loans that, due to the nature of the collateral, carry higher risk adjusted spreads. Examples of these types of loans include construction loans that have converted into permanent loans and non-conforming single-family loans, whether as a result of a non-owner occupied or rural property, balloon payment or other exception from agency guidelines. At June 30, 2002, Los Padres Bank had $133.2 million of single-family residential loans in its portfolio, which amounted to 30.6% of total loans receivable as of such date. At June 30, 2002, $93.4 million or 70.2% of Los Padres Bank's single-family residential loans had fixed interest rates and $39.7 million or 29.8% had interest rates which adjust in accordance with a designated index. Single-family residential loans have terms of up to 30 years and generally have loan-to-value ratios of 80% or less, or 90% or less to the extent the borrower carries private mortgage insurance for the balance in excess of the 80% loan-to-value ratio.



         Multi-Family Residential and Commercial Real Estate Loans. At June 30, 2002, Los Padres Bank had an aggregate of $70.5 million and $152.4 million invested in multi-family residential and commercial real estate loans, respectively, or 16.2% and 35.0% of total loans receivable, respectively. Los Padres Bank has generally targeted smaller commercial real estate loans with principal balances of up to its legal lending limit.



         Los Padres Bank's multi-family residential loans are secured by multi-family properties of five units or more, while Los Padres Bank's commercial real estate loans are secured by industrial, warehouse and self-storage properties, office buildings, office and industrial condominiums, retail space and strip shopping centers, mixed-use commercial properties, mobile home parks, nursing homes, hotels and motels. Substantially all of these properties are located in Los Padres Bank's primary market areas. Los Padres Bank typically originates commercial real estate loans for terms of up to 10 years based upon a 30-year loan amortization period and multi-family residential loans for terms of up to 15 years based upon up to a 30-year amortization schedule. Los Padres Bank will originate these loans on both a fixed-rate or adjustable-rate basis, with the latter adjusting on a periodic basis of up to one year based on LIBOR, the one year U.S. Treasury index of constant comparable maturities, a designated prime rate or the 11th District Cost of Funds Index. Adjustable-rate loans may have an established ceiling and floor, and the maximum loan-to-value for these loan products is generally 75%. As part of the criteria for underwriting commercial real estate loans, Los Padres Bank generally requires a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of 1.3:1 or more. It is also Los Padres Bank's general policy to seek additional protection to mitigate any weaknesses identified in the underwriting process. Additional converge may be provided through secondary collateral and personal guarantees from the principals of the borrowers.



         Commercial real estate lending entails different and significant risks when compared to single-family residential lending because such loans typically involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. In addition, the balloon payment features of these loans may require the borrower to either sell or refinance the underlying property in order to make the payment. These risks can also be significantly affected by supply and demand conditions in the local market for apartments, offices, warehouses or other commercial space. Los Padres Bank attempts to minimize its risk exposure by requiring loan-to-value and debt coverage ratios, and by monitoring the operation and physical condition of the collateral.



         Construction Loans. Los Padres Bank also originates loans to finance the construction of single-family residences and commercial properties located in its primary market area. At June 30, 2002, Los Padres Bank's construction loans amounted to $27.0 million or 6.2% of total loans receivable, $15.7 million of which were for the construction of residential properties and $11.3 million of which were for the construction of commercial properties. Los Padres Bank also originates land acquisition and development loans which are loans for the acquisition of land and the development of residential properties. At June 30, 2002, Los Padres Bank's land acquisition and development loans amounted to $6.8 million of 1.6% of total loans receivable.



        Los Padres Bank primarily provides construction loans to individuals building their primary or secondary residence as well as to local developers with whom Los Padres Bank is familiar and who have a record of successfully completing projects. Residential construction loans to developers generally are made with terms not exceeding two years, have interest rates which are fixed or adjust, with the latter adjusting on a periodic basis of up to one year based upon a designated prime rate or LIBOR, and are generally made with loan-to-value ratios of 80% or less. Residential construction loans to individuals are interest only loans for the term of the construction and then generally convert to a permanent loan at market rates. Los Padres Bank's construction/permanent loans have been successful due to its ability to offer borrowers a single closing and, consequently, reduced costs. Los Padres Bank also offers adjustable-rate loans based on a designated prime rate or other indices with terms of up to two years for the construction of commercial properties. Such loans are generally made at a loan-to-value ratio of 85% of discounted appraised value or less. Land acquisition and development loans are typically issued with one year terms, bearing adjustable-rates of interest based on a designated prime rate or LIBOR and are generally made with loan-to-value ratios of 75% or less.

        Construction lending and acquisition and development lending are generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate. Risk of loss on construction loans and acquisition and development loans is dependent largely upon the accuracy of the initial appraisal of the property's projected value at completion of construction as well as the estimated cost, including interest, of construction. During the construction phase, a number of factors could result in delays and cost overruns. If either estimate proves to be inaccurate and the borrower is unable to provide additional funds, the lender may be required to advance funds beyond the amount originally committed to permit completion of the project and/or be confronted at the maturity of the construction loan with a project whose value is insufficient to assure full payment. Los Padres Bank attempts to minimize the foregoing risks primarily by limiting its construction lending to experienced developers and by limiting the total amount of loans to builders for speculative construction projects. It is also Los Padres Bank's general policy to obtain regular financial statements and tax returns from builders so that it can monitor their financial strength and ability to repay.

        Commercial and Industrial Loans. Los Padres Bank is placing increased emphasis on the origination of commercial business loans. During the six months ended June 30, 2002 and the year ended December 31, 2001, Los Padres Bank originated $40.3 million and $24.4 million of commercial and industrial loans, respectively. At June 30, 2002, Los Padres Bank's commercial and industrial loans amounted to $31.1 million or 7.1% of total loans receivable. The commercial loan portfolio increased significantly in 2001 with the acquisition of the Kansas operations of Harrington Bank, FSB in November 2001.

        The commercial and industrial loans that Los Padres Bank is originating include lines of credit, term loans and letters of credit. These loans are typically secured by collateral and are used for general business purposes, including working capital financing, equipment financing, capital investment and general investment. Depending on the collateral pledged to secure the extension of credit, maximum loan-to-value ratios are 80% or less. Loan terms vary from one to seven years. The interest rates on such loans are generally variable and are indexed to the Wall Street Journal Prime Rate, plus a margin. Commercial and industrial loans typically have shorter maturity terms and higher interest spreads than mortgage loans, but generally involve more credit risk than mortgage loans because of the type and nature of the collateral. Los Padres Bank's business customers are typically small to medium sized, privately-held companies with local or regional businesses that operate in Los Padres Bank's primary markets.

        Consumer Loans. Los Padres Bank is authorized to make loans for a wide variety of personal or consumer purposes. Los Padres Bank has been originating consumer loans in recent years in order to provide a wider range of financial services to its customers and because such loans generally carry higher interest rates than mortgage loans. The consumer loans offered by Los Padres Bank include home equity lines of credit, home improvement loans, automobile loans, secured and unsecured personal lines of credit and deposit account secured loans. At June 30, 2002, $14.3 million or 3.3% of Los Padres Bank's total loans receivable consisted of consumer loans.

        Home equity lines of credit are originated by Los Padres Bank for up to 80% of the appraised value, less the amount of any existing prior liens on the property. Los Padres Bank also offers home improvement loans in amounts up to 80% of the appraised value, less the amount of any existing prior liens on the property. Home improvement loans have a maximum term of 15 years and carry fixed or adjustable interest rates. Home equity lines of credit have a maximum repayment term of 10 years and carry interest rates which adjust monthly in accordance with a designated prime rate or floating LIBOR rate. Los Padres Bank will secure each of these types of loans with a mortgage on the property, generally a second mortgage, and may originate the loan even if another institution holds the first mortgage. At June 30, 2002, home equity lines of credit and home improvement loans totaled $12.5 million or 87.9% of Los Padres Bank's total consumer loan portfolio and an aggregate of $8.6 million was committed and undrawn under these loans and lines of credit.

        Los Padres Bank currently offers loans secured by deposit accounts, which amounted to $399,000 or 2.8% of Los Padres Bank's total consumer loan portfolio at June 30, 2002. Such loans are originated for up to 90% of the deposit account balance, with a hold placed on the account restricting the withdrawal of the account balance.

        At June 30, 2002, automobile and secured and unsecured personal line of credit loans amounted to $1.3 million or 9.3% of Los Padres Bank's total consumer loan portfolio.

        Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. Los Padres Bank believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and Los Padres Bank intends to continue to offer consumer loans in order to provide a full range of services to its customers.


ASSET QUALITY


        General. Los Padres Bank's Internal Asset Review Committee, consisting of Los Padres Bank's senior executive officers, monitors the credit quality of Los Padres Bank's assets, reviews classified and other identified loans and determines the proper level of reserves to allocate against Los Padres Bank's loan portfolio, in each case subject to guidelines approved by Los Padres Bank's board of directors.

        Loan Delinquencies. When a borrower fails to make a required payment on a loan, Los Padres Bank attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made following the sixteenth day after a payment is due, at which time a late payment is assessed. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 16 days, the loan and payment history is reviewed and efforts are made to collect the loan. While Los Padres Bank generally prefers to work with borrowers to resolve such problems, when the account becomes 90 days delinquent, Los Padres Bank will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

        Non-Performing Assets. Los Padres Bank will place loans on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When such a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. Los Padres Bank generally does not accrue interest on loans past due 60 days or more.

        Non-performing loans are defined as non-accrual loans. Non-performing assets are defined as non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof. Troubled debt restructurings are defined as loans which Los Padres Bank has agreed to modify by accepting below market terms either by granting interest rate concessions or by deferring principal and/or interest payments. The following table sets forth the amounts and categories of our non-performing assets and troubled debt restructurings at the dates indicated.


                                                                                                AT DECEMBER 31,
                                                              AT JUNE 30,   -------------------------------------------------------
                                                                  2002        2001        2000        1999        1998        1997
                                                                -------     -------     -------     -------     -------     -------
                                                                                     (DOLLARS IN THOUSANDS)

Non-accruing loans:
   Single-family residential ...............................    $   157     $    56     $   767     $    99     $   966     $   438
   Multi-family residential ................................        351          --       2,592          --          --         391
   Commercial real estate ..................................        654         348          --          --          --         362
   Land acquisition and development ........................         --          --          --         689          --          --
   Commercial and industrial ...............................        704          93          --          --          --          --
   Consumer and other ......................................         --          --           3          --          --          --
                                                                -------     -------     -------     -------     -------     -------
      Total non-accruing loans .............................      1,866         497       3,362         788         966       1,191
                                                                -------     -------     -------     -------     -------     -------
      Total non-performing loans ...........................      1,866         497       3,362         788         966       1,191
                                                                -------     -------     -------     -------     -------     -------
Troubled debt restructurings ...............................         --          --          --         700       1,787       8,680
Real estate owned, net of reserves .........................         --          --          --          --         691         603
                                                                -------     -------     -------     -------     -------     -------

Total non-performing assets and troubled debt
   restructurings ..........................................    $ 1,866     $   497     $ 3,362     $ 1,488     $ 3,444     $10,474
                                                                =======     =======     =======     =======     =======     =======

      Total non-performing loans and troubled debt
        restructurings as a percentage of total loans ......       0.43%       0.11%       0.84%       0.38%       1.02%       4.04%
                                                                =======     =======     =======     =======     =======     =======

      Total non-performing assets and troubled debt
        restructurings as a percentage of total assets .....       0.27%       0.07%       0.69%       0.30%       0.70%       2.46%
                                                                =======     =======     =======     =======     =======     =======


        At June 30, 2002, we had no loans 60-89 days delinquent and a total of five non-performing loans. Total non-performing loans at such date amounted to $1.9 million, which is a $1.4 million or 275.5% increase from December 31, 2001. The increase at June 30, 2002 was primarily attributable to a $611,000 increase in non-accruing commercial and industrial loans, which related to one commercial borrowing relationship in the Kansas City metropolitan area that experienced a slow-down in sales and cash flow in the current economic environment and a $351,000 increase in non-accruing multi-family loans, attributable to a delinquency over 90 days that was cured in July 2002. During 2001, 2000 and 1999, we had three, two and four non-performing loans. At June 30, 2002, we had no real estate owned or troubled debt restructurings. The interest income that would have been recorded during the six months ended June 30, 2002 and the years ended December 31, 2001, 2000 and 1999 if Los Padres Bank's non-accruing loans at the end of such periods had been current in accordance with their terms during such periods was $57,824, $26,979, $113,403 and $31,791, respectively. The interest income that was recorded during the six months ended June 30, 2002 and the years ended December 31, 2001, 2000 and 1999 with respect to Los Padres Bank's non-accruing loans was $0, $0, $0 and $0, respectively.

        Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. Los Padres Bank has established three classifications for potential problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Los Padres Bank has established another category, designated "special mention," for assets which do not currently expose Los Padres Bank to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require Los Padres Bank to establish allowances for loan losses based on the methodology described below. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. At June 30, 2002, in addition to the non-performing assets described above, Los Padres Bank had $1.2 million of classified loans, $1.15 million of which was classified as substandard and $50,000 of which was classified loss (as to which Los Padres Bank had established a specific reserve). As of June 30, 2002, Los Padres Bank had $11.4 million of loans that were designated special mention. Our classified and special mention loans, in addition to the non-performing loans discussed above, are the extent of the loans in our portfolio which give us some repayment concern.

        Allowance for Loan Losses. The allowance for loan losses reflects management's judgment of the level of allowance adequate to provide for probable losses inherent in the loan portfolio as of the balance sheet date. On a quarterly basis, Los Padres Bank assesses the overall adequacy of the allowance for loan losses, utilizing a consistent and systematic approach which includes the application of an allocated allowance for specifically identified problem loans, a formula allowance for non-homogenous loans, a formula allowance for large groups of smaller balance homogenous loans and an unallocated allowance.


        Allocated allowance for specifically identified problem loans. A specific reserve is established for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The specific reserve is determined based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, we may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.


        Formula allowance for non-homogenous loans. Los Padres Bank segments its non-homogenous loan portfolio into pools with similar characteristics based on loan type (collateral driven) and risk factor (loan grade). Currently, these loans are segmented into four categories by collateral, further stratified by loan grade (pass, special mention and substandard). The general pool categories are multi-family residential, commercial real estate, land acquisition and development, and commercial and industrial. These non-homogenous loans are reviewed individually.

        The formula allowance is calculated by applying adjusted loss rates to these pools. Pool loss rates are established by examining historical charge-off data for groups of loans and adjusting them for a variety of qualitative factors deemed appropriate by management. The analysis of historical loss data in determining the initial loss rates is based on average balances over a ten year period. Management believes this period is conservative since it includes the severe economic recession of the early 1990's and the current recession, which started in the third quarter of 2001. Where Los Padres Bank has no or nominal actual charge-off data for certain loan types, industry data and management's judgment is utilized as representative starting loss rates.

        Formula allowance for large groups of smaller balance homogenous loans. The allocated loan loss allowance for large groups of smaller balance homogenous loans is focused on loss experience for the pool rather than on an analysis of individual loans. Large groups of smaller balance homogenous loans consist of consumer loans and single-family residential loans. The allowance for groups of performing loans is based on historical losses over a ten year period.

        Unallocated Allowance. The unallocated allowance contains amounts that are based on management's evaluation of conditions that are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance include the following, which existed at the balance sheet date:

        -   trends in criticized and non-accrual assets;

        - the levels and trends in charge-offs, recovery history and loan restructuring;

        -   changes in volumes and terms of the loan portfolio;

        -   changes in the effectiveness of the internal asset review process;

        -   changes in lending policies, procedures and practices;

        -   changes in the experience, ability and depth of lending management;

        -   changes in the national and local economic conditions; and

        -   the trend in local real estate values.

        Management and the Internal Asset Review Committee review these conditions quarterly in discussion with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance, applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the probable loss related to such condition is reflected in the unallocated allowance.

        The allowance for loan losses is based upon estimates of probable losses inherent in the loan portfolio. The actual losses can vary from the estimated amounts. Our methodology includes several features that are intended to reduce the differences between estimated and actual losses. The loss migration model that is used to establish the loan loss factors is designed to be self-correcting by taking into account our loss experience over prescribed periods. Similarly, by basing the loan loss factors over a period reflective of two business cycles, the methodology is designed to take our recent loss experience for consumer and commercial and industrial loans into account. Furthermore, based on management's judgment, our methodology permits adjustments to any loss factor used in the computation of the formula allowance for significant factors, which affect the collectibility of the portfolio as of the evaluation date, but are not reflected in the loss factors. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon the most recent information that has become available.

        Although our management believes it uses the best information available to establish the level of the allowance, there can be no assurance that additions to such allowance will not be necessary in future periods. Furthermore, various regulatory agencies, as an integral part of their examination process, periodically review our valuation allowance. These agencies may require us to increase the allowance, based on their judgments of the information available to them at the time of the examination.

        The following table is an allocation of our allowance for loan losses as of the dates presented:

                                                            AT DECEMBER 31,
                                   AT JUNE 30,    --------------------------------
                                      2002         2001         2000         1999
                                     ------       ------       ------       ------
                                                   (IN THOUSANDS)

Specific reserve .............       $   50       $   50       $   50       $  233
Formula-non homogenous .......        3,394        2,993        1,617        1,661
Formula-homogenous ...........          491          522          736          759
Unallocated ..................           76          171          747          459
                                     ------       ------       ------       ------
                                     $4,011       $3,736       $3,150       $3,112
                                     ======       ======       ======       ======

        At June 30, 2002, the formula allowance for non-homogeneous loans increased by $401,000 from December 31, 2001, primarily due to the increase in reserves related to commercial and industrial loans. A significant portion of the increase relates to one commercial borrowing relationship in the Kansas City metropolitan area that experienced a slow-down in sales and cash flow in the current economic environment that necessitated the migration in loan classification to doubtful from substandard. At December 31, 2001, the formula allowance for non-homogeneous loans increased $1.4 million from December 31, 2000 as a result of the commercial and industrial loans acquired in connection with the branch purchase from Harrington Bank, FSB in November 2001.


        The formula allowance for homogeneous loans decreased by $31,000, $214,000 and $23,000 for the six month period ending June 30, 2001 and the years ending December 31, 2001 and 2000, respectively, as a result of decreasing single-family loan balances. Los Padres Bank shifted its strategic focus away from originating single-family loans for its portfolio and has opted to originate such loans on a brokered basis due to high competition and the resulting low risk-adjusted spreads. In addition, Los Padres Bank sold $27.6 million and $10.1 million of such loans in 2001 and 2000, respectively, for the same reason.


        Specific reserves are established for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." From December 31, 2000 to June 30, 2002, the balance in specific reserves has remained constant at $50,000 and relates to one single-family loan.

        The following table sets forth the activity in our allowance for loan losses for the periods indicated

                                                       AT AND FOR THE SIX
                                                          MONTHS ENDED                    AT AND FOR THE YEAR ENDED
                                                             JUNE 30,                            DECEMBER 31,
                                                       -------------------   ---------------------------------------------------
                                                          2002      2001       2001       2000       1999       1998       1997
                                                       --------   --------   -------    -------    -------    -------    -------
                                                                                (DOLLARS IN THOUSANDS)

Balance at beginning of period .....................    $ 3,736   $ 3,150    $ 3,150    $ 3,112    $ 2,975    $ 3,324    $ 1,350

Charge-offs:
   Real estate loans
      Single-family residential ....................         --        --         --         --        (13)       (11)        --
      Multi-family residential .....................         --        --         --         --         --       (109)        --
      Commercial ...................................         --        --         --         --         --       (185)        --
   Consumer and other loans ........................         --        (1)       (15)        (4)        (5)       (12)       (12)
                                                        -------   -------    -------    -------    -------    -------    -------
      Total charge-offs ............................         --        (1)       (15)        (4)       (18)      (317)       (12)
                                                        -------   -------    -------    -------    -------    -------    -------
Net charge-offs ....................................         --        (1)       (15)        (4)       (18)      (317)       (12)
                                                        -------   -------    -------    -------    -------    -------    -------
Allowance for loan losses acquired
  in connection with branch
  purchase(1) ......................................         --        --        600         --         --         --      2,103
                                                        -------   -------    -------    -------    -------    -------    -------
Provision (credit) for losses on loans .............        275         1          1         42        155        (32)      (117)
                                                        -------   -------    -------    -------    -------    -------    -------
Balance at end of period ...........................    $ 4,011   $ 3,150    $ 3,736    $ 3,150    $ 3,112    $ 2,975    $ 3,324
                                                        =======   =======    =======    =======    =======    =======    =======
Allowance for loan losses as a percent of total
   loans outstanding ...............................       0.92%     0.76%      0.83%      0.79%      0.80%      0.88%      1.28%
                                                        =======   =======    =======    =======    =======    =======    =======
Ratio of net charge-offs to average loans
   outstanding .....................................        --%       --%        --%        --%       0.01%      0.10%      0.01%
                                                        =======   =======    =======    =======    =======    =======    =======

----------------

(1) In November 2001, we acquired from Harrington Bank, FSB the Shawnee Mission, Kansas branch, along with related loans and deposits. In June 1997, we acquired all of the assets and liabilities of U.S. Community Savings Bank, FSB.

        The following table sets forth information concerning the allocation of our allowance for loan losses by loan category at the dates indicated.

                                                                                                 DECEMBER 31,
                                                                             ---------------------------------------------------
                                                   JUNE 30, 2002                     2001                         2000
                                                ----------------------       ----------------------       ----------------------
                                                            PERCENT OF                   PERCENT OF                   PERCENT OF
                                                             LOANS IN                     LOANS IN                     LOANS IN
                                                               EACH                        EACH                          EACH
                                                           CATEGORY TO                  CATEGORY TO                  CATEGORY TO
                                                AMOUNT     TOTAL LOANS       AMOUNT     TOTAL LOANS       AMOUNT     TOTAL LOANS
                                                ------     -----------       ------     -----------       ------     -----------
                                                                             (DOLLARS IN THOUSANDS)

Real estate loans:
   Single-family residential ...........        $  411          30.6%        $  509          34.5%        $  717          50.2%
   Multi-family residential ............           464          16.2            437          15.4            453          16.6
   Commercial ..........................           664          35.0            693          34.4            679          27.3
   Construction ........................           634           6.2            612           4.6            380           3.3
   Land acquisition and development ....            82           1.6             79           1.7             25           0.6
Commercial and industrial loans ........         1,550           7.1          1,172           6.8             80           1.0
Consumer and other loans ...............           130           3.3             63           2.6             69           1.0
Unallocated reserve ....................            76            --            171            --            747            --
                                                ------        ------         ------        ------         ------        ------
Total ..................................        $4,011         100.0%        $3,736         100.0%        $3,150         100.0%
                                                ======        ======         ======        ======         ======        ======


                                                                                DECEMBER 31,
                                                ---------------------------------------------------------------------------------
                                                        1999                          1998                         1997
                                                ----------------------       ----------------------       -----------------------
                                                            PERCENT OF                   PERCENT OF                    PERCENT OF
                                                             LOANS IN                     LOANS IN                      LOANS IN
                                                               EACH                         EACH                          EACH
                                                           CATEGORY TO                  CATEGORY TO                   CATEGORY TO
                                                AMOUNT     TOTAL LOANS       AMOUNT     TOTAL LOANS       AMOUNT      TOTAL LOANS
                                                ------     -----------       ------     -----------       ------      -----------
                                                                             (DOLLARS IN THOUSANDS)

Real estate loans:
   Single-family residential ...........        $  804          53.4%        $  963          59.1%        $  870          48.8%
   Multi-family residential ............           424          15.7            399          15.3            605          22.1
   Commercial ..........................           994          24.2            783          21.2          1,037          25.3
   Construction ........................           331           5.4            309           2.6            140           1.9
   Land acquisition and development ....            72           0.9             90           1.3             86           1.4
Commercial and industrial loans ........            --            --             --            --             --            --
Consumer and other loans ...............            28           0.4             29           0.5             10           0.5
Unallocated reserve ....................           459            --            402            --            576            --
                                                ------        ------         ------        ------         ------        ------
Total ..................................        $3,112         100.0%        $2,975         100.0%        $3,324         100.0%
                                                ======        ======         ======        ======         ======        ======

INVESTMENT ACTIVITIES


        General. Our securities portfolio is managed under the direction of the Chief Executive Officer in accordance with a comprehensive written investment policy which addresses strategies, types and levels of allowable investments and which are reviewed and approved by Los Padres Bank's board of directors. The management of the securities portfolio is set in accordance with strategies developed by Los Padres Bank's ALCO. In addition, Los Padres Bank has entered into an agreement with Smith Breeden whereby Smith Breeden has been appointed as investment advisor with respect to the management of Los Padres Bank's securities portfolio. See "Management-Certain Relationships and Related Transactions." With the assistance of Smith Breeden, Los Padres Bank's Chief Executive Officer, President and Chief Financial Officer execute various transactions with respect to the portfolio and are responsible for informing ALCO of the types of investments available, the status and performance of the portfolio and current market conditions. Such officers are authorized to: purchase or sell eligible investments under repurchase or reverse repurchase agreements; execute hedging strategies approved by the ALCO; pledge securities owned as collateral for public agency deposits or repurchase accounts or agreements; and lend securities to approved dealers in government securities or approved commercial banks. Any of the Chief Executive Officer, the President or the Chief Financial Officer has the authority to purchase or sell designated instruments up to $5.0 million in any one transaction and, acting together, any two members of the ALCO have authority to purchase or sell securities of between $5.0 million and $30.0 million in any one transaction. For purchases or sales greater than $30.0 million, the prior approval of a majority of the ALCO is required. Designated officers are also authorized to invest excess liquidity in approved liquid investment vehicles. In addition, the board of directors of Los Padres Bank ratifies all securities purchased and sold by Los Padres Bank.


        We invest in a portfolio of mortgage-backed and related securities, interest rate contracts, U.S. Government agency securities and, to a much lesser extent, equity securities. In selecting securities for our portfolio, we employ option-adjusted pricing analysis with the assistance of Smith Breeden in order to ascertain the net risk-adjusted spread expected to be earned with respect to the various investment alternatives. The nature of this analysis is to quantify the costs embedded in the yield of an investment, such as the duration-matched funding cost, the costs of the options embedded in the investment's cash flow (such as a borrower's ability to prepay a mortgage) and servicing costs. The objective of our investment management process is to select investments with the greatest net spreads and actively manage the underlying risks of these investments.

        We manage our securities portfolio in order to enhance net interest income and net market value on a risk-adjusted basis and deploy excess capital until we can reinvest such assets into loans or other community banking assets. As a result, we monitor the net risk-adjusted spread of our investments and compare them with the spreads available with respect to other securities in the market. Accordingly, as market conditions fluctuate (e.g., as risk-adjusted spreads narrow), we may sell individual securities prior to their maturity and reinvest the proceeds into new investments which generally carry wider risk-adjusted spreads. We utilize various interest rate contracts such as interest rate swaps, caps, floors, options and futures in order to hedge our interest rate exposure in our securities portfolio, which allows us to respond to changing prepayment rates on our mortgage-backed and related securities. The investment portfolio, although hedged for interest rate risk, is still susceptible to adverse changes in the spreads between the yields on mortgage-backed and related securities and the related Treasury and LIBOR based hedges. Substantially all of our securities are classified as available for sale securities and, pursuant to SFAS No. 115, are reported at fair value with unrealized gains and losses included in stockholders' equity.

        Mortgage-Backed and Related Securities. At June 30, 2002, our mortgage-backed and related securities classified as available for sale and held to maturity amounted to $214.0 million or 99.0% of our securities portfolio and 31.3% of our total assets. By investing in mortgage-backed and related securities, our management seeks to achieve a targeted option-adjusted spread over applicable funding costs.

        We invest in mortgage-backed and related securities, including mortgage participation certificates, which are insured or guaranteed by U.S. Government agencies and government sponsored enterprises, and investment grade CMOs and REMICs. Mortgage-backed securities, which also are known as mortgage participation certificates or pass-through certificates, represent a participation interest in a pool of single-family mortgages. The principal and interest payments on these securities are passed from the mortgage originators, through intermediaries, generally U.S. Government agencies and government sponsored enterprises, that pool and repackage the participation interests in the form of securities, to investors such as us. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include Freddie Mac, Fannie Mae and Ginnie Mae.

        Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The term of a mortgage-backed pass-through security thus approximates the terms of the underlying mortgages.

        Our mortgage-backed and related securities, including CMO's, which include securities issued by entities which have qualified under the Internal Revenue Code as REMICs. CMOs and REMICs, referred to in this prospectus as CMOs, were developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor and are typically issued by governmental agencies, government sponsored enterprises and special purpose entities, such as trusts, corporations or partnerships, established by financial institutions or other similar institutions. In contrast to pass-through mortgage-backed securities, in which cash flow is received pro rata by all security holders, the cash flow from the mortgages underlying a CMO is segmented and paid in accordance with a predetermined priority to investors holding various CMO classes. By allocating the principal and interest cash flows from the underlying collateral among the separate CMO classes, different classes of bonds are created, each with its own stated maturity, estimated average life, coupon rate and prepayment characteristics.

        Like most fixed-income securities, mortgage-backed and related securities are subject to interest risk. Unlike most fixed-income securities, however, the mortgage loans underlying a mortgage-backed or related security generally may be prepaid at any time without penalty. The ability to prepay a mortgage loan generally results in significantly increased price and yield volatility, with respect to mortgage-backed and related securities, than is the case with non-callable fixed income securities. Furthermore, mortgage-backed securities often are more sensitive to changes in interest rates and prepayments than traditional mortgage-backed securities and are, therefore, even more volatile. Nevertheless, we attempt to hedge against both interest rate and prepayment risk. No assurance can be made, however, that these hedges will be effective.

        Although mortgage-backed and related securities often carry lower yields than traditional mortgage loans, these securities generally increase the quality of our assets by virtue of the securities' underlying insurance or guarantees or collateral support. These securities also require less capital under risk-based regulatory capital requirements than non-insured or non-guaranteed mortgage loans, are more liquid than individual mortgage loans, which enhances our ability to actively manage our portfolio, and may be used to collateralize borrowings or other obligations. At June 30, 2002, $196.6 million or 92% of our mortgage-backed and related securities were pledged to secure various obligations (such as FHLB advances and interest rate swaps). In addition, as a result of our maintaining a substantial portion of our assets in mortgage-backed and related securities, we have been able to maintain a relatively low level of operating expenses.

        At June 30, 2002, the contractual maturity of substantially all of our mortgage-backed or related securities was in excess of 10 years. The actual maturity of a mortgage-backed or related security may be less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and affect its yield to maturity. The yield to maturity is based upon the interest income and the amortization of any premium or discount related to the security. In accordance with generally accepted accounting principles, premiums and discounts are amortized over the estimated life of the loans, which decrease and increase interest income, respectively. The prepayment assumptions used to determine the amortization period of premiums and discounts can significantly affect the yield of the mortgage-backed or related security, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depends on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. At June 30, 2002, of the $214.0 million of mortgage-backed and related securities held by us, an aggregate of $85.7 million were secured by fixed-rate mortgage loans and an aggregate of $128.3 million were secured by adjustable-rate mortgage loans.

        Trading Account Assets and Other Securities. At June 30, 2002, we held a variety of assets classified as trading securities pursuant to SFAS No. 115, including mortgage-backed securities, which had a carrying value of $1.9 million as of June 30, 2002, and equity securities (consisting of mutual funds invested in a variety of corporate fixed income and equity securities), which had a carrying value of $132,000 as of June 30, 2002. We also have asset-based (i.e., total return) interest rate swaps which we use to enhance our returns, and certain other interest rate contracts which do not receive hedge accounting treatment pursuant to SFAS No. 133. For information concerning our interest rate contracts which do not receive hedge accounting treatment pursuant to SFAS No. 133 and which are held as trading account assets and used for asset and liability management purposes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management." Other securities owned by us at June 30, 2002 and held in our held to maturity portfolio consisted of U.S. Government and agency securities, which had a carrying value of $2.0 million as of June 30, 2002.


        At June 30, 2002, we were a party to various interest rate swap agreements which we hold as trading account assets and which we refer to as "total return swaps." Pursuant to such total return swaps, we receive a total return (i.e., interest income and price changes) as a percentage of a notional amount of a designated mortgage backed securities index, and we pay 3-month London Interbank Offered Rate, or LIBOR, less a spread. We, in turn, hedge the interest rate risk of the total return swaps, with separate interest rate swaps with the same notional amounts and similar terms. The purpose of these hedged total return swaps is to create incremental income for Los Padres Bank. At June 30, 2002, we had total return swaps with an aggregate notional amount of $18.9 million, a payable rate of 1.84%, a receivable rate of 6.63%, a maturity date of October 2003 and which utilized a basket of adjustable rate Government National Mortgage Association, or Ginnie Mae, securities. As of June 30, 2002, we had total return swaps with an aggregate notional amount of $15.0 million which matured July 2002 and as to which we received 30 basis points over an investment grade commercial mortgage-backed securities index.


        The net interest expense (income) relating to our total returns swaps was $108,000, $129,000, $432,000, $(117,000) and $69,000 during the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000, and 1999. The approximate net market value of our total returns swaps maintained as trading account assets was $0, $60,000, $(653,000) and $0 as of June 30, 2002 and December 31, 2001, 2000 and 1999, respectively.

        The following table presents certain information regarding the composition and period to maturity of our securities classified as available for sale as of the dates indicated below.


                                                                                                  DECEMBER 31,
                                                                                       ------------------------------------
                                                       JUNE 30, 2002                                   2001
                                            ------------------------------------       ------------------------------------
                                                                        WEIGHTED                                   WEIGHTED
                                            AMORTIZED       FAIR         AVERAGE       AMORTIZED       FAIR        AVERAGE
                                              COST          VALUE         YIELD          COST          VALUE        YIELD
                                            --------      --------      --------       --------      --------      --------
                                                                         (DOLLARS IN THOUSANDS)

Mortgage-backed securities:
    Due from five-ten years ..........      $  7,038      $  7,242          6.21%      $  8,494      $  8,693          6.24%
    Due over ten years ...............       201,785       204,308          4.94        171,153       172,934          5.80
                                            --------      --------                     --------      --------
       Total mortgage-backed
         securities classified as
         available for sale ..........      $208,823      $211,550(1)       4.98       $179,647      $181,627          5.82
                                            ========      ========                     ========      ========


                                                                          DECEMBER 31,
                                            ------------------------------------------------------------------------------
                                                            2000                                      1999
                                            ------------------------------------      ------------------------------------
                                                                        WEIGHTED                                  WEIGHTED
                                            AMORTIZED        FAIR        AVERAGE      AMORTIZED       FAIR         AVERAGE
                                              COST          VALUE         YIELD         COST          VALUE         YIELD
                                            --------      --------      --------      --------      --------      --------
                                                                        (DOLLARS IN THOUSANDS)

Mortgage-backed securities:
    Due from five-ten years ..........      $     --      $     --          7.36%     $     --      $     --            --%
    Due over ten years ...............        47,051        47,438            --            --            --            --
                                            --------      --------                    --------      --------
       Total mortgage-backed
         securities classified as
         available for sale ..........      $ 47,051      $ 47,438          7.36      $     --      $     --            --
                                            ========      ========                    ========      ========


----------------
(1) At June 30, 2002, consisted of $20.4 million of Fannie Mae participation certificates, $167.6 million of Ginnie Mae participation certificates and $23.6 million of CMOs.

        The following table presents certain information regarding the composition and period to maturity of our securities classified as held to maturity as of the dates indicated below.


                                                                                             DECEMBER 31,
                                                                                   -------------------------------
                                                      JUNE 30, 2002                             2001
                                             --------------------------------      -------------------------------
                                                                     WEIGHTED                             WEIGHTED
                                             AMORTIZED     FAIR      AVERAGE       AMORTIZED    FAIR       AVERAGE
                                               COST       VALUE       YIELD          COST       VALUE       YIELD
                                              ------      ------      ------       ------      ------      ------
                                                                     (DOLLARS IN THOUSANDS)


Mortgage-backed securities:
   Due over ten years ..................      $  467      $  492        6.99%      $  583      $  604        7.00%
                                              ------      ------                   ------      ------
     Total mortgage-backed
     securities ........................         467         492(1)     6.99          583         604        7.00
                                              ------      ------                   ------      ------

U.S. Government and agency
  securities:
   Due within one year .................          --          --          --           --          --          --
   Due from one-five years .............       2,023       2,023        5.30        2,034       2,113        5.30
   Due from five-ten years .............          --          --
   Due over ten years ..................          --          --          --           --          --          --
                                              ------      ------                   ------      ------
     Total U.S.  Government
     and agency securities .............       2,023       2,023        5.30        2,034       2,113        5.30
                                              ------      ------                   ------      ------

Total securities classified as held
  to maturity ..........................      $2,490      $2,515        5.62       $2,617      $2,717        5.68
                                              ======      ======                   ======      ======


                                                                         DECEMBER 31,
                                             --------------------------------------------------------------------
                                                         2000                                 1999
                                             --------------------------------     -------------------------------
                                                                     WEIGHTED                            WEIGHTED
                                             AMORTIZED    FAIR       AVERAGE      AMORTIZED    FAIR       AVERAGE
                                               COST      VALUE        YIELD         COST       VALUE       YIELD
                                             ------      ------      ------       ------      ------      ------
                                                                    (DOLLARS IN THOUSANDS)


Mortgage-backed securities:
   Due over ten years ..................     $  687      $  695        7.00%      $  741      $  733        7.01%
                                             ------      ------                   ------      ------
     Total mortgage-backed
     securities ........................        687         695        7.00          741         733        7.01
                                             ------      ------                   ------      ------

U.S. Government and agency
  securities:
   Due within one year .................      2,000       2,000        6.77           --          --          --
   Due from one-five years .............         --          --          --           --          --          --
   Due from five-ten years .............         --          --          --           --          --          --
   Due over ten years ..................         --          --          --           --          --          --
                                             ------      ------                   ------      ------
     Total U.S.  Government
     and agency securities .............      2,000       2,000        6.77           --          --
                                             ------      ------                   ------      ------

Total securities classified as held
  to maturity ..........................     $2,687      $2,695        6.83       $  741      $  733        7.01
                                             ======      ======                   ======      ======


----------------

(1) At June 30, 2002, consisted of $492,000 of Fannie Mae participation certificates.

        The following table presents certain information regarding the composition of our trading account assets as of the dates indicated below.


                                                                                                   DECEMBER 31,
                                                                                       ----------------------------------
                                                          JUNE 30, 2002                              2001
                                                ---------------------------------      ----------------------------------
                                                                         WEIGHTED                                WEIGHTED
                                                AMORTIZED     FAIR        AVERAGE       AMORTIZED     FAIR        AVERAGE
                                                  COST        VALUE        YIELD          COST        VALUE        YIELD
                                                ------       ------       ------        ------       ------       ------
                                                                         (DOLLARS IN THOUSANDS)

Mortgage-backed securities ...............      $ 1,860      $ 1,936(1)      6.40%      $ 2,258      $ 2,333         6.49%
                                                -------      -------                    -------      -------

U.S. Government and agency securities ....           --           --           --            --           --           --
                                                -------      -------                    -------      -------

Equity securities(2) .....................          150          132           --           150          140           --
                                                -------      -------                    -------      -------

Other securities(3) ......................           --            8           --            --          278           --
                                                -------      -------                    -------      -------

Total trading account assets .............      $ 2,010      $ 2,076         5.92       $ 2,408      $ 2,751         6.08
                                                =======      =======                    =======      =======


                                                                                DECEMBER 31,
                                                -------------------------------------------------------------------------
                                                               2000                                   1999
                                                ---------------------------------       ---------------------------------
                                                                         WEIGHTED                                WEIGHTED
                                                AMORTIZED     FAIR        AVERAGE       AMORTIZED     FAIR        AVERAGE
                                                  COST        VALUE        YIELD          COST        VALUE        YIELD
                                                ------       ------        ------       ------       ------       ------
                                                                         (DOLLARS IN THOUSANDS)

Mortgage-backed securities ...............      $ 3,345      $ 3,372         6.66%      $85,957      $83,706         6.82%
                                                -------      -------                    -------      -------

U.S. Government and agency securities ....           --           --           --         2,000        2,000         5.55
                                                -------      -------                    -------      -------

Equity securities(2) .....................          481          393           --            --           --           --
                                                -------      -------                    -------      -------

Other securities(3) ......................           --          199           --         1,837          468           --
                                                -------      -------                    -------      -------

Total trading account assets .............      $ 3,826      $ 3,964         5.82       $89,794      $86,174         6.65
                                                =======      =======                    =======      =======


----------------

(1) At June 30, 2002, consisted of $5,000 of Freddie Mac participation certificates, $1.012 million of Fannie Mae participation certificates and $919,000 of Ginnie Mae participation certificates.
(2) At June 30, 2002, equity securities consisted of mutual funds invested in a variety of fixed income and equity securities.
(3) At June 30, 2002, consisted of total return swaps which we use to enhance our returns, and interest rate contracts which do not qualify for hedge accounting treatment pursuant to SFAS No. 133.

        The following table sets forth the fair value of our securities activities with respect to our securities classified as available for sale and held to maturity for the periods indicated.

                                                              AT OR FOR SIX MONTHS                  AT OR FOR THE YEARS
                                                                 ENDED JUNE 30,                      ENDED DECEMBER 31,
                                                            ------------------------      ---------------------------------------
                                                               2002           2001           2001           2000           1999
                                                            ---------      ---------      ---------      ---------      ---------
                                                                                       (IN THOUSANDS)

Beginning balance .....................................     $ 184,344      $  50,133      $  50,133      $     733      $      --
                                                            ---------      ---------      ---------      ---------      ---------

Mortgage-backed securities purchased-
  available for sale ..................................        72,801        119,027        189,437        100,757             --

Mortgage-backed securities purchased-
  held to maturity ....................................            --             --             --             --            751
U.S. Government and agency securities purchased - held
  to maturity .........................................            --          2,055          2,055          2,000             --
                                                            ---------      ---------      ---------      ---------      ---------

           Total securities purchased .................        72,801        121,082        191,492        102,757            751
                                                            ---------      ---------      ---------      ---------      ---------
Less:
     Sale of mortgage-backed securities-
       available for sale .............................       (41,766)       (11,257)       (54,750)       (53,682)            --
                                                            ---------      ---------      ---------      ---------      ---------
     Total Securities sold ............................       (41,766)       (11,257)       (54,750)       (53,682)            --
                                                            ---------      ---------      ---------      ---------      ---------
     Proceeds from maturities of securities ...........            --         (2,000)        (2,000)            --             --
     Change in net unrealized gain (loss) on
     securities available for sale and held to
     maturity .........................................           671            764          1,685            403             (8)
     Amortization of (premium)/discount ...............        (1,985)          (362)        (2,216)           (78)           (10)
                                                            ---------      ---------      ---------      ---------      ---------

Ending balance ........................................     $ 214,065      $ 158,360      $ 184,344      $  50,133      $     733
                                                            =========      =========      =========      =========      =========

SOURCES OF FUNDS

         General. We consider various sources of funds to fund our investing and lending activities and we evaluate the available sources of funds in order to reduce our overall funding costs. Deposits, reverse repurchase agreements, advances from the FHLB of San Francisco, notes payable, and sales, maturities and principal repayments on loans and securities have been the major sources of funds for use in our lending and investing activities, and for other general business purposes. We closely monitor rates and terms of competing sources of funds on a daily basis and utilize the source which we believe to be cost effective.


         Deposits. Los Padres Bank attempts to price its deposits in order to promote deposit growth and offers a wide array of deposit products in order to satisfy our business and retail customers' needs. Los Padres Bank's current deposit products include passbook accounts, negotiable order of withdrawal ("NOW") and demand deposit accounts, money market deposit accounts, fixed-rate, fixed-maturity retail certificates of deposit ranging in terms from one month to five years and individual retirement accounts.



         Los Padres Bank's retail deposits are generally obtained from residents in each of its primary market areas. Los Padres Bank also intends to open a new branch in the Phoenix/Scottsdale, Arizona metropolitan area during the fourth quarter of 2002 and another branch in the Kansas City metropolitan area in mid 2003. The principal methods currently used by Los Padres Bank to attract deposit accounts include offering a variety of products and services and competitive interest rates. Los Padres Bank utilizes traditional marketing methods to attract new customers and savings deposits, including various forms of advertising.

         The following table presents the average balance of each deposit type and the average rate paid on each deposit type of Los Padres Bank for the periods indicated.


                                                                                        DECEMBER 31,
                                                           ---------------------------------------------------------------------
                                         JUNE 30, 2002            2001                       2000                  1999
                                     --------------------  --------------------     ---------------------  ---------------------
                                     AVERAGE     AVERAGE   AVERAGE     AVERAGE      AVERAGE      AVERAGE   AVERAGE      AVERAGE
                                     BALANCE    RATE PAID  BALANCE    RATE PAID     BALANCE     RATE PAID  BALANCE     RATE PAID
                                     -------    ---------  -------    ---------     -------     ---------  -------     ---------
                                                                      (DOLLARS IN THOUSANDS)
Passbook accounts..................   $19,371       1.35%   $13,429       1.93%       $11,688     2.59%      $13,293    2.65%
Money market accounts..............    47,647       2.39     25,409       3.11         22,609     4.24        30,908    4.13
NOW accounts ......................    30,596       0.59     19,825       0.95         17,995     1.34        17,685    0.96
Certificates of deposit ...........   395,968       3.52    341,444       5.26        283,582     5.67       296,767    5.02
                                    ---------             ---------                 ---------              ---------
         Total deposits............  $493,582       3.15   $400,107       4.79       $335,874     5.24      $358,653    4.65
                                    =========             =========                 =========              =========


         The following table sets forth the maturities of Los Padres Bank's certificates of deposit having principal amounts of $100,000 or more at June 30, 2002.



                                                                              AMOUNT
                                                                        -----------------
                                                                          (IN THOUSANDS)
Certificates of deposit maturing:
   Three months or less........................................                $48,741
   Over three through six months................................                36,584
   Over six through twelve months...............................                62,996
   Over twelve months...........................................                20,810
                                                                            ----------
      Total.....................................................              $169,131
                                                                            ==========

         The following table sets forth the activity in Los Padres Bank's deposits during the period indicated.


                                                      SIX MONTHS ENDED
                                                          JUNE 30,                     YEAR ENDED DECEMBER 31,
                                                 ---------------------------  ------------------------------------------
                                                     2002          2001           2001           2000          1999
                                                 -----------     -----------  ------------    ----------     -----------
                                                                             (IN THOUSANDS)
   Beginning balance...........................    $520,858       $355,705       $355,705     $379,839        $327,681

   Net increase (decrease) before interest
     credited..................................     (22,283)        23,424         71,633       30,483          37,820
   Interest credited...........................       7,328          8,238         16,895       14,713          14,338
   Deposit acquisitions (dispositions).........           --            --         75,410(1)   (65,407)(2)          --
     Gain on sale of Deposits..................           --            --             --       (3,923)             --
     Purchase accounting premium...............           --            --          1,365           --              --
     Amortization of purchase accounting
      premium..................................        (464)           (9)           (150)          --              --
                                                  ----------     ---------      ---------     ---------       --------
   Net increase (decrease) in deposits.........     (15,419)        31,653        165,153      (24,134)         52,158
                                                  ----------     ---------      ---------     ---------       --------
   Ending balance..............................    $505,439       $387,358       $528,858      $355,705       $379,839
                                                  ==========     =========      =========     =========       ========

--------------

(1) In November 2001, we acquired from Harrington Bank, FSB its Shawnee Mission, Kansas branch along related with deposits and loans.

(2) In February 2000, we sold two branches and the related deposits that we had acquired in 1997.


        The following table sets forth by various interest rate categories the certificates of deposit with Los Padres Bank at the dates indicated.



                                                          AT                   AT DECEMBER 31,
                                                        JUNE 30     ---------------------------------------
                                                          2002         2001          2000          1999
                                                        --------    ----------     ---------    -----------
                                                                       (IN THOUSANDS)

   0.00% to 2.99%..............................         $209,671      $59,511           $37          $322
   3.00 to 3.99................................           71,080       61,181            --           604
   4.00 to 4.99................................           36,232      203,718         4,582        73,927
   5.00 to 5.99................................           23,996       61,108       136,624       229,739
   6.00 to 6.99................................           11,186       39,866       155,378         7,008
   7.00 and higher.............................            1,207        1,183           216           204
                                                        --------    ----------     ---------    ---------
     Total.....................................         $353,372     $426,567      $296,837      $311,804
                                                        ========    ==========     =========    =========

        The following table sets forth the amount and remaining maturities of Los Padres Bank's certificates of deposit at June 30, 2002.


                                                OVER SIX
                                                 MONTHS          OVER ONE           OVER TWO
                              SIX MONTHS       THROUGH ONE     YEAR THROUGH       YEARS THROUGH    OVER THREE
                                AND LESS           YEAR          TWO YEARS         THREE YEARS        YEARS         TOTAL
                             -------------    -------------    ------------       -------------    -----------   ----------
                                                                  (IN THOUSANDS)

0.00% to 2.99%............        $108,577         $ 98,630         $ 2,450              $   -           $ 15    $  209,672
3.00 to 3.99                        54,749            9,893           4,853                779            805        71,079
4.00 to 4.99..............           9,107            2,443           1,527             17,595          5,561        36,233
5.00 to 5.99..............           6,246            1,791           4,622              4,836          6,501        23,996
6.00 to 6.99..............           4,305            2,212           1,298              3,368              2        11,185
7.00 and higher...........             113               18               -              1,076              -         1,207
                                ----------       ----------      ----------        -----------     ----------    ----------
  Total...................        $183,097         $114,987         $14,750            $27,654        $12,884    $  353,372
                                ==========       ==========      ==========        ===========     ==========    ==========



        Borrowings. We obtain both long-term fixed-rate and short-term variable-rate advances from the FHLB of San Francisco upon the security of certain of our residential first mortgage loans and other assets, provided certain standards related to creditworthiness of Los Padres Bank have been met. FHLB of San Francisco advances are available for general business purposes to expand lending and investing activities. Borrowings have generally been used to fund the purchase of mortgage-backed and related securities and lending activities and have been collateralized with a pledge of loans, securities in our portfolio or any mortgage-backed or related securities purchased. Advances from the FHLB of San Francisco are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At June 30, 2002, we had seven advances from the FHLB of San Francisco which mature between July 2002 and June 2010. At June 30, 2002, we had total FHLB of San Francisco advances of $123.4 million at a weighted average coupon of 4.23%. Our borrowings from the FHLB of San Francisco are limited to 35% of Los Padres Bank's total assets, or $239.1 million at June 30, 2002, $234.4 million at December 31, 2001, and $169.5 million at December 31, 2000.


        While not presently utilizing this funding source, we also have in the past obtained funds from the sales of securities to investment dealers under agreements to repurchase, known as reverse repurchase agreements. In a reverse repurchase agreement transaction, we will generally sell a mortgage-backed security agreeing to repurchase either the same or a substantially identical security on a specific later date, generally not more than 90 days, at a price less than the original sales price. The difference in the sale price and purchase price is the cost of the use of the proceeds. The mortgage-backed securities underlying the agreements are delivered to the dealers who arrange the transaction. For agreements in which we have agreed to repurchase substantially identical securities, the dealers may sell, loan or otherwise dispose of our securities in the normal course of their operations; however, such dealers or third party custodians safe-keep the securities which are to be specifically repurchased by us. In this type of transaction, we are subject to the risk that the lender may default at maturity and not return the collateral. The amount at risk is the value of the collateral which exceeds the balance of the borrowing. In order to minimize this potential risk, we only deal with large, established dealers when entering into these transactions. Reverse repurchase transactions are accounted for as financing arrangements rather than as sales of such securities, and the obligation to repurchase such securities is reflected in a liability in our consolidated financial statements.


        We are parties to a credit agreement with Harris Trust and Savings Bank and US Bank, N.A. Under the credit agreement, we have a revolving credit facility that enables us to borrow up to $25 million for general corporate purposes from time to time prior to September 17, 2005, up to $21.875 million from September 17, 2005 through September 17, 2006, and up to $18.75 million from September 17, 2006 through September 30, 2007, in each case subject to customary borrowing conditions. As of June 30, 2002, we had outstanding borrowings of $16.6 million under the credit agreement. Our payment obligations under the credit agreement are secured by a first priority security interest in the capital stock of Los Padres Bank.


         We pay interest on the outstanding amount of our borrowings from time to time under the credit agreement at an interest rate that adjusts based upon our compliance with certain financial criteria and our selection of an interest rate formula. At our option, the interest rates per annum applicable to any particular borrowing under the credit agreement is either (1) adjusted LIBOR plus a margin ranging from 2.0% to 3.0% or (2) the prime rate announced from time to time by Harris Trust and Savings Bank minus a margin ranging from 0.5% to 0.0%. The factors that determine the amount of the margin include our core profitability and our non-performing asset ratio. We are currently at the most favorable pricing level under the credit agreement. In each year, we also pay a commitment fee to the lenders equal to 0.25% of the average daily undrawn portion of the borrowings available to us under the credit agreement for that year.


         The credit agreement contains a number of significant covenants that restrict our ability to dispose of assets, incur additional indebtedness, invest in mortgage derivative securities above certain thresholds, create liens on assets, engage in mergers or consolidations or a change-of control, engage in certain transactions with affiliates, pay cash dividends or repurchase common stock. The credit agreement also requires us to comply with specified financial ratios and tests, including causing Los Padres Bank to maintain a ratio of non-performing assets to the sum of Tier 1 risk-based capital plus loan loss reserves of not more than 0.20 to 1, maintaining a ratio of outstanding loans under the credit agreement to the stockholders' equity of Los Padres Bank of less than 0.50 to 1, maintaining Los Padres Bank's status as a "well capitalized" institution and complying with minimum core profitability requirements. Management believes that as of June 30, 2002, it was in compliance with all of such covenants and restrictions and does not anticipate that such covenants and restrictions will limit its operations.

         The following table sets forth certain information regarding our short-term borrowings at or for the dates indicated.

                                                                                   AT OR FOR THE SIX MONTHS ENDED
                                                                                              JUNE 30,
                                                                                   ------------------------------
                                                                                     2002                2001
                                                                                   -----------        -----------
                                                                                             (DOLLARS IN THOUSANDS)
Securities sold under agreements to repurchase:
   Average balance outstanding.........................................              $ 1,075            $     --
   Maximum amount outstanding at any month-end during the period.......                1,427                  --
   Balance outstanding at end of period................................                1,322                  --
   Average interest rate during the period.............................                 1.20%                 --%
   Average interest rate at end of period..............................                 1.28%                 --%

Short-term FHLB advances:
   Average balance outstanding.........................................              $28,956             $47,696
   Maximum amount outstanding at any month-end during the period.......               48,403              81,403
   Balance outstanding at end of period................................               48,403              81,403
   Average interest rate during the period.............................                 2.28%               4.90%
   Average interest rate at end of period..............................                 2.18%               4.31%


                                                                                             AT OR FOR THE YEAR ENDED
                                                                                                   DECEMBER 31,
                                                                                -------------------------------------------------
                                                                                   2001               2000                1999
                                                                                -------------     -------------      ------------
                                                                              (DOLLARS IN THOUSANDS)
Securities sold under agreements to repurchase:
   Average balance outstanding.........................................               $108            $42,027             $42,742
   Maximum amount outstanding at any month-end during the period.......                613            104,278              96,938
   Balance outstanding at end of period................................                365                 --               9,982
   Average interest rate during the period.............................               1.24%              5.97%               5.04%
   Average interest rate at end of period..............................               1.00%                --%               5.55%

Short-term FHLB advances:
   Average balance outstanding.........................................            $47.959            $38,461              $8,581
   Maximum amount outstanding at any month-end during the period.......             85,403             63,000              58,000
   Balance outstanding at end of period................................             21,403             36,000               6,000
   Average interest rate during the period.............................               4.05%              6.36%               5.19%
   Average interest rate at end of period..............................               4.07%              6.58%               5.49%

SUBSIDIARIES


         Our primary subsidiary is Los Padres Bank. We were formed for the purpose of acquiring Los Padres Bank, and we completed the acquisition in 1996. Los Padres Bank is a wholly-owned subsidiary.

         In February 1999, we purchased a 49% interest in Harrington Wealth Management Company, which provides trust and investment management services to individuals and small institutional clients. In November 2001, we purchased the remaining 51% interest in Harrington Wealth Management Company. Harrington Wealth Management Company emphasizes the management of expected risk and return through personal knowledge and analysis of each customer's investment needs, risk tolerance, tax situation and investment horizon. At June 30, 2002, Harrington Wealth Management Company administered approximately 374 accounts and had $96.7 million of assets under management which are not included on our balance sheet. For the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999, Harrington Wealth Management Company generated revenues of $201,000, $164,000, $348,000, $261,000 and $152,000,
respectively. Harrington Wealth Management Company is a wholly-owned subsidiary of Los Padres Bank.

         In August 2002, we established Los Padres Mortgage as a 51%-owned mortgage banking subsidiary of Los Padres Bank. Los Padres Mortgage has not yet engaged in business. Los Padres Mortgage has entered into a non-exclusive joint venture with Market Resources Inc., the owner of numerous RE/MAX brokerage agencies in the Phoenix/Scottsdale metropolitan area, which owns 49% of Los Padres Mortgage. Based on RE/MAX network referrals, Los Padres Mortgage will originate single-family residential and commercial real estate loans primarily for sale to third party investors. Los Padres Bank has the ability to engage in similar relationships with other brokerage agencies in the Phoenix/Scottsdale metropolitan area, subject to a right of first refusal in favor of Los Padres Mortgage. Los Padres Bank will also have the opportunity to purchase select single-family and commercial real estate loans from Los Padres Mortgage for its portfolio.

         Valley Oaks Financial Corporation was formed as a wholly owned service corporation of Los Padres Bank in 1983 and serves as the title holder with respect to the mortgages we originate.

LEGAL PROCEEDINGS

         We are involved in a variety of litigation matters in the ordinary course of our business and anticipate that we will become involved in new litigation matters from time to time in the future. Based on the current assessment of the other matters, we do not presently believe that any one of these existing other matters or all such matters taken as a whole is likely to have a material adverse impact on our financial condition, results of operations, cash flows or prospects. However, we will incur legal and related costs concerning litigation and may from time to time determine to settle some or all of the cases, regardless of our assessment of our legal position. The amount of legal defense costs and settlements in any period will depend on many factors, including the status of cases, the number of cases that are in trial or about to be brought to trial, and the opposing parties' aggressiveness in pursuing their cases and their perception of their legal position.

OFFICE LOCATIONS

         The following table sets forth certain information with respect to our offices at June 30, 2002.


                                                 LEASED/OWNED              DATE OFFICE
                                                      AND               OPENED OR PURCHASE       TOTAL DEPOSITS AT
             OFFICE LOCATION                 LEASE EXPIRATION DATE             DATE                JUNE 30, 2002
-----------------------------------------  ------------------------     ------------------       -----------------
Solvang Branch and Administrative Offices  Lease expires on 1/31/05          June 1983                $98,182
610 Alamo Pintado Road                     with two options for
Solvang, CA  93463                         five years each

Loan Center                                Lease expires on 1/31/05         March 1998                   --
1992 Mission Drive                         with two options for
Solvang, CA  93463                         five years each

Pismo Branch                               Lease expires on 2/9/08           May 1988                 80,636
831 Oak Park Boulevard                     with two options for
Pismo Beach, CA  93449                     five years each

Atascadero Branch                          Lease expires on 4/30/06          May 1991                 48,221
7315 El Camino Real                        with two options for
Atascadero, CA  93422                      five years each

Santa Maria Branch                         Lease expires on 6/30/07         July 1992                 58,942
402 E. Main Street                         with three options for
Santa Maria, CA  93454                     five years each

Buellton Branch                            Lease expires on 11/2/07       December 1997               16,149
234 E. Highway 246, Suite 109              with one option for five
Buellton, CA  93427                        years

Goleta Branch                              Lease expires on               February 1999               69,838
197 North Fairview                         12/31/03 with four
Goleta, CA 93117                           options for five years
                                           each

San Luis Branch                            Lease expires on                January 2001               15,797
1322 Madonna Road                          12/31/05 with two
San Luis Obispo, CA  93405                 options for five years
                                           each

Nipomo Branch                              Lease expires on                 July 2001                 10,691
542 W. Teft Road                           11/30/05 with three
Nipomo, CA  93444                          options for five years
                                           each

Storage Area                               Month-to-month Lease             June 1992                    --
1120 Mission Drive                         with no expiration date
Solvang, CA 93463


                                                 LEASED/OWNED              DATE OFFICE
                                                      AND               OPENED OR PURCHASE       TOTAL DEPOSITS AT
             OFFICE LOCATION                 LEASE EXPIRATION DATE             DATE                JUNE 30, 2002
-----------------------------------------  ------------------------     ------------------       -----------------
Human Resources and Compliance             Lease expires on 1/31/05         March 2000                   --
Training Room                              with two options for
Suite A-4 and A-5                          five years each
1984 Old Mission Drive
Solvang, CA  93463

Loan Origination Center                    Lease expires on 1/31/05         April 2002                   --
Suite B-12                                 with two options for
1988 Old Mission Drive                     five years each
Solvang, CA  93463

Harrington Bank                            Lease expires on               November 2001               70,218
6300 Nall Avenue                           12/31/10 with four
Kansas City, KS  66208                     options for five years
                                           each

Harrington West Financial Group, Inc.      Lease expires on 3/31/04        January 2002                  --
10801 Mastin Boulevard, Suite 740
Overland Park, KS  66210

Harrington Wealth Management Company       Lease expires on 10/31/06      November 2001                  --
10150 Lantern Road, Suite 150
Fishers, IN  46038

Proposed Scottsdale Branch                 Lease expires on 9/30/12    Fourth quarter 2002               --
10555 North 114th Street, Suite 100        with two options for             (proposed)
Scottsdale, AZ  85295                      five years each

Ojai Branch                                Owned                          November 1997               38,087
110 South Ventura Street
Ojai, CA  93023

Hanalei Bay Condo                          Owned                            July 1994                   --
5380 Honiki Road
Princeville, Kauai

Proposed Kansas Branch                     --                                Mid 2003                   --
143rd and Metcalf                                                           (Proposed)
Overland Park, KS  66223 (1)

----------------

(1)      Represents a lot that we are currently in the process of purchasing.

EMPLOYEES

         As of June 30, 2002, we had 130 full-time equivalent employees. Our employees are not subject to any collective bargaining agreements and we believe that our relationship with our employees is satisfactory.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The following table lists our directors and executive officers and also presents those of Los Padres Bank as of June 30, 2002.



                NAME                           AGE                                  POSITION
                ----                           ---                                  --------
Craig J. Cerny                                  47           Chairman of the Board and Chief Executive Officer
                                                                 For Los Padres Bank, Chairman of the Board, Chief
                                                                 Executive Officer and Chief Investment Officer

William W. Phillips, Jr.                        49           President and a Director
                                                                 For Los Padres Bank, Chief Operating Officer, President
                                                                 and a Director

Susan C. Weber                                  55           Senior Vice President and Secretary
                                                                 For Los Padres Bank, Executive Vice President and Chief
                                                                 Lending Officer and a Director

Mark R. Larrabee                                44            For Los Padres Bank, President, Kansas Region, Chief
                                                              Commercial Lending Officer and a Director

Sean Callow                                     37           Senior Vice President and Chief Financial Officer
                                                                 For Los Padres Bank, Senior Vice President and Chief
                                                                 Financial Officer

Vernon H. Hansen                                49           For Los Padres Bank, President, Arizona Region

Michele K. Morrison                             43           For Los Padres Bank, Senior Vice President and
                                                             Chief Savings Officer

Steven J. Berg                                  52           For Los Padres Bank, Senior Vice President -Compliance and
                                                             Corporate Counsel

Louise J. Thurman                               60           For Los Padres Bank, Senior Vice President - Human Resources,
                                                                 Manager and Security Officer

Paul O. Halme                                   61           Director
                                                                  For Los Padres Bank, Director

Stanley S. Kon                                  53           Director
                                                                  For Los Padres Bank, Director

John J. McConnell                               56           Director
                                                                  For Los Padres Bank, Director

William D. Ross                                 73           Director
                                                                  For Los Padres Bank, Director

Dean A. Anders                                  68           For Los Padres Bank, Director

George G. Jones                                 66           For Los Padres Bank, Director

         We do not have employment agreements, severance agreements or change of control agreements with any of our executive officers, and all of them are subject to termination at will. Our board of directors is elected annually by our stockholders, and each member of the board of directors serves until the next annual meeting of stockholders and until his or her successor is elected and qualified. The last annual meeting of stockholders was held in May 2002.


         Craig J. Cerny has served as our Chairman of the Board and Chief Executive Officer since August 1995, when he formed Harrington West Financial Group, Inc. to acquire Los Padres Bank. Mr. Cerny has been the Chief Executive Officer of Los Padres Bank since October 2001 and the Chairman of the Board of Los Padres Bank since May 2002. Mr. Cerny has also served as a director and the Chief Investment Officer of Los Padres Bank since April 1996. Until January 2002, Mr. Cerny was the Chief Executive Officer, President and a director of Harrington Financial Group, Inc., Richmond, Indiana or HFGI, and Chairman of the Board and Chief Executive Officer and President of HFGI's subsidiary, Harrington Bank, FSB, positions he held since February 1992. We and HFGI have always operated as separate companies, with separate boards of directors and management, although we had some common stockholders. In January 2002, HFGI and Harrington Bank merged with an unaffiliated financial institution after the sale, among other things, of the assets of HFGI's Shawnee Mission, Kansas operations to Los Padres Bank. Prior to holding these positions, Mr. Cerny served as a principal and member of the board of directors of Smith Breeden which renders consulting and advisory services to us. Mr. Cerny was employed at Smith Breeden from April 1985 to December 1996, where he was active in their bank consulting and investment advisory practice. Mr. Cerny remains a stockholder in Smith Breeden. Prior to joining Smith Breeden, Mr. Cerny held a number of financial management related positions with Hallmark Cards, Inc. and Pizza Hut Restaurants, Inc. He holds a Master of Business Administration in Finance from Arizona State University, where he graduated with distinction. Mr. Cerny earned a Bachelor of Science in Finance from Arizona State University and was a member of the Honors Convocation.

         William W. Phillips, Jr. is our President and a director and he is the President, Chief Operating Officer and a director of Los Padres Bank. Mr. Phillips has been our President since 1998 and a director since May 2002. Mr. Phillips became a director of Los Padres Bank in 2001. Mr. Phillips had served as the President and Chief Operating Officer of Los Padres Bank since 1997. Prior to being named as our President, Mr. Phillips held positions as our Chief Financial Officer and as our Chief Operating Officer. Prior to being the President and Chief Operating Officer of Los Padres Bank, he served as its Senior Vice President and Treasurer. He has more than 23 years experience in the banking industry and has served Los Padres Bank in progressively responsible capacities since its inception in 1983.

         Susan C. Weber has been with Los Padres Bank since 1983. She has served as our Senior Vice President and Secretary since 1999. Ms. Weber has served as Executive Vice President and Chief Lending Officer of Los Padres Bank since 1999, and she has been a director of Los Padres Bank since 2001. When Ms. Weber joined Los Padres Bank in 1983 as Vice President and Loan Manager, she was instrumental in establishing its loan department. Shortly thereafter she was promoted to Vice President and Chief Loan Officer and, in June 1997, she was promoted to Senior Vice President and Chief Loan Officer. She has more than 30 years experience in the banking industry, including 19 years at Los Padres Bank.

         Mark R. Larrabee. Mr. Larrabee has been President of the Kansas Region and Chief Commercial Lending Officer of Los Padres Bank since November 2001, when Los Padres Bank acquired the Kansas operations of Harrington Bank, FSB. In December 2001, he was also named a director of Los Padres Bank. Mr. Larrabee held similar positions at Harrington Bank, FSB since February 1998. From January 1996 to February 1998, Mr. Larrabee served as Executive Vice President for Country Club Bank, Kansas City, Missouri. Prior to joining Country Club Bank, Mr. Larrabee was Senior Vice President for Bank IV Kansas, National Association, Overland Park, Kansas, from March 1984 to January 1996. His previous experience includes an extensive commercial lending background, senior management positions with various responsibilities including strategic planning and corporate development, and the start up of a de novo national bank. Mr. Larrabee holds a Bachelor of Science in Business Administration from the University of Kansas and a Master of Business Administration from the University of Missouri, graduating with Highest Distinction.


         Sean M. Callow has served as Senior Vice President and Chief Financial Officer for us and Los Padres Bank since April 1999. Prior to being named as our Chief Financial Officer, Mr. Callow held the position of controller. Prior to joining us in 1991 he was a senior accountant with Deloitte & Touche, auditing companies in the real estate and savings and loan industry. Prior to that Mr. Callow served as the controller at Danvik Engineering Consulting. Mr. Callow has a Bachelor of Arts with emphasis in Accounting from the University of California, Santa Barbara and is a certified public accountant.



         Vernon H. Hansen joined Los Padres Bank in July 2002 as President of our newly formed Arizona Region. He has several years of experience in the Phoenix, Arizona metropolitan market, and a 30-year background in commercial and community banking, including duties as President, Branch Manager, Chief Credit Officer and Lending Officer. Prior to joining Los Padres Bank, Mr. Hansen was Executive Vice President - Chief Lending Officer for Bank of the Southwest in Tempe, Arizona from May 2001 to July 2002, and Vice President - Chief Credit Officer for Matrix Capital Bank in Phoenix and Denver from January 1997 to May 2001. He was also employed by the FDIC as a bank examiner earlier in his career. Mr. Hansen graduated from the University of Iowa, with a BBA in Finance.



         Michelle K. Morrison has been with Los Padres Bank since its inception in 1983. She has served as Senior Vice President and Chief Savings Officer of Los Padres Bank since 1999. Prior to 1999, she has held several positions within Savings Administration for Los Padres Bank. Ms. Morrison has more than 20 years experience in the banking industry.



         Steven J. Berg has served as our Corporate Counsel and as Senior Vice President and Compliance Officer of Los Padres Bank since October 1996. At the time Mr. Berg joined Los Padres Bank, Mr. Berg was in private law practice in Santa Barbara and Goleta, California, where he focused on banking and creditors rights law. Prior to that, Mr. Berg served in various legal positions, including general counsel with Santa Barbara Federal Savings & Loan Association. Mr. Berg entered private law practice in 1976. He received a Juris Doctor from the University of South Dakota School of Law in 1976 and received a Bachelor of Science degree with Honors in Business Administration, University of South Dakota, 1972.



         Louise J. Thurman has served as Senior Vice President, Manager of Human Resources and Security Offices of Los Padres Bank since 1996. Prior to that she was at First Banks, Inc. (formerly La Cumbre Savings Bank, FSB) for five years where she was Vice President, Human Resources Manager. Ms. Thurman's previous human resources experience includes seven years with First Federal Bank of California, Santa Monica, California, where she served in progressively increasing levels of responsibilities culminating as Vice President, Human Resources Director, and nine years with the Power Systems Division of Gould, Inc., Downey, California, where she also served as a member of the management negotiating team during contract negotiations with two bargaining units under the I.B.E.W.



         Paul O. Halme has served as a director since May 2002 and as a Director of Los Padres Bank since 2000. Mr. Halme is an attorney and a partner in the law firm of Halme and Clark in Solvang, California. Mr. Halme received his bachelor's degree from the University of California at Los Angeles and his law degree from the University of California, Hastings College of Law.



         Stanley Kon has served as a director and as a Director of Los Padres Bank since 1996. Dr. Kon also served as a director of HFGI until January 2002. Dr. Kon is a Senior Vice President, a director and co-head of Smith Breeden's Investment Management Group. Dr. Kon also serves as the firm's Director of Research. Prior to joining Smith Breeden in 1997, Dr. Kon was a Professor of Finance at the University of Michigan since 1982. Dr. Kon has also served as a consultant to government, business and financial institutions, including the U.S. Department of Labor, Resolution Trust Corporation, U.S. Securities and Exchange Commission, Catalyst Group, The Commodity Exchange and Chase Econometric Associates. Dr. Kon is the editor of the Journal of Fixed Income. Dr. Kon holds a Ph.D. in Finance from the State University of New York at Buffalo, a Master of Business Administration in Finance and Economics from St. John's University and a Bachelor of Science in Chemical Engineering from the Lowell Technological Institute.


         John J. McConnell has served as a director and as a Director of Los Padres Bank since 1996. Dr. McConnell also served as a director of HFGI until January 2002. Dr. McConnell is the Emanuel T. Weiler Distinguished Professor of Management at the Krannert School of Management, Purdue University, where he has been a faculty member since 1976. He served on the Board of Directors of the FHLB of Indianapolis from 1983 to 1986 and has been a consultant for various government agencies, trade associations, law firms, and corporations. Dr. McConnell holds a Ph.D. in Finance from Purdue University and a Master of Business Administration in Finance and Accounting from the University of Pittsburgh. He received his undergraduate degree in Economics from Denison University.



         William D. Ross has served as a director since our inception. Mr. Ross served as our President and as the Chief Executive Officer of Los Padres Bank from 1983 to 1998 and was Chairman of Los Padres Bank from 1997 to May 2002. Mr. Ross has spent more than forty-five years in the banking business. He is a graduate in Business Administration from the University of Southern California.



         Dean A. Anders has served as a Director of Los Padres Bank since 1999. He is a retired superintendent of the Santa Ynez Valley Union High School District.



         George G. Jones has served as a Director of Los Padres Bank since its inception. Mr. Jones is the Chairman, CEO and owner of The Jones Organization Insurance Services in Solvang, California.


COMMITTEES OF THE BOARD OF DIRECTORS

         General. Our board of directors has an audit committee and a compensation committee, each of which is described below. Our audit and compensation committees will be comprised entirely of independent directors. The members of our audit committee are Messrs. Ross, Halme and McConnell. Our compensation committee is also comprised of Messrs. Ross, Halme and McConnell.

         Audit Committee. Our audit committee reviews our auditing, accounting, financial reporting and internal control functions and make recommendations to the board of directors for the selection of independent accountants. In addition, the committee monitors the quality of our accounting principles and financial reporting, as well as the independence of and the non-audit services provided by our independent accountants. In discharging its duties, the audit committee:

- reviews and approves the scope of the annual audit and the independent accountants' fees;

- meets independently with our compliance staff, contracted internal auditors, our independent accountants and our senior management; and

- reviews the general scope of our accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems as well as the results of the annual audit.

         Compensation Committee. Our compensation committee determines, approves and reports to the board of directors on all elements of compensation for our elected officers including targeted total cash compensation and long-term equity based incentives.


         Bank Committees. In addition, Los Padres Bank has the following committees: an asset/liability management committee, an audit committee, a compensation committee, a CRA committee, an executive committee, an internal asset review oversight committee and a loan oversight committee.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Our board of directors' compensation committee currently consists of the following non-employee directors: Messrs. Ross, Halme and McConnell. Mr. Halme became a member of the committee in July of 2002, replacing Mr. Kon. Until the compensation committee was formed in December of 1999, the full board of directors made all decisions regarding executive compensation. During the year ended December 31, 2001, no member of our board of directors or of its compensation committee served as a member of the board of directors or compensation committee of an entity that had one or more executive officers serving as members of our board of directors or its compensation committee.


         None of the members of the compensation committee during fiscal year ended December 31, 2001, served as an officer or employee of ours or Los Padres Bank, and except for the following two disclosures, none of the members of the compensation committee has served as one of our officers, or as an officer of Los Padres Bank, or had a relationship with us or Los Padres Bank requiring disclosure under the securities laws. William D. Ross was one of our senior executive officers and a senior executive officer of Los Padres Bank until 1998. Stanley Kon, one of our directors, and a member of the compensation committee during 2001 and until July 2002, is a principal and director at Smith Breeden. Los Padres Bank entered into an Investment and Interest Rate Advisory Agreement with Smith Breeden in February 1997, which was amended in January 2002. Smith Breeden received fees of $159,000, $140,000, $295,000, $286,000, and $284,000 during the six months ended June 30, 2002 and 2001 and during 2001, 2000, and 1999 under this agreement. See - Certain Relationships and Related Transactions."


DIRECTOR COMPENSATION


         Our non-employee directors receive an annual fee of $10,000 for attending board of directors and committee meetings. Non-employee directors of Los Padres Bank receive an annual fee of $27,500 for attending board of director and committee meetings of Los Padres Bank.



         In addition, each of our directors is eligible to receive option grants under the terms of the 1996 Stock Option Plan. Our non-employee directors and non-employee directors of Los Padres Bank may not receive an option to purchase more than 4,500 shares of our common stock in any calendar year, provided the maximum grant may not be more than 6,000 shares in any calendar year if such individual is serving as a director of both us and Los Padres Bank. See "-1996 Stock Option Plan."

EXECUTIVE COMPENSATION

         The following table sets forth salaries and bonuses paid during the last three years to our Chief Executive Officer and our next most highly compensated executive officers whose total annual salary and bonus exceeds $100,000. The individuals included in this table are referred to as the "named executive officers."






                                                                             ANNUAL COMPENSATION
                                                              ---------------------------------------------------
                                                                                               OTHER ANNUAL
NAME AND PRINCIPAL POSITION                          YEAR      SALARY(1)(2)     BONUS         COMPENSATION(3)
------------------------------------------------  ----------- -------------- -------------  ---------------------
Craig J. Cerny                                       2001      $236,000        $140,000             $5,250
Chairman and Chief Executive Officer of the          2000       234,300         100,000              5,250
Company                                              1999       230,800          75,000              5,000


William W. Phillips, Jr.                             2001       158,500          75,000             $5,250
President of the Company and Los Padres Bank         2000       150,800          50,000              5,250
                                                     1999       141,400          47,500              5,000


Sean M. Callow                                       2001       103,625          37,500             $3,150
Chief Financial Officer of the Company and           2000        90,240          25,000              3,150
Bank and Senior Vice President of Los Padres Bank    1999        83,900          20,000              2,925


Susan C. Weber                                       2001       111,250          40,000             $3,150
Senior Vice President of the Company and             2000       104,000          20,000              3,000
Executive Vice President of Los Padres Bank          1999        95,540          22,500              3,000

                                                     LONG-TERM
                                                   COMPENSATION
                                                  --------------
                                                     AWARDS
                                                  --------------
                                                                       ALL OTHER
NAME AND PRINCIPAL POSITION                          OPTIONS         COMPENSATION
------------------------------------------------  --------------   ------------------
Craig J. Cerny                                           -         $        -
Chairman and Chief Executive Officer of the              -                  -
Company                                                22,500               -


William W. Phillips, Jr.                               6,000                -
President of the Company and Los Padres Bank             -                  -
                                                       16,500               -


Sean M. Callow                                         3,750                -
Chief Financial Officer of the Company and               -                  -
Bank and Senior Vice President of Los Padres Bank      7,500                -


Susan C. Weber                                         4,500                -
Senior Vice President of the Company and                 -                  -
Executive Vice President of Los Padres Bank            9,000                -



         ---------------------


(1)      Mr. Cerny's salary includes fees paid to him as a director of Los
         Padres Bank.


(2) Includes discretionary contributions to the 401(k) plan for all named officers.

(3) Includes matching contributions to the 401(k) plan for all named officers.

         The following tables presents information on our equity compensation plans generally at December 31, 2001.


                                                                                                  NUMBER OF SECURITIES
                                                         NUMBER OF                                 REMAINING AVAILABLE
                                                      SECURITIES TO BE                             FOR FUTURE ISSUANCE
                                                        ISSUED UPON                                   UNDER EQUITY
                                                        EXERCISE OF         WEIGHTED-AVERAGE       COMPENSATION PLANS
                                                        OUTSTANDING         EXERCISE PRICE OF     (EXCLUDING SECURITIES
                                                     OPTIONS, WARRANTS    OUTSTANDING OPTIONS,     REFLECTED IN COLUMN
                                                         AND RIGHTS        WARRANTS AND RIGHTS            (a))
PLAN CATEGORY                                               (a)                    (b)                     (c)
---------------------------------------------      -------------------   ---------------------   ----------------------
Equity compensation plans approved by
   security holders.........................              373,050                 $7.50                 125,598
Equity compensation plans not approved by
   security holders.........................                 --                     --                      --
                                                    --------------        ---------------         ---------------
       Total................................              373,050                 $7.50                 125,598
                                                    ==============        ===============         ===============



         Our 1996 Stock Option Plan authorized the issuance of options for common stock in the aggregate amount of the lesser of 900,000 shares or 15% of our outstanding common stock. Currently the lesser of these amounts is the 15% figure which is approximately 503,150 shares and upon completion of this offering the lesser of these amounts will be 722,150 shares.


         The following table provides information with respect to the exercise of stock options during 2001 by our named executive officers and the value of unexercised options at December 31, 2001.

                                                                                                       VALUE OF UNEXERCISED
                                                                        NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                                         OPTIONS AT 12/31/01               12/31/01 (1)
                                                                     ---------------------------- -------------------------------
                                 SHARES ACQUIRED      VALUE
NAME                               ON EXERCISE      REALIZED         EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-------------------------------- ----------------- ----------------  ------------- -------------- --------------- ---------------
Craig J. Cerny...............           --              $--            103,953        16,500         $268,173        $15,125
William W. Phillips, Jr......           --               --             43,500        18,000           86,375         16,500
Sean M. Callow...............           --               --             26,250        11,250           54,063         10,313
Susan C. Weber...............           --               --             17,250         9,000           33,813          8,250

---------------------------

(1) Value of unexercised "in-the-money" options is the difference between the fair market value of the securities underlying the options and the exercise or base price of the options as of December 31, 2001.

         The following table provides information with respect to the named executive officers concerning the grant of stock options during the year 2001.


                                                        INDIVIDUAL GRANTS
                                                  (OPTIONS GRANTED IN 2001) (1)
                                   --------------------------------------------------------------
                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                      NUMBER OF          PERCENT OF                                  ANNUAL RATES OF
                                     SECURITIES         TOTAL OPTIONS                                  STOCK PRICE
                                     UNDERLYING           GRANTED        EXERCISE                      APPRECIATION
                                       OPTIONS          TO EMPLOYEES      OR BASE     EXPIRATION     FOR OPTION TERM
    NAME                               GRANTED            IN 2001          PRICE       DATE (2)       5%       10%
    --------------------------     ---------------    ----------------   ---------    ----------   -------------------
    Craig J. Cerny (3)......           42,453                --            $8.33      6/30/2003    $41,121   $ 84,960
    William W. Phillips, Jr.            6,000               18.4            8.33      1/11/2011     31,432     79,655
    Sean M. Callow..........            3,750               11.5            8.33      1/11/2011     19,645     49,784
    Susan C. Weber..........            4,500               13.8            8.33      1/11/2011     23,574     59,741


---------------------------

(1) Additional options were granted on January 11, 2002 at an exercise price of $9.33 to the following individuals: Craig J. Cerny, 7,500 shares; William W. Phillips, Jr., 6,000 shares; Susan C. Weber, 4,500 shares; and Sean M. Callow, 3,750 shares.

(2) All stock options granted under the 1996 Plan vest in four equal annual installments commencing on the first anniversary of the grant date.


(3) In connection with the acquisition of Los Padres Bank in 1996, Mr. Cerny acquired or had assigned to him options for 42,453 shares. We extended the expiration of 42,453 options held by Mr. Cerny to June 30, 2003 in lieu of additional option grants in year 2001 from the qualified option plan. The incremental value of extending these 42,453 options to June 30, 2003 equals the value of 7,500 new at-the-money 10-year options of the qualified plan based on a Black-Scholes pricing analysis. In 2001, we recorded a one-time pre-tax charge of $106,000 to reflect the cost associated with the extension of the options.


1996 STOCK OPTION PLAN

         Our 1996 Stock Option Plan was adopted by our board of directors and was subsequently approved by our stockholders in April 1997. In April 2000, our shareholders approved an amendment to the 1996 Plan that increased the number of shares available for grant of stock options to 900,000, provided, however, that the committee administering the 1996 Plan may not grant any stock options if as a result the number of shares subject to stock options would exceed 15% of the total issued and outstanding shares of our common stock. In addition, the amendment sets annual ceilings for option grants to non-employee directors. We established this plan to provide our employees and our non-employee directors, and those of our subsidiaries, the ability to acquire an ownership interest in our company. Under the terms of the 1996 Plan, we are permitted to make grants of incentive stock options and nonqualified stock options.

         The 1996 Plan provides for administration by a committee of two or more non-employee directors. The committee has full power to select, from among the individuals eligible for option grants, the participants to whom the options will be granted, and to determine the specific terms and conditions of each option, subject to the provisions of the plan. Non-employee directors who are serving solely as our directors may not receive an option to purchase more than 4,500 shares of our common stock in any calendar year, while the number of shares is limited to not more than 6,000 shares in any calendar year if such individual is serving as both our director and a director of Los Padres Bank.


         Each option must be granted at no less than 100% of the fair market value of a share of common stock at the time such option is granted. Incentive stock options are also subject to limitations prescribed by the Internal Revenue Code, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of our voting stock, unless the option price is at least 110% of the fair market value of the common stock subject to the option, and may be exercised for no more than five years from the grant date.

         Our board of directors may at any time amend or terminate the 1996 Plan with respect to any shares of common stock as to which option have not been granted, subject to any applicable regulatory requirements and any required stockholder approval. Our board of directors may not, without the consent of the option holder, alter or impair any option previously granted or awarded under the plan.

         All stock options granted under the 1996 Plan vest in four equal annual installments commencing on the first anniversary of the grant date. Unless the committee administering the plan states otherwise, all options granted under the 1996 Plan vest and become exercisable upon the death, disability or retirement after reaching retirement age of the optionee or upon termination of the optionee's employment after a change of control. Except in the cases of death, disability, retirement or a change in control, all options shall terminate three months after the date on which the optionee ceases to be employed (or serve on the board of directors, in the case of non-employee directors) with us or our subsidiaries, unless the committee, only in the case of non-qualified options, decides to extend such period of exercise upon termination of employment or service from three months to a period not more than one year. Stock options are not transferable except by will or the laws of descent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as described below, since January 1, 1999, we have not been a party to any transaction or series of transactions in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of our common stock had or will have a direct or indirect material interest.


         Under applicable federal law, Los Padres Bank can make loans or extensions of credit to our and its executive officers and directors only if there are loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as Los Padres Bank then makes available for comparable transactions with the general public, unless the loans are made pursuant to a benefit or compensation program that (i) we make widely available to our employees and (ii) does not give preference over other employees to any director, executive officer or principal stockholder or certain affiliates. Also, if Los Padres Bank makes a loan or extends credit to any of our or its executive officers or directors, the transaction must not involve more than the normal risk of repayment or present other unfavorable features. In early 2002, we adopted a mortgage loan program for the benefit of all of our employees. Under this program, we offer our employees mortgage loans on our customary terms, provided that during the period they are employed by Los Padres Bank the interest rate on the mortgage loan will be equal to the cost-of-funds index plus one percent. This results in below market interest rates for our employees. The only executive officers who have participated in this program are Susan C. Weber, who had a $349,000 loan outstanding at June 30, 2002, and Mark R. Larrabee, who had a $180,000 loan outstanding at June 30, 2002. In addition, William W. Phillips, Jr. had an outstanding loan balance of $218,000 as of such date pursuant to a program which was offered by Los Padres Bank in the late 1980's which offered employees a below market rate.

         As of June 30, 2002, mortgage and consumer loans to directors and officers in excess of $60,000 aggregated $2.9 million or 9.1% of our consolidated stockholders' equity as of such date, including the loans to Ms. Webber and Mr. Larrabee described above. All such loans were made by Los Padres Bank in accordance with the policy and program described in the preceding paragraphs.


         Los Padres Bank entered into an Investment and Interest Rate Advisory Agreement with Smith Breeden in February 1997, which was amended in January 2002. Under the terms of the agreement, Los Padres Bank appointed Smith Breeden as investment advisor with respect to the management of Los Padres Bank's portfolio of investments and its asset and liability management strategies. Specifically, Smith Breeden advises and consults with Los Padres Bank with respect to its investment activities, including the acquisition of mortgage-backed securities, the use of repurchase agreement transactions in funding and the acquisition of certain hedging instruments to reduce the interest rate risk of Los Padres Bank's investments. Under the Agreement, Smith Breeden, as agent, may (1) buy, sell, exchange and otherwise trade in mortgage-backed securities or other investments, and (2) arrange for necessary placement of orders, execution of transactions, purchases, sales and conveyances with or through such brokers, dealers, issuers or other persons as Smith Breeden may select, subject to the approval of Los Padres Bank, and establish the price and trade conditions, including brokerage commissions. For its services, Smith Breeden receives a monthly fee, based on its standard fee schedule for such services, which is based on Los Padres Bank's total consolidated assets plus unsettled purchase of securities and minus unsettled sales of securities. Smith Breeden received fees of $159,000, $140,000, $295,000, $286,000, and $284,000 during the six months ended June 30, 2002 and 2001 and during 2001, 2000, and 1999 under this agreement. Doug Breeden, a 12.8% stockholder of Harrington West Financial Group at June 30, 2002, is the Chairman of Smith Breeden. Also
Stanley Kon, one of our directors, is a principal and director at Smith Breeden. Additionally, Mr. Cerny, our Chairman of the Board and Chief Executive Officer, was previously a principal and director at Smith Breeden and was employed by them from April 1985 to December 1996 and is still a minority shareholder in Smith Breeden.

         In March 2000, Los Padres Bank granted a loan totaling $600,000 to Smith Breeden at an interest rate of 10% with a maturity of April 2001. The purpose of the loan was to provide funds to pay off a loan Smith Breeden had outstanding with Harrington Bank, FSB. The loan was paid off in September 2000.

         In November 2001, Los Padres Bank acquired certain assets and deposits of Harrington Bank, FSB. See Note 17 of the notes to consolidated financial statements. Harrington Bank, FSB was a subsidiary of Harrington Financial Group, Inc., which was controlled by Douglas T. Breeden, a 12.8% stockholder of us. Mr. Cerny, our Chairman of the Board and Chief Executive Officer, was also a director and President of HFGI and the Chairman of the Board and Chief Executive Officer of the Harrington Bank, FSB prior to its acquisition by us. Mr. Kon and Mr. McConnell, our directors, were also directors of HFGI. Both parties to the transaction obtained fairness opinions from investment bankers.

         We have adopted policies and procedures which address, among other things, loans to insiders, transactions with affiliates, and authority for corporate decision-making. These policies and procedures are designed to minimize the possibility of conflicts of interest arising among our directors and officers as well as undue influence by controlling stockholders.




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



                                   REGULATION

GENERAL


         Savings and loan holding companies and savings associations are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the Savings Association Insurance Fund, or SAIF, and not for the benefit of our stockholders. The following information describes certain aspects of that regulation applicable to us, Los Padres Bank and Harrington Wealth Management Company, and does not purport to be complete. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions.


REGULATION OF HARRINGTON WEST FINANCIAL GROUP, INC.


         General. We are a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, we are required to register and file reports with the OTS and are subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over us and our subsidiaries, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to Los Padres Bank.

         Activities Restriction Test. As a unitary savings and loan holding company, we are generally not subject to activity restrictions, provided Los Padres Bank satisfies the Qualified Thrift Lender, or QTL, test or meets the definition of a domestic building and loan association pursuant to the Internal Revenue Code of 1986, as amended, or the Code. We presently intend to continue to operate as a unitary savings and loan holding company. Recent legislation terminated the "unitary thrift holding company exemption" for all companies that apply to acquire savings associations after May 4, 1999. However, since we are grandfathered, our unitary holding company powers and authorities were not affected. Despite our grandfathered status, if we acquire control of another savings association as a separate subsidiary, we would become a multiple savings and loan holding company, and our activities and any of our subsidiaries (other than Los Padres Bank or any savings association) would be restricted generally to activities permissible for financial holding companies and other activities permitted for multiple savings and loan holding companies under OTS regulations, unless such other associations each also qualify as a QTL or a domestic building and loan association and were acquired in a supervisory acquisition. Furthermore, if we were in the future to sell control of Los Padres Bank to any other company, such company would not succeed to our grandfathered status and would be subject to the same business activity restrictions. See "- Regulation of Los Padres Bank - Qualified Thrift Lender Test."


         Restrictions on Acquisitions. We must obtain approval from the OTS before acquiring control of any other savings association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

         Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally insured savings association without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. In addition, no company may acquire control of such an institution without prior OTS approval. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of a savings and loan holding company, from acquiring control of any savings association not a subsidiary of the savings and loan holding company, unless the acquisition is approved by the OTS.

REGULATION OF LOS PADRES BANK



         General. As a federally chartered, SAIF-insured savings association, Los Padres Bank is subject to extensive regulation by the OTS and the Federal Deposit Insurance Corporation, or FDIC. Lending activities and other investments of Los Padres Bank must comply with various statutory and regulatory requirements. Los Padres Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board.



         The OTS, in conjunction with the FDIC, regularly examines Los Padres Bank and prepares reports for the consideration of Los Padres Bank's Board of Directors on any deficiencies found in the operations of Los Padres Bank. The relationship between Los Padres Bank and depositors and borrowers is also regulated by federal and state laws, especially in such matters as the deposit insurance of savings accounts and the form and content of mortgage documents utilized by Los Padres Bank.



         Los Padres Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC, or the Congress could have a material adverse impact on us, Los Padres Bank, and our operations.



         Insurance of Deposit Accounts. The SAIF, as administered by the FDIC, insures Los Padres Bank's deposit accounts up to the maximum amount permitted by law. The FDIC may terminate insurance of deposits upon a finding that Los Padres
Bank:


         -        has engaged in unsafe or unsound practices;

         -        is in an unsafe or unsound condition to continue operations;
                  or

         - has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS.

         The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund. Under this system as of December 31, 2001, SAIF members pay within a range of 0 cents to 27 cents per $100 of domestic deposits, depending upon the institution's risk classification. This risk classification is based on an institution's capital group and supervisory subgroup assignment. In addition, all FDIC-insured institutions are required to pay assessments to the FDIC at an annual rate for the third quarter of 2002 at approximately $0.0172 per $100 of assessable deposits to fund interest payments on bonds issued by the Financing Corporation, or FICO, an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.

         Proposed Legislation. From time to time, new laws are proposed that, if enacted, could have an effect on the financial institutions industry. For example, deposit insurance reform legislation has recently been introduced in Congress that would:


         -        merge the Bank Insurance Fund and the SAIF.

         - increase the current deposit insurance coverage limit for insured deposits to $130,000 and index future coverage limits to inflation.

         - increase deposit insurance coverage limits for municipal deposits.

         - double deposit insurance coverage limits for individual retirement accounts.

         - replace the current fixed 1.25 designated reserve ratio with a reserve range of 1-1.5%, giving the FDIC discretion in determining a level adequate within this range.

         While we cannot predict whether such proposals will eventually become law, they could have an effect on our operations and the way we conduct business.

         Regulatory Capital Requirements and Prompt Corrective Action. The prompt corrective action regulation of the OTS, requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings association that falls within certain undercapitalized capital categories specified in the regulation.


         Under the regulation, an institution is well capitalized if it has a total risk-based capital ratio of at least 10.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a leverage ratio of at least 5.0%, with no written agreement, order, capital directive, prompt corrective action directive or other individual requirement by the OTS to maintain a specific capital measure. An institution is adequately capitalized if it has a total risk-based capital ratio of at least 8.0% and a Tier 1 risk-based capital ratio of at least 4.0% and a leverage ratio of at least 4.0% (or 3.0% if it has a composite rating of "1"). The regulation also establishes three categories for institutions with lower ratios: undercapitalized, significantly undercapitalized and critically undercapitalized. At June 30, 2002, Los Padres Bank met the capital requirements of a "well capitalized" institution under applicable OTS regulations.


         In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

         If the OTS determines that an institution is in an unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OTS may, if the institution is well capitalized, reclassify it as adequately capitalized; if the institution is adequately capitalized but not well capitalized, require it to comply with restrictions applicable to undercapitalized institutions; and, if the institution is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized institutions. Finally, pursuant to an interagency agreement, the FDIC can examine any institution that has a substandard regulatory examination score or is considered undercapitalized without the express permission of the institution's primary regulator.

         OTS capital regulations also require savings associations to meet three capital standards:

         - tangible capital equal to at least 1.5% of total adjusted assets,

         - leverage capital (core capital) equal to 4% of total adjusted assets, and

         - risk-based capital equal to 8.0% of total risk-weighted assets.

         These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. Minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, upon a determination that the savings association's capital is or may become inadequate in view of its circumstances.


         In addition to minimum capital requirements and the prompt corrective action requirements set forth above, due to our business strategy which has concentrated on growth, a shift in our lending focus to more commercial lending and the size and character of our available for sale securities and trading account assets, we have agreed with the OTS that Los Padres Bank will maintain a total risk-based capital ratio and a leverage capital ratio of at least 11% and 6%, respectively, which is in excess of both the OTS' minimum regulatory requirement as well as the OTS' prompt corrective action requirements.



         The following table reflects Los Padres Bank's actual levels of regulatory captial and applicable regulatory capital requirements at June 30, 2002.



                                           REQUIRED (1)                          ACTUAL                             EXCESS
                                     ------------------------          -------------------------          ------------------------
                                     PERCENT          AMOUNT           PERCENT           AMOUNT           PERCENT          AMOUNT
                                     -------         --------          -------          --------          -------         --------
                                                                          (DOLLARS IN THOUSANDS)
Tangible capital(2) ..............    1.50%          $ 10,126            6.26%          $ 42,256           4.76%          $ 32,130
Tier 1 leverage capital(2) .......    4.00             27,003            6.26             42,256           2.26             15,253
Risk-based capital(2) ............    8.00             30,458           12.14             46,217           4.14             15,759



----------

(1) Does not reflect the increased total risk-based capital ratio and leverage capital ratio that Los Padres Bank has agreed with the OTS that it will maintain. Los Padres Bank has agreed with the OTS that it will maintain a total risk-based capital ratio of 11%, or $41.9 million at June 30, 2002, and a leverage capital ratio of 6%, or $40.5 million at June 30, 2002. At June 30, 2002, Los Padres Bank was $4.3 million in excess of its increased total risk-based capital ratio and $1.8 million in excess of its increased leverage captial ratio.

(2) Tangible and Tier 1 leverage (or core) capital are computed as a percentage of adjusted total assets of $675.1 million. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $380.7 million.


         The Home Owners' Loan Act, or HOLA, permits savings associations not in compliance with the OTS capital standards to seek an exemption from certain penalties or sanctions for noncompliance. Such an exemption will be granted only if certain strict requirements are met, and must be denied under certain circumstances. If an exemption is granted by the OTS, the savings association still may be subject to enforcement actions for other violations of law or unsafe or unsound practices or conditions.

         Loans-to-One Borrower Limitations. Savings associations generally are subject to the lending limits applicable to national banks. With certain limited exceptions, the maximum amount that a savings association or a national bank may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. Savings associations are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of OTS, in an amount not to exceed the lesser of $30.0 million or 30% of unimpaired capital and surplus to develop residential housing, provided:

         - the purchase price of each single-family dwelling in the development does not exceed $500,000;

         - the savings association is in compliance with its capital requirements;

         -        the loans comply with applicable loan-to-value requirements;
                  and

         - the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus.


         At June 30, 2002, Los Padres Bank's loans-to-one-borrower limit was $6.9 million based upon the 15% of unimpaired capital and surplus measurement. At June 30, 2002, Los Padres Bank's largest single lending relationship had an outstanding aggregate balance of $5.7 million, and consisted of three loans secured by commercial real estate and equipment, each of which was performing in accordance with its terms.


         Qualified Thrift Lender Test. Savings associations must meet a QTL test, which test may be met either by maintaining a specified level of assets in qualified thrift investments as specified in HOLA or by meeting the definition of a "domestic building and loan association" under the Internal Revenue Code of 1986, as amended, or Code. Qualified thrift investments are primarily residential mortgages and related investments, including certain mortgage related securities. The required percentage of investments under HOLA is 65% of assets while the Code requires investments of 60% of assets. An association must be in compliance with the QTL test or the definition of domestic building and loan association on a monthly basis in nine out of every 12 months. Associations that fail to meet the QTL test will generally be prohibited from engaging in any activity not permitted for both a national bank and a savings association. As of June 30, 2002, Los Padres Bank was in compliance with its QTL requirement and met the definition of a domestic building and loan association.


         Affiliate Transactions. Transactions between a savings association and its "affiliates" are quantitatively and qualitatively restricted under the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association's holding company and companies that are under common control with the savings association. We and Harrington Wealth Management Company are both considered to be affiliates of Los Padres Bank. In general, a savings association or its subsidiaries are limited in their ability to engage in "covered transactions" with affiliates:


         - to an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate; and

         - to an amount equal to 20% of the association's capital and surplus, in the case of covered transactions with all affiliates.

         In addition, a savings association and its subsidiaries may engage in covered transactions and other specified transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" includes:

         -        a loan or extension of credit to an affiliate;

         -        a purchase of assets from an affiliate, with some exceptions;

         - the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or

         - the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

         In addition, under the OTS regulations:

         - a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

         - a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary;

         - a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate;

         - covered transactions and other specified transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

         - with some exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

         The OTS regulation generally excludes all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the Federal Reserve Board decides to treat these subsidiaries as affiliates. The regulation also requires savings associations to make and retain records that reflect affiliate transactions in reasonable detail and provides that specified classes of savings associations may be required to give the OTS prior notice of affiliate transactions.

         Capital Distribution Limitations. OTS regulations impose limitations upon all capital distributions by savings associations, like cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. Under the rule, a savings association in some circumstances may:

         - be required to file an application and await approval from the OTS before it makes a capital distribution;

         - be required to file a notice 30 days before the capital distribution; or

         - be permitted to make the capital distribution without notice or application to the OTS.

         The OTS regulations require a savings association to file an application if:

         - it is not eligible for expedited treatment of its other applications under OTS regulations;

         - the total amount of all of capital distributions, including the proposed capital distribution, for the applicable calendar year exceeds its net income for that year to date plus retained net income for the preceding two years;

         - it would not be at least adequately capitalized, under the prompt corrective action regulations of the OTS following the distribution; or

         - the association's proposed capital distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the savings association and the OTS, or the FDIC, or violate a condition imposed on the savings association in an OTS-approved application or notice.

         In addition, a savings association must give the OTS notice of a capital distribution if the savings association is not required to file an application, but:

         - would not be well capitalized under the prompt corrective action regulations of the OTS following the distribution;

         - the proposed capital distribution would reduce the amount of or retire any part of the savings association's common or preferred stock or retire any part of debt instruments like notes or debentures included in capital, other than regular payments required under a debt instrument approved by the OTS; or

         - the savings association is a subsidiary of a savings and loan holding company.

         If neither the savings association nor the proposed capital distribution meet any of the above listed criteria, the OTS does not require the savings association to submit an application or give notice when making the proposed capital distribution. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice.


         Community Reinvestment Act and the Fair Lending Laws. Savings associations have a responsibility under the Community Reinvestment Act and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities and the denial of applications. In addition, an institution's failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in the OTS, other federal regulatory agencies as well as the Department of Justice taking enforcement actions. Based on an examination conducted in July 2001, Los Padres Bank received a satisfactory rating with respect to its performance pursuant to the Community Reinvestment Act.

         Federal Home Loan Bank System. Los Padres Bank is a member of the FHLB system. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the Board of Directors of the individual FHLB. As an FHLB member, Los Padres Bank is required to own capital stock in an FHLB in an amount equal to the greater of:


         - 1% of its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year; or

         -        5% of its FHLB advances or borrowings.


         Los Padres Bank's required investment in FHLB stock, based on June 30, 2002 financial data, was $5.9 million. At June 30, 2002, Los Padres Bank had $6.0 million of FHLB stock.

         Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non personal time deposits. At June 30, 2002, Los Padres Bank was in compliance with these requirements.


         Activities of Subsidiaries. A savings association seeking to establish a new subsidiary, acquire control of an existing company or conduct a new activity through a subsidiary must provide 30 days prior notice to the FDIC and the OTS and conduct any activities of the subsidiary in compliance with regulations and orders of the OTS. The OTS has the power to require a savings association to divest any subsidiary or terminate any activity conducted by a subsidiary that the OTS determines to pose a serious threat to the financial safety, soundness or stability of the savings association or to be otherwise inconsistent with sound banking practices.

RECENT LEGISLATION

         USA Patriot Act of 2001. In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. which occurred on September 11, 2001. The Patriot Act is intended is to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

         Financial Services Modernization Legislation. In November 1999, the Gramm-Leach-Bliley Act of 1999, or the GLB, was enacted. The GLB repeals provisions of the Glass-Steagall Act which restricted the affiliation of Federal Reserve member banks with firms "engaged principally" in specified securities activities, and which restricted officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities.

         In addition, the GLB also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company to engage in a full range of financial activities through a new entity known as a "financial holding company." "Financial activities" is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

         The GLB provides that no company may acquire control of an insured savings association unless that company engages, and continues to engage, only in the financial activities permissible for a financial holding company, unless the company is grandfathered as a unitary savings and loan holding company. The Financial Institution Modernization Act grandfathers any company that was a unitary savings and loan holding company on May 4, 1999 or became a unitary savings and loan holding company pursuant to an application pending on that date.

         The GLB also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a financial holding company. Financial activities include all activities permitted under new sections of the Bank Holding Company Act or permitted by regulation.

         To the extent that the GLB permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The GLB is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis and which unitary savings and loan holding companies already possess. Nevertheless, the GLB may have the result of increasing the amount of competition that we face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than we have.

         Sarbanes-Oxley Act. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, or the SOA. The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

         The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, or the Exchange Act. Given the extensive SEC role in implementing rules relating to many of the SOA's new requirements, the final scope of these requirements remains to be determined.

         The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

         The SOA addresses, among other matters:

         -        audit committees;

         - certification of financial statements by the chief executive officer and the chief financial officer;

         - the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

         - a prohibition on insider trading during pension plan black out periods;

         -        disclosure of off-balance sheet transactions;

         -        a prohibition on personal loans to directors and officers;
                  expedited filing requirements for Forms 4s;

         - disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

         -        "real time" filing of periodic reports;

         -        the formation of a public accounting oversight board;

         -        auditor independence; and

         - various increased criminal penalties for violations of securities laws.

         The SOA contains provisions which became effective upon enactment on July 30, 2002 and provisions which will become effective from within 30 days to one year from enactment. The SEC has been delegated the task of enacting rules to implement various of the provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.

REGULATION OF NON-BANKING AFFILIATES

         Harrington Wealth Management Company is registered with the Securities and Exchange Commission as an investment advisor. Harrington Wealth Management Company is subject to various regulations and restrictions imposed by those entities, as well as by various state authorities.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table provides information regarding the actual beneficial ownership of our common stock as of June 30, 2002, and as adjusted to reflect the sale of common stock offered by this prospectus, for:

         - each person or group that we know beneficially owns more than 5% of our common stock;

         -        each of our directors;

         -        our chief executive officer;

         -        the other named executive officers;

         -        all of our directors and executive officers as a group; and

         -        our selling stockholders.


         Percentage of beneficial ownership is based on 3,354,336 shares of common stock outstanding as of June 30, 2002, together with options that are exercisable within 60 days of June 30, 2002 for each shareholder. Percentage of beneficial ownership after the offering is based on 4,604,336 shares of common stock outstanding, assuming the issuance of 1,250,000 new shares of our common stock. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of any person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the following beneficial owners can be reached at our principal offices.

                                                    BENEFICIAL OWNERSHIP AS OF     NUMBER OF SHARES       BENEFICIAL OWNERSHIP
                                                           JUNE 30, 2002             BEING OFFERED         AFTER THE OFFERING
                                                  -----------------------------   -----------------     -------------------------
               NAME AND ADDRESS                      NUMBER         PERCENTAGE                            NUMBER      PERCENTAGE
-----------------------------------------         -------------    ------------                         ----------  -------------
Directors and executive officers:
   Craig J. Cerny.........................            564,828 (1)      16.28%
   William W. Phillips, Jr................            105,402 (2)       3.09
   Sean M. Callow.........................             34,374 (3)       1.02
   Susan C. Weber.........................             55,320 (4)       1.63
   Stanley J. Kon.........................             58,278 (5)       1.73
   John J. McConnell......................             65,340 (6)       1.94
   Paul O. Halme..........................             16,875 (7)        .50
   William D. Ross........................            129,699 (8)       3.82
   Dean A. Anders.........................             10,875 (9)        .32
   George J. Jones.......................              38,523(10)       1.14
   All directors and executive officers as a
      group (15 persons)..................          1,125,567          30.44

5% or greater stockholders:
   Douglas T. Breeden.................                429,726(11)      12.81

Other selling stockholders:

---------------------------
        *Less than 1%

         (1) Includes 105,900 shares held by Rhonda Cerny, Mr. Cerny's wife, 11,715 shares held by Harrington Wealth Management as agent for the Cerny family, and 114,828 shares underlying stock options exercisable within 60 days.

         (2) Includes 29,802 shares held by the Phillips Family Trust and 52,875 shares underlying stock options exercisable within 60 days.

         (3) Includes 1,029 shares held by the Traci Callow IRA and 21,564 shares underlying stock options exercisable within 60 days.

         (4) Includes 6,756 shares held by the Weber Family Trust and 31,875 shares underlying stock options exercisable within 60 days.

         (5) Includes an aggregate of 17,772 shares held by Mr. Kon's children and 18,489 shares underlying stock options exercisable within 60 days.

         (6) Includes 18,489 shares underlying stock options exercisable within 60 days.

         (7) Includes 16,500 shares jointly owned by Halme & Clark, a law firm in which Mr. Halme is a partner, and 375 shares underlying stock options exercisable within 60 days.

         (8) Includes 8,160 shares in the aggregate held as custodian for various of Mr. Ross' children and grandchildren and 39,489 shares underlying stock options exercisable within 60 days.

         (9) Includes 375 shares underlying stock options exercisable within 60 days.

         (10) Includes 17,250 shares underlying stock options exercisable within 60 days.

         (11) Includes 136,500 shares held though the Smith Breeden Profit Sharing and 401(k) plan.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         We are authorized to issue 10,000,000 shares of capital stock, of which 9,000,000 are shares of common stock, par value $.01 per share, and 1,000,000 are shares of preferred stock, par value $.01 per share. An aggregate of 3,354,336 shares of our common stock was outstanding at June 30, 2002 and we had no preferred stock outstanding. See "Capitalization." Each share of common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. The common stock is not subject to call for redemption.

         OUR CAPITAL STOCK DOES NOT REPRESENT NONWITHDRAWABLE CAPITAL, IS NOT AN ACCOUNT OF AN INSURABLE TYPE, AND IS NOT INSURED BY THE FDIC.

COMMON STOCK


         Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. Delaware law provides that a corporation may make a dividend to its stockholders out of the corporation's capital surplus or, in case there shall be no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The holders of our common stock are entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock in the future, those holders may have a priority over the holders of our common stock with respect to dividends. See "Trading History and Dividend Policy" and "Regulation-Regulation of Los Padres Bank-Capital Distribution Limitations."


         Voting Rights. The holders of our common stock presently possess exclusive voting rights. They elect our board of directors and act on such other matters as are required to be presented to them under Delaware law or our Certificate of Incorporation or as are otherwise presented to them by our board of directors. As of the consummation of the offering, each holder of our common stock will be entitled to one vote per share and each holder of our common stock does not have any right to cumulate votes in the election of directors. Although there are no present plans to do so, if we issue preferred stock in the future, holders of the preferred stock may also possess voting rights.


         Liquidation. In the event of any liquidation, dissolution or winding up of our company, the holders of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, those holders may have a priority over the holders of our common stock in the event of liquidation or dissolution. In the event of any liquidation, dissolution or winding up of Los Padres Bank, we, as the sole holder of Los Padres Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Los Padres Bank (including all deposit accounts and accrued interest thereon), all assets of Los Padres Bank available for distribution.


         Preemptive Rights. Holders of our common stock generally are not entitled to preemptive rights with respect to any of our shares which may be issued in the future.

PREFERRED STOCK

         Our board of directors is authorized to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions that apply to such preferred stock. Any preferred stock we issue may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences, or both.

         Our authorized but unissued shares of preferred stock (as well as our authorized but unissued and unreserved shares of common stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise may be required to approve a transaction in which the additional authorized shares of preferred stock would be issued, stockholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for listing the common stock on the Nasdaq Stock Market or any exchange on which the common stock may then be listed, if any.

RESTRICTIONS ON THE ABILITY TO ACQUIRE US


         Restrictions in Our Certificate of Incorporation and Bylaws. A number of provisions of our Certificate of Incorporation and our Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a summary of the material provisions of our Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. Reference should be made in each case to our Certificate of Incorporation and Bylaws. See "Where You Can Find More Information." Notwithstanding the foregoing, under certain circumstances, we may be subject to
Section 2115 of the California Corporation Code (as a foreign corporation) which may have the effect of superseding certain provisions of our Certificate of Incorporation and Bylaws as interpreted by Delaware law, particularly those provisions providing for the elimination of cumulative voting. However, management believes that we will be exempt from such provisions of the California Corporation Code because our securities will be listed on the Nasdaq National Market.



         Board Of Directors. Our Certificate of Incorporation and Bylaws contain provisions relating to the board of directors and provides, among other things, that the directors shall be elected annually. We have amended our Certificate of Incorporation and Bylaws, effective upon the consummation of this offering, to provide that the board of directors will be divided into three classes as nearly as equal in number as possible, with one class elected annually, which will make it more difficult to change a majority of our board of directors. Cumulative voting in the election of directors is prohibited, which may tend to make it less likely for holders of a minority position in our common stock to have representation on our board of directors. Directors may be removed pursuant to a vote of at least a majority of our stockholders. Any vacancy occurring in the board of directors for any reason (including an increase in the number of authorized directors) may be filled by the concurring vote of a majority of the directors then in office, regardless of whether there is a quorum of the board of directors, and a director appointed to fill a vacancy serves for the remainder of the term to which the director has been elected, and until his or her successor has been elected and qualified. No decrease in the authorized number of directors may shorten the term of any incumbent director.


         Our Bylaws govern nominations for election to the board of directors, and provide that nominations for election to the board of directors may be made at a meeting of stockholders by or at the direction of the board of directors or by any stockholder eligible to vote at an annual meeting of stockholders who has complied with specified notice requirements. Written notice of a stockholder nomination must be delivered or mailed to our principal executive offices not later than ninety (90) days before the anniversary date of the mailing of our proxy materials in connection with the immediately preceding annual meeting of stockholders. Nominations not made in accordance with our Bylaws may be disregarded.

         Limitation Of Liability. Our Certificate of Incorporation provides that the personal liability of our officers for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware.

         Indemnification Of Directors, Officers, Employees And Agents. Pursuant to our Bylaws, we have agreed to indemnify our directors, officers, employees and agents, to the fullest extent permitted by the

General Corporation Law of the State of Delaware, from and against any and all expenses and liabilities permitted by Delaware law. The indemnification provided for in our Bylaws is not exclusive of any other rights to which those indemnified may be entitled under our Certification of Incorporation, or by agreement, vote of stockholders or disinterested directors or otherwise, and applies to such party both as to action in his or her official capacity and as to action in another capacity while holding such office. Moreover, the indemnification we provide continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         Our Bylaws also provide that our board of directors may authorize that we pay, in advance, for expenses incurred in defending any civil or criminal action of proceeding for which we must or could pay for indemnification, provided that any party seeking such indemnification provides to us an undertaking that such person will repay any such amount to us in the event that it is ultimately determined that such party is not entitled to indemnification.

         Special Meetings Of Stockholders And Stockholder Proposals. Our Bylaws currently provide that special meetings of our stockholders may be called at any time by the Chairman of the board of directors or the President, or by the board of directors, or by one or more stockholders holding not less than ten percent (10%) of the votes at the meeting. We have amended our Bylaws, effective upon the consummation of this offering, to provide that special meetings of our stockholders may only be called by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Special meetings of stockholders may be called for the purpose of taking any action permitted by stockholders under Delaware law. A special meeting must be held not less than ten (10) nor more than sixty (60) days after a notice of the special meeting has been delivered to our stockholders.

         At an annual meeting of our stockholders only such business as is properly brought before the meeting may be conducted. To be properly brought, business must be specified in the notice of meeting given by our board of directors or otherwise properly brought by a stockholder. A stockholder may properly bring notice to our attention by mailing a notice to our principal offices not later than 90 days prior to the anniversary date of the mailing of the proxy materials by us with respect to our preceding annual meeting. The stockholder's notice must set forth the stockholder's business proposal and pertinent information with respect to the stockholder and their shareholdings in our stock.

         Amendment Of Certificate Of Incorporation And Bylaws. Our Certificate of Incorporation provides that we reserve the right to repeal, alter, amend or rescind any provision contained in our Certificate of Incorporation in any lawful manner, and all rights conferred by our stockholders are granted subject to this reservation. Notwithstanding the foregoing, no amendment shall be made to our Certificate of Incorporation unless first approved by resolution of a majority of our board of directors and thereafter approved by a majority of our stockholders.

         Our Bylaws may be amended by either our board of directors or stockholders. Our directors may amend the Bylaws by vote of a majority of directors than in office at any regular or special meeting of the board of directors. Our stockholders may amend the Bylaws by a majority vote of the stockholders cast at a meeting expressly called for such purpose.

         Other Restrictions on the Ability of Others to Acquire Us. Several provisions of the Delaware General Corporation Law and federal law affect the acquisition of our common stock or control of our company. As a Delaware corporation, we are subject to a provision of the Delaware General Corporation Law which, subject to specified exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholders, defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock, for a period of three years following the time that such stockholder became an interested stockholder unless:

         - Prior to that time, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

         - Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         - At or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at any annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of this statute, a "business combination" includes:

         - Any merger or consolidation involving the corporation and the interested stockholder;

         - Any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;

         - Subject to specified exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

         - Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

         - The receipt by the interested stockholder of the benefit of any loans, advance, guarantees, pledges or other financial benefits provided by or through the corporation.

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. See "Regulation - Regulation of Harrington West Financial Group, Inc. - Restrictions on Acquisitions."

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock will be Mellon Investor Services LLC.

                                  UNDERWRITING


         Subject to the terms and conditions set forth in the underwriting agreement between us, the selling stockholders and RBC Dain Rauscher Inc., hereinafter referred to as the underwriter, we and the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us and the selling stockholders, the shares of common stock offered by this prospectus at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus; provided, however, that with respect to up to 125,000 shares of common stock, the underwriting discount shall be $___ per share to the extent these shares are purchased by our directors, employees or stockholders, or the directors or employees of Los Padres Bank.


         The underwriting agreement provides that the underwriter's obligations are subject to specified conditions precedent and that the underwriter is committed to purchase all of the shares of our common stock offered by this prospectus if the underwriter purchases any of the shares of common stock.

         The underwriter has advised us that it proposes to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession not in excess of $_____ per share. The underwriter may allow, and such dealers may allow, a discount not in excess of $_____ per share to certain other brokers and dealers. After the offering, the public offering price, concession, discount and other selling terms may be changed by the underwriter.


         We have granted to the underwriter an option, exercisable for 30 days after the date of this prospectus, to purchase up to 210,000 additional shares of our common stock solely to cover over-allotments, if any, at the same price per share to be paid by the underwriter for the other shares of common stock offered hereby.


         Prior to the offering, there has been no public market for our common stock. The public offering price was determined by negotiations between us and the underwriter. Among the factors considered in determining the public offering price of our common stock, in addition to prevailing market conditions, were the estimate of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relations to market valuation of companies in related businesses and other factors deemed to be relevant.

         We have applied to list our common stock for quotation on the Nasdaq National Market. The underwriter has advised us that it intends to make a market in our common stock and to use its best efforts to obtain two other market makers as required by the Nasdaq National Market, but it is not obligated to do so and the underwriter and any other broker-dealer making a market in our stock may discontinue any such market making at any time without notice.

         The underwriter's commission is shown in the following table. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of common stock.


                                                                              No Exercise            Full Exercise
                                                                         ------------------     ---------------------
Per share underwriting commission paid by us(1)(2)..............
Per share underwriting commission paid by selling stockholders(1)(2)

     Total(2)...................................................




(1) Reflects a weighted average of the per share underwriting commission paid by us and the selling stockholders of $___ for non-Affiliate Shares and $__ for Affiliate Shares.

(2)  Assumes the sale of 125,000 Affiliate Shares.

         In connection with the offering of the shares of our common stock, the underwriter and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the SEC's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the shares of our common stock. Such transactions may include over-allotment transactions in which an underwriter creates a short position for its own account by selling more shares of our common stock than it is committed to purchase from us. In such a case, to cover all or part of the short position, the underwriters may purchase shares of our common stock in the open market following completion of the initial offering of the shares of our common stock. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase, shares of our common stock at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the shares of our common stock. The underwriter may also reclaim any selling concession allowed to a dealer if the underwriter repurchases shares distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the shares of our common stock at a level above that which might otherwise prevail in the open market. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of our common stock. The underwriter is not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

         In connection with this offering, the underwriter may also engage in passive market making transactions in our common stock on the Nasdaq National Market. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

         We and the selling stockholders agreed to indemnify the underwriter and its controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect thereof.

         We and the holders of __% of our common stock outstanding immediately prior to this offering, including each of our directors, executive officers and 1% or greater stockholders, have agreed for a period of 180 days after the date of this prospectus, that we and they will not, without the prior written consent of the underwriter, directly or indirectly, (1) offer, pledge (except for pledges granted prior to the date of this prospectus), sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (subject to some exceptions) any shares of our common stock, or any securities convertible into, or exercisable or exchangeable for, our common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, any economic equivalent of ownership of shares of our common stock.

         We have agreed that we will not for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriter, purchase, redeem or call for redemption, or prepay or give notice of prepayment, or announce any redemption or call for redemption, or any prepayment or notice of prepayment of, any of our securities.

         The underwriter has informed us that it does not intend to confirm sales to any discretionary account without the prior written approval of the customer in compliance with NASD Rule 2720(1).

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could drop because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.


         After this offering, 4,969,522 shares of common stock will be outstanding or subject to currently exercisable options, or 5,179,552 shares if the underwriter's over-allotment option is exercised in full. Of these shares, the 1,400,000 shares sold in this offering, or 1,610,000 shares if the underwriter's over-allotment is exercised in full, will be freely tradable without restriction under the Securities Act, except that any shares held by our "affiliates" as defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below. The remaining 3,569,522 shares of common stock are "restricted securities" or owned by affiliates within the meaning of Rule 144 under the Securities Act. These securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

         In connection with this offering, the holders of approximately 77% of the common stock outstanding immediately prior to this offering, including each of our executive officers, directors and 1.0% or greater stockholders, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock that are not included in this offering for a period of 180 days after the date of this prospectus without the prior written consent of the underwriter, which may, in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements. The underwriter presently has no intention to allow any shares of common stock to be sold or otherwise offered by us prior to the expiration of the 180 day lock-up period.


         In general, under Rule 144, as currently in effect, any person or persons whose shares are required to be aggregated, including an affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

         -        1% of the then outstanding shares of common stock, or

         - the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

         Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

         Our directors or officers who purchased or were awarded our shares in connection with a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 of the Securities Act. Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Affiliates may sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions. In each of these cases, Rule 701 allows the stockholders to sell 90 days after the date of this prospectus.

         As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:


         - 678,618 restricted securities will be eligible for immediate sale on the date of this prospectus;

         - approximately 21,854 restricted securities will be eligible for sale beginning 90 days after the date of this prospectus; and

         - approximately 2,869,080 additional restricted securities will be eligible for sale beginning 180 days after the effective date of this offering upon expiration of lock-up agreements, subject in some cases to compliance with Rule 144.

         Prior to the expiration of the lock-up agreement, we intend to register on a registration statement on Form S-8 a total of 498,648 shares of common stock issuable upon the exercise of options issued or reserved for future issuance under the 1996 Stock Option Plan. The Form S-8 will permit the resale in the public market of shares so registered by non-affiliates without restriction under the Securities Act.


                                     EXPERTS

         The consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of our common stock offered by this prospectus will be passed upon for us and the selling stockholders by Kelley Drye & Warren LLP. Certain legal matters relating to this offering will be passed upon for the underwriter by Silver, Freedman & Taff, L.L.P.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 with the Securities and Exchange Commission hereinafter referred to as the SEC. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus regarding the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. For copies of actual contracts of documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits and schedule, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's website is www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                           Page
                                                                                                           ----
Independent Auditors' Report ...............................................................................F-2

Consolidated Statements of Financial Condition at June 30, 2002 (unaudited) and
     December 31, 2001 and 2000.............................................................................F-3

Consolidated Statements of Earnings for the Six Months ended June 30, 2002 and 2001
     (unaudited) and for each of the Three Years Ended December 31, 2001, 2000 and 1999.....................F-4

Consolidated Statements of Stockholder's Equity for the Six Months ended June 30,
     2002 (unaudited) and for each of the Three Years Ended December 31, 2001, 2000 and 1999................F-5

Consolidated Statements of Cash Flows for the Six Months ended June 30, 2002 and 2001
     (unaudited) and for each of the Three Years Ended December 31, 2001, 2000 and 1999.....................F-7

Notes to Consolidated Financial Statements..................................................................F-10

The accompanying consolidated financial statements give effect to the completion of a 3-for-1 split of the Company's common stock which will take place on the effective date of the offering. The following report is in the form that will be furnished by Deloitte & Touche LLP upon the completion of the 3-for-1 split of the Company's common stock described in Note 20 to the consolidated financial
statements and assuming that from October   , 2002 to the date of such
completion no other material events have occurred that would affect the accompanying consolidated financial statements or require disclosure therein.








INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of
  Harrington West Financial Group, Inc.
Solvang, California:

We have audited the accompanying consolidated statements of financial condition of Harrington West Financial Group, Inc. (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.





Los Angeles, California
February 7, 2002 (October , 2002 as to Note 20)




/s/ Deloitte & Touche LLP
Los Angeles, California
October 3, 2002

HARRINGTON WEST FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

                                                                          JUNE 30,           DECEMBER 31,
                                                                            2002        -----------------------
ASSETS                                                                  (UNAUDITED)       2001           2000

  Cash and cash equivalents                                              $ 15,627       $ 11,107       $ 13,304
  Trading account assets                                                    2,076          2,751          3,964
  Securities available for sale                                           211,550        181,627         47,438
  Securities held to maturity                                               2,490          2,617          2,687
  Loans receivable, net                                                   431,408        449,709        395,537
  Accrued interest receivable                                               3,467          3,567          2,715
  Premises and equipment, net                                               4,029          3,688          3,013
  Prepaid expenses and other assets                                         1,562          1,937          8,751
  Investment in FHLB stock, at cost                                         6,050          7,834          5,875
  Investment in Harrington Wealth Management                                                                800
  Goodwill                                                                  3,981          3,981            201
  Core deposit intangible, net                                              1,408          1,505            684
                                                                         --------       --------       --------
TOTAL                                                                    $683,648       $670,323       $484,969
                                                                         ========       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
   Noninterest bearing                                                     14,844         12,382          5,981
   Interest bearing                                                       490,595        508,476        349,724
                                                                         --------       --------       --------
   Total deposits                                                         505,439        520,858        355,705

  FHLB advances                                                           123,403         96,403         91,000
  Securities sold under repurchase agreements                               1,322            365
  Note payable                                                             16,600         18,000          9,000
  Accounts payable and accrued expenses                                     4,292          3,566          2,287
  Income taxes payable                                                        100            339            349
  Deferred income taxes                                                       469            648          1,071
                                                                         --------       --------       --------
           Total liabilities                                              651,625        640,179        459,412
                                                                         --------       --------       --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 1,000,000 shares authorized;
    none issued and outstanding
  Common stock, $.01 par value; 9,000,000 shares authorized;
    3,354,336 shares issued and outstanding as of June 30, 2002
    (unaudited) and December 31, 2001 and 3,246,789 as of
    December 31, 2000                                                          34             34             33
  Additional paid-in capital                                               20,305         20,305         19,573
  Retained earnings                                                        11,313          9,175          5,726
  Accumulated other comprehensive income, net of tax of
    $178 (unaudited), $358 and $162 at June 30, 2002,
    December 31, 2001 and 2000, respectively                                  371            630            225
                                                                         --------       --------       --------
           Total stockholders' equity                                      32,023         30,144         25,557
                                                                         --------       --------       --------
TOTAL                                                                    $683,648       $670,323       $484,969
                                                                         ========       ========       ========


See notes to consolidated financial statements.

HARRINGTON WEST FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
--------------------------------------------------------------------------------

                                                         SIX MONTHS ENDED                             YEAR ENDED
                                                            JUNE 30,                                 DECEMBER 31,
                                                     --------------------------   -----------------------------------------
                                                         2002           2001          2001           2000           1999
                                                            (UNAUDITED)

INTEREST INCOME:
  Interest on loans                                  $    16,138    $    16,308   $    31,914    $    30,365    $    26,868
  Interest and dividends on securities                     5,313          3,598         9,254          8,778         10,073
                                                     -----------    -----------   -----------    -----------    -----------

           Total interest income                          21,451         19,906        41,168         39,143         36,941
                                                     -----------    -----------   -----------    -----------    -----------
INTEREST EXPENSE:
  Interest on deposits                                     7,772          9,473        19,183         17,587         16,685
  Interest on FHLB advances and other borrowings           3,398          3,211         6,634          9,658          7,861
                                                     -----------    -----------   -----------    -----------    -----------

           Total interest expense                         11,170         12,684        25,817         27,245         24,546
                                                     -----------    -----------   -----------    -----------    -----------

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES      10,281          7,222        15,351         11,898         12,395

PROVISION FOR LOAN LOSSES                                    275              1             1             42            155
                                                     -----------    -----------   -----------    -----------    -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       10,006          7,221        15,350         11,856         12,240
                                                     -----------    -----------   -----------    -----------    -----------
OTHER INCOME (LOSS):
  (Loss) income from trading assets                          (95)           726           436         (2,754)          (555)
  Gain on sale of deposits                                                                             3,923
  Gain (loss) on sale of loans                                               69            69           (601)
  Other income                                               908            368           996            554          1,023
                                                     -----------    -----------   -----------    -----------    -----------

           Total other income                                813          1,163         1,501          1,122            468
                                                     -----------    -----------   -----------    -----------    -----------
OTHER EXPENSES:
  Salaries and employee benefits                           3,941          2,558         5,444          3,942          4,064
  Premises and equipment                                   1,022            764         1,631          1,357          1,503
  Insurance premiums                                         122            143           250            278            269
  Marketing                                                  126             85           184            256            245
  Computer services                                          256            213           458            362            371
  Consulting fees                                            332            248           523            495            500
  Office expenses and supplies                               279            185           427            387            407
  Other                                                      802            749         1,400          1,319          1,210
                                                     -----------    -----------   -----------    -----------    -----------

           Total other expenses                            6,880          4,945        10,317          8,396          8,569
                                                     -----------    -----------   -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                                 3,939          3,439         6,534          4,582          4,139

INCOME TAXES                                               1,621          1,437         2,732          2,001          1,779
                                                     -----------    -----------   -----------    -----------    -----------

NET INCOME                                           $     2,318    $     2,002   $     3,802    $     2,581    $     2,360
                                                     ===========    ===========   ===========    ===========    ===========

BASIC EARNINGS PER SHARE                             $      0.69    $      0.61   $      1.14    $      0.79    $      0.73
                                                     ===========    ===========   ===========    ===========    ===========

DILUTED EARNINGS PER SHARE                           $      0.67    $      0.60   $      1.12    $      0.77    $      0.71
                                                     ===========    ===========   ===========    ===========    ===========

BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING              3,354,336      3,287,496     3,321,189      3,246,789      3,246,789
                                                     ===========    ===========   ===========    ===========    ===========

DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING            3,484,518      3,351,093     3,396,885      3,331,857      3,313,938
                                                     ===========    ===========   ===========    ===========    ===========

See notes to consolidated financial statements.

HARRINGTON WEST FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                                         ACCUMULATED
                                           COMMON STOCK      ADDITIONAL                                     OTHER         TOTAL
                                        -----------------     PAID-IN      RETAINED      COMPREHENSIVE  COMPREHENSIVE  STOCKHOLDERS
                                         SHARES     AMOUNT    CAPITAL      EARNINGS         INCOME         INCOME         EQUITY

BALANCE, DECEMBER 31, 1998               3,246,789    $33    $ 19,573       $1,770                                        $21,376

    Net income                                                               2,360            $2,360                        2,360
                                         ---------    ----    --------       -----            ------                        -----

BALANCE, DECEMBER 31, 1999               3,246,789     33      19,573        4,130                                         23,736

  Comprehensive income
    Net income                                                               2,581            $2,581                        2,581
    Other comprehensive income,
      net of tax
      Unrealized gains on securities                                                             225          $ 225           225
                                                                                                 ---
  Total comprehensive income                                                                  $2,806
                                                                                              ======
Dividends on common stock                                                     (985)                                          (985)
                                         ---------    ---    --------        -----                             ----          -----

BALANCE, DECEMBER 31, 2000               3,246,789     33      19,573        5,726                            $ 225        25,557

  Comprehensive income
    Net income                                                               3,802            $3,802                        3,802
    Other comprehensive income,
     net of tax
     Unrealized gains on securities                                                              912            912           912
     Effective portion of change
      in fair value of cash flow hedges                                                         (507)          (507)         (507)
                                                                                                ----
    Total comprehensive income                                                                $4,207
                                                                                              ======
  Dividends on common stock                                                   (353)                                          (353)
  Stock options                            107,547      1         732                                                         733
                                         ---------    ---     -------        -----                             ----         -----

BALANCE, DECEMBER 31, 2001               3,354,336     34      20,305        9,175                              630        30,144

Comprehensive income
  Net income (unaudited)                                                   $ 2,318           $ 2,318                      $ 2,318
  Other comprehensive income,
   net of tax (unaudited)
   Unrealized gains on securities
     (unaudited)                                                                                 433          $ 433           433
   Effective portion of change in fair
   value of cash flow hedges (unaudited)                                                        (692)          (692)         (692)
                                                                                             -------
   Total comprehensive income                                                                  2,059
                                                                                             =======
  Dividends on common stock (unaudited)                                       (180)                                          (180)
                                                                             ------                                         ------
BALANCE, JUNE 30, 2002
  (UNAUDITED)                            3,354,336   $ 34    $ 20,305      $ 11,313                           $ 371      $ 32,023
                                        ==========   ====   =========     =========                           =====      ========


HARRINGTON WEST FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                                                       DECEMBER 31,
                                                                                                    2001         2000
                                                                                                    ----         ----

DISCLOSURE OF RECLASSIFICATION
  AMOUNT:
  Unrealized holding gains arising during the period,
    net of tax expense of $715 and $198 for 2001
    and 2000, respectively                                                                         $ 988        $ 275
  Less:  reclassification adjustment for gains
    included in net income, net of tax expense
    of $55 and $36 for 2001 and 2000, respectively                                                   (76)         (50)
                                                                                                    -----        -----

  Net unrealized gain on securities, net of tax
    expense of $660 and $162 for 2001 and 2000,
    respectively                                                                                   $ 912         $ 225
                                                                                                   ======        ======
  Cumulative effect of accounting change (SFAS 133),
    net of tax expense of $136                                                                     $ 188

  Unrealized net gains on cash flow hedges, net of tax
    benefit of $(500) for 2001                                                                     $(690)

  Less:  reclassification adjustment for net gains
    on cash flow hedges included in net income,
    net of tax benefit $(4) for 2001                                                                  (5)
                                                                                                   -----
        Net unrealized loss on cash flow hedges                                                    $(507)
                                                                                                   ======


See notes to consolidated financial statements.

HARRINGTON WEST FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                      SIX MONTHS ENDED                      YEAR ENDED
                                                                          JUNE 30,                         DECEMBER 31,
                                                                     --------------------    ------------------------------------
                                                                       2002        2001          2001        2000         1999
                                                                         (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                          $2,318       $2,002       $3,802       $2,581       $2,360
  Adjustments to reconcile net income to net cash provided by operating activities:
    Accretion of deferred loan fees and costs                           (445)        (445)        (969)        (834)        (905)
    Depreciation and amortization                                        447          345          771          679          556
    Amortization of premiums and discounts                             1,972          413        2,399          235          558
    Amortization of hedging costs                                                                               520        1,846
    Provision for loan losses                                            275            1            1           42          155
    Activity in securities held for trading                              672          300        1,065       81,326       41,308
    Loss (gain) on sale of real estate                                    35            1          139           28         (308)
    Gain on sale of deposits                                                                                 (3,923)
    Stock-based compensation                                                          106          106
    (Gain) loss on sale of loans                                                      (69)         (69)         601
    FHLB stock dividend                                                 (109)        (210)        (408)        (421)        (362)
    Increase in accrued interest receivable                              100         (560)        (533)        (322)          80
    Decrease in income taxes (payable) receivable                       (238)                      (10)         (92)         574
    Deferred income taxes                                               (179)         771         (375)        (266)        (695)
    Increase in prepaid expenses                                         340           37          (66)        (804)      (1,123)
    Increase in accounts payable                                          34         (107)         772        1,096         (615)
                                                                   ---------    ---------    ---------    ---------    ---------
           Net cash provided by operating activities                   5,222        2,585        6,625       80,446       43,429
                                                                   ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired                                                              (375)
  Net increase in loans receivable                                    18,022       (3,216)      (9,403)     (20,659)     (48,431)
  Proceeds from sale of loans                                                      27,471       27,471        9,387
  Proceeds from matured and called securities held to maturity                      2,000        2,000
  Proceeds from sales of securities available for sale                              6,868       12,975       40,652
  Purchase of securities held to maturity                                          (2,055)      (2,055)      (2,000)        (751)
  Purchases of securities available for sale                         (72,801)    (119,027)    (189,437)    (100,757)
  Principal paydowns on securities available for sale                 41,336       10,900       48,866        6,420
  Principal paydowns on securities held to maturity                      116           38          105           53
  Proceeds from sale of real estate acquired through foreclosure                                                           1,036
  Proceeds from sale of hedges of short-term liabilities                                                        942
  Purchase of premises and equipment                                    (690)        (577)        (988)        (607)      (1,642)
  Purchase (redemption) of FHLB stock                                  1,892       (1,966)      (1,551)        (354)       4,062
                                                                   ---------    ---------    ---------    ---------    ---------

           Net cash used in investing activities                     (12,125)     (79,564)    (112,392)     (66,923)     (45,726)
                                                                   ---------    ---------    ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposits                               $(14,955)     $31,662      $88,528      $45,196      $52,158
  Sale of deposits                                                                                          (65,407)
  Increase (decrease) in securities sold under
  agreements to repurchase                                               957                       365       (9,982)       9,982
  Increase (decrease) in FHLB advances                                27,000       45,403        5,403       20,000      (63,000)
  Advances (repayments) on note payable                               (1,400)         300        9,000        1,335         (535)
  Exercise of stock options on common stock                                           627          627
  Dividends paid on common stock                                        (179)        (174)        (353)        (985)
                                                                   ---------    ---------    ---------    ---------    ---------

     Net cash provided by (used in) financing activities              11,423       77,818      103,570       (9,843)      (1,395)
                                                                   ---------    ---------    ---------    ---------    ---------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                     4,520          839       (2,197)       3,680       (3,692)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          11,107       13,304       13,304        9,624       13,316
                                                                   ---------    ---------    ---------    ---------    ---------

CASH AND CASH EQUIVALENTS, END OF YEAR                               $15,627      $14,143      $11,107      $13,304       $9,624
                                                                   =========    =========    =========    =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Cash paid during the year for:
    Interest                                                         $10,633      $12,714      $25,737      $26,489      $25,242
    Income taxes                                                      $1,850       $1,137       $3,052       $2,423       $1,900

                                                                      SIX MONTHS
                                                                         ENDED                    YEAR ENDED
                                                                        JUNE 30,                  DECEMBER 31,
                                                                         2002                2001            2000
                                                                      -------------    ---------------------------------
                                                                      (Unaudited)

SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
   Net unrealized gain on available for sale securities                   $ 433              $ 912           $ 225


                                                                                                          (Concluded)

See notes to consolidated financial statements

HARRINGTON WEST FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
-------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BUSINESS OF THE COMPANY - Harrington West Financial Group, Inc. (the "Company") is a savings and loan holding company incorporated on August 29, 1995 to acquire and hold all of the outstanding common stock of Los Padres Bank (the "Bank"), a federally chartered savings bank which operates 10 branches serving individuals and small to medium-sized businesses. Nine banking facilities are operated on the California Central Coast, and one banking facility is located in Shawnee Mission, Kansas, and operated as a division under the Harrington Bank brand. The Bank owns 100% of Harrington Wealth Management Company ("HWMC"), which offers trust and investment management services to the customers of the Bank. On November 3, 2001, the Bank purchased from Harrington Bank, FSB, its $75 million bank located in Shawnee Mission, Kansas, in the heart of the Kansas City metropolis. For a discussion of the Bank's acquisitions, see Note 17.

      BASIS OF PRESENTATION - The consolidated financial statements include the accounts of the Company, the Bank and its subsidiaries since their acquisition dates. All significant intercompany accounts and transactions have been eliminated.

      USE OF ESTIMATES - The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and with prevailing practices in the banking industry. In preparing such financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

      UNAUDITED INTERIM INFORMATION - The unaudited interim financial information has been prepared using accounting principles generally accepted in the United States of America for interim financial information and in accordance with Regulation S-X of the Securities and Exchange Commission ("SEC"). In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included for the unaudited periods presented.

      SEGMENTS - The Company has a single operating segment, banking operations. The Company has no organizational structure detailed by product lines, geography or customer types.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE. Transactions involving sales of securities under agreements to repurchase are accounted for as collateralized financings except where the Bank does not have an arrangement to purchase the same or substantially the same securities before maturity at a fixed or determinable price.

      TRADING SECURITIES - Trading securities are debt and equity securities that are bought and held principally for the purpose of active management. These securities are reported at fair value and included in trading account assets on the balance sheet. Realized and unrealized gains and losses are included in income from trading account assets.

      AVAILABLE FOR SALE SECURITIES - Debt and equity securities not classified as either held to maturity or trading securities are classified as securities available for sale and recorded at fair value, with unrealized gains and losses, after applicable taxes, excluded from earnings and reported as a separate component of stockholders' equity. Declines in the value of debt securities and marketable equity securities that are considered to be other than temporary are recorded as a permanent impairment of securities available for sale in the statement of earnings. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

      HELD TO MATURITY SECURITIES - Held to maturity securities represent investments that the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost.

      LOANS RECEIVABLE - Loans receivable are carried at the principal amount outstanding, net of deferred loan fees and costs.

      LOAN INTEREST INCOME AND FEES - Interest on loans is accrued as earned, except non-accrual loans on which interest is normally discontinued whenever the payment of principal or interest is considered to be in doubt. When a loan is placed on non-accrual, all previously accrued but uncollected interest is reversed against current period income. Interest income is subsequently recognized only to the extent cash payments are received.

      Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment to yield using a method that approximates the level-yield method. Calculation of the yield is done on a loan-by-loan basis. Unamortized fees are recognized in income in the year the related loans are sold or paid off. Other loan fees and charges representing service costs for the repayment of loans, delinquent payments or miscellaneous loan services are recorded as income when collected.

      Discounts and premiums on loans are amortized into interest income, using a method that approximates the level-yield method over the estimated life of the related loans.

      ALLOWANCE FOR LOAN LOSSES - Allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).

      The allowance is maintained at a level believed by management to be sufficient to absorb estimated probable credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. This evaluation is inherently subjective, as it requires material estimates, including, among others, the amounts and timing of expected future cash flows on impaired loans, estimated losses on consumer loans and residential mortgages, and general amounts for historical loss experience, economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios, all of which may be susceptible to significant change.

      In determining the adequacy of the allowance for loan losses, the Company makes specific allocations to impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan. Loans are identified as impaired when it is deemed probable that the borrower will be unable to meet the scheduled principal and interest payments under the terms of the loan agreement. Impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

      Allocations to non-homogenous loan pools are developed by loan type and risk factor and are based on historical loss trends and management's judgment concerning those trends and other relevant factors. These factors may include, among others, trends in criticized assets, regional and national economic conditions, changes in lending policies and procedures, trends in local real estate values and changes in volumes and terms of the loan portfolio.

      Homogenous (consumer and residential mortgage) loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and economic conditions.

      Management believes the level of the allowance as of December 31, 2001 is adequate to absorb losses inherent in the loan portfolio.

      SERVICING - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in prepaid expenses and other assets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

      Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $37,508 and $14,242 at December 31, 2001 and 2000, respectively.

      The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2001 and 2000, was $380 and $117, respectively. The fair values of these rights were $385 and $120, respectively. The fair value of servicing rights was determined using discount rates ranging from 15% to 17% and prepayment speeds ranging from 5% to 15%, depending upon the stratification of the specific right.

      The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances for the years ended December 31:

                                                       2001             2000
Beginning balance of capitalized mortgage servicing
  rights............................................   $138                --
Mortgage servicing rights capitalized.............      348              $154
Mortgage servicing rights amortized...............       50                16
                                                    ----------        ----------
Ending balance of capitalized mortgage servicing
  rights............................................    436              $138
                                                    ==========        ==========

Valuation allowances:
 Balance, beginning of year......................      $ 21
 Additions........................................       35              $ 21
                                                    ----------        ----------
Balance, end of year..............................     $ 56              $ 21
                                                    ==========        ==========


      REAL ESTATE ACQUIRED THROUGH FORECLOSURE - Real estate acquired through foreclosure is carried at estimated fair value at the time of foreclosure. Any subsequent operating expense or income, reduction in estimated values, and gains or losses on disposition of such properties are included in current operations.

      INCOME TAXES - Deferred tax assets or liabilities shown on the balance sheet are adjusted to reflect differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

      PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets. The depreciable lives range from 3 to 20 years for leasehold improvements, 5 to 20 years for furniture, fixtures and equipment and 27 years for the office building.

      IMPAIRMENT OF LONG LIVED ASSETS - The Bank reviews its long-lived assets for impairment annually or when events or circumstances indicate that the carrying amount of these assets may not be recoverable. An asset is considered impaired when the expected undiscounted cash flows over the remaining useful life is less than the net book value. When impairment is indicated for an asset, the amount of impairment loss is the excess of the net book value over its fair value.


      CORE DEPOSIT INTANGIBLES - Core deposit intangibles are established in connection with purchase business combinations of banking or thrift institutions. The intangible asset represents the fair market value of acquiring the long-term depositor relationship. Core deposit intangibles have a finite useful life and it is the Company's policy to amortize the intangible over its estimated useful life. At December 31, 2001 and 2000, the gross balance of core deposit intangibles was $1,937 and $1,000, respectively, and the accumulated amortization was $432 and $317, respectively. The amortization expense was $116 and $100 for the years ended December 31, 2001 and 2000, respectively. There were no core deposit intangibles in 1999.




      DERIVATIVES HELD FOR ASSET AND LIABILITY MANAGEMENT PURPOSES - The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - and Amendment of FASB Statement No. 133, on January 1, 2001. These statements establish accounting and reporting standards for derivative instruments and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge or a hedge of foreign currency exposure. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

      In accordance with these accounting standards, the Company has identified certain types of short-term interest-bearing liabilities as a source of interest rate risk to be hedged in connection with the Company's overall asset-liability management process. Although these liabilities have contractually fixed rates of interest, their short-term maturities, together with the expectation that they will be continually refinanced or replaced with similar products, give rise to the risk of fluctuations in interest expense as interest rates rise and fall in future periods. In response to this identified risk, the Company uses interest rate swaps as cash flow hedges to hedge the interest rate risk associated with the cash flows of the specifically identified short-term liabilities.

      To qualify for hedge accounting, the Company must show that, at the inception of the hedges and on an ongoing basis, the changes in the fair value of the hedging instruments are expected to be highly effective in offsetting related changes in the cash flows of the hedged liabilities. These interest rate swaps have been shown to be effective in hedging the exposure to the short-term liability variability in cash flows and, therefore, qualify for hedge accounting. Accordingly, the effective portion of the accumulated change in the fair value of the cash flow hedges is recorded in a separate component of stockholders' equity, net of tax, while the ineffective portion is recognized in earnings immediately. During the next twelve months, the Company expects to expense $809, net of tax, from the amount recorded in the separate component of stockholders' equity.

      DERIVATIVES NOT QUALIFYING FOR HEDGE ACCOUNTING - The Bank is a party to a variety of interest rate contracts consisting of interest rate futures, caps, swaps, floors and options in the management of interest rate exposure in the investment and loan portfolio. These financial instruments are included in trading account assets and are reported at fair value with realized and unrealized gains and losses on these instruments recognized immediately in income.

      In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect type adjustment of $188, net of tax, in accumulated other comprehensive income and a $43 loss, before tax, as of January 1, 2001.

      RECENT ACCOUNTING PRONOUNCEMENTS - In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001 and are not expected to have a material impact on the financial statements of the Company.

      In April 2002, FASB issued SFAS No. 145, Rescission of FASB Statements
      No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of APB No. 30, Reporting Results of Operations. This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for the Bank for the year ending December 31, 2003. The adoption of this statement is not expected to have a material effect on our results of operations or financial position.

      In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined in EITF Issue No. 94-3 was recognized at the date of an entity's commitment to an exit plan. SFAS No.146 also establishes that the liability should initially be measured and recorded at fair value. The Company will adopt the provisions of SFAS No. 146 for exit or disposal activities that are initiated after December 31, 2002.

      RECLASSIFICATIONS - Certain reclassifications have been made to the prior financial statements to conform to the current year presentation.

2.    LOANS RECEIVABLE

      The Bank's loan portfolio as of December 31 is summarized as follows:

                                                                                       2001            2000

Real estate loans:
  Residential property - one to four units                                          $ 156,150       $ 200,373
  Residential property - more than four units                                          69,584          66,005
  Residential property - construction                                                  14,607           7,042
  Nonresidential property - construction                                                5,628           6,037
  Commercial and other income - producing properties                                  156,431         108,820
  Loans for the acquisition and development of land                                     7,889           2,511
                                                                                    ---------       ---------

           Total real estate loans                                                    410,289         390,788

Commercial and industrial loans                                                        30,838           3,969
Consumer loans                                                                         11,107           3,265
Loans collateralized by deposit accounts                                                  397             599
Consumer line-of-credit loans                                                             142             154
                                                                                    ---------       ---------

                                                                                      452,773         398,775

Net deferred loan fees                                                                 (1,102)           (485)
Net premiums                                                                            1,774             397
Allowance for loan losses                                                              (3,736)         (3,150)
                                                                                    ---------       ---------

Loans receivable, net                                                               $ 449,709       $ 395,537
                                                                                    =========       =========

      The Bank's lending is concentrated in California's Central Coast and the Kansas City metropolitan area. A deterioration in the economic conditions of these markets could adversely affect our business, financial condition and profitability. Such a deterioration could give rise to increased loan delinquences, increased problem asset and foreclosures, decreased loan demand and a decline in real estate values.

      Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                                                                 2001         2000         1999

         Balance, beginning of year                                             $3,150       $3,112       $2,975
         Allowance acquired in connection with branch purchase                     600
         Charge-offs                                                               (15)          (4)         (18)
         Provision for loan losses                                                   1           42          155
                                                                                -------     -------      -------

         Balance, end of year                                                   $3,736       $3,150       $3,112
                                                                                =======     =======      =======


      Loans for which impairment has been recognized are as follows at December 31:

                                                                                                      2001    2000

         Impaired loans with a valuation allowance                                                    $389   $4,411
         Impaired loans without a valuation allowance                                                    -        -
                                                                                                    ------   ------

         Total impaired loans                                                                          389    4,411
                                                                                                    ======   ======
         Valuation Allowance related to impaired loans                                                 $50      $50
                                                                                                    ======   ======


                                                                                    2001          2000         1999

         Average recorded investment in impaired loans                            $2,400        $5,180       $6,026
         Interest income recognized on impaired loans                                 26           159          440


      At December 31, the Bank had outstanding commitments for loan originations totaling $6,888 for 2001 and $1,970 for 2000, of which $950 for 2001 and $1,750 for 2000 were for adjustable rate loans and $5,938 for 2001 and $220 for 2000 were for fixed rate loans. Undisbursed loan funds for the Bank's construction lending program amounted to $18,183 for 2001 and $15,128 for 2000.

3. SECURITIES

      The amortized cost and estimated fair values of securities available for sale are summarized as follows:

Securities Available for Sale:                                            GROSS         GROSS
                                                         AMORTIZED     UNREALIZED     UNREALIZED       FAIR
DECEMBER 31, 2001                                          COST           GAINS         LOSSES        VALUE

Mortgage-backed securities                                $179,647        $2,015        $ (35)      $181,627
                                                          =========       =======       =======     ========


Securities Available for Sale:                                            GROSS         GROSS
                                                         AMORTIZED      UNREALIZED    UNREALIZED       FAIR
DECEMBER 31, 2000                                           COST           GAINS        LOSSES        VALUE

Mortgage-backed securities                                $ 47,051         $ 387         $ -        $ 47,438
                                                          =========        ======        ====       ========


      The amortized cost and fair value of the available for sale debt securities by contractual maturity at December 31, 2001 are as follows:

                                                                                   AMORTIZED         FAIR
                                                                                     COST            VALUE

Mortgage-backed securities:
  Due from five to ten years                                                        $  8,494        $  8,693
  Due over ten years                                                                 171,153         172,934
                                                                                    ---------       ---------

Total                                                                               $179,647        $181,627
                                                                                    =========       =========


      Proceeds from sales of available for sale securities were $12,975 in 2001 and $40,652 in 2000, with related gross realized gains of $131 in 2001 and $112 in 2000 and gross realized losses of $26 in 2000. The Company had no securities available for sale during 1999.

Securities Held to Maturity:                                                   GROSS        GROSS
                                                              AMORTIZED     UNREALIZED    UNREALIZED     FAIR
DECEMBER 31, 2001                                               COST           GAINS        LOSSES       VALUE

Agency securities                                               $2,034         $ 79           $-        $2,113
Mortgage-backed securities                                         583           21                        604
                                                                  ----          ---          ---          ----

Total                                                           $2,617         $100           $-        $2,717
                                                                ======        =====          ===        ======


                                                                              GROSS        GROSS
                                                              AMORTIZED     UNREALIZED   UNREALIZED    FAIR
DECEMBER 31, 2001                                               COST          GAINS        LOSSES      VALUE

Agency securities                                              $2,000                       $-        $2,000
Mortgage-backed securities                                        687          $ 8                       695
                                                                 ----         ----          ---          ---

Total                                                          $2,687          $ 8          $-        $2,695
                                                               =======         ====         ===       ======

      The amortized cost and fair value of held to maturity debt securities by contractual maturity at December 31, 2001 are as follows:


                                                                                                AMORTIZED       FAIR
                                                                                                  COST         VALUE

         Mortgage-backed securities-
          Due over 10 years                                                                      $ 583         $ 604
                                                                                                 -----         -----

         Total mortgage-backed securities                                                          583           604
                                                                                                  ----           ---

         Agency bonds-
          Due from one to five years                                                             2,034         2,113
                                                                                                 ------        -----

         Total agency bonds                                                                      2,034         2,113
                                                                                                 ------        -----

         Total                                                                                  $2,617       $ 2,717
                                                                                                =======      =======


4.       PREMISES AND EQUIPMENT

         Premises and equipment consist of the following:


                                                                              DEPRECIABLE           DECEMBER 31
                                                                                               --------------------
                                                                             LIVES (YEARS)      2001          2000

          Land                                                                                  $ 190        $ 190
          Office building                                                         27              204          204
          Leasehold improvements                                                3 to 20         2,211        1,668
          Furniture, fixtures and equipment                                     5 to 20         4,046        3,187
                                                                                                -----        -----

          Total                                                                                 6,651        5,249
          Less accumulated depreciation and amortization                                        2,963        2,236
                                                                                                -----        -----

          Premises and equipment, net                                                          $3,688       $3,013
                                                                                               ======       ======

5.    DEPOSITS

      A summary of deposits by type of account as of December 31 is as follows:



                                               2001                      2000
                                       -----------------------  -----------------------
                                                   WEIGHTED-               WEIGHTED-
                                                    AVERAGE                 AVERAGE
                                         AMOUNT  INTEREST RATE   AMOUNT  INTEREST RATE

Noninterest bearing                     $12,382       --        $ 5,981       --
Passbook                                 14,507     1.33 %       12,680     2.52 %
NOW accounts                             23,109     0.64 %       17,012     1.23 %
Commercial DDA accounts                   2,574     1.02 %          944     0.75 %
Money market deposits                    41,719     1.98 %       22,251     4.24 %
                                       --------                --------

Total                                    94,291     1.26 %       58,868     2.51 %
                                       --------                --------

Certificates of deposits:
  Over $100                             210,584     4.33 %      105,980     6.03 %
  Other                                 215,983     4.43 %      190,857     6.01 %
                                       --------                --------

Total certificates of deposits          426,567                 296,837
                                       --------                --------

Total deposits                         $520,858                $355,705
                                       ========                ========

Weighted-average interest rate,
  end of period                                    3.80 %                  5.42 %



      As of December 31, 2001, certificates of deposits over $100 are scheduled to mature as follows:


 YEAR ENDING
DECEMBER 31

     2002                                                      $ 200,341
     2003                                                          5,804
     2004                                                          2,870
     2005                                                          1,159
     2006 and beyond                                                 410
                                                               ---------

                                                               $ 210,584
                                                               =========

      In February 2000, the Bank sold its two branches and related deposits in the market of San Diego, originally acquired through the acquisition of U.S. Community Bank in 1997. The Bank determined that these branches did not fit strategically with its core banking operations in the California central coast. The Bank recognized a gain of $3,923 on the sale of these deposits.

6.    FEDERAL HOME LOAN BANK ("FHLB") ADVANCES


      We obtain both long-term fixed-rate and short-term variable-rate advances from the FHLB of San Francisco upon the security of certain of our residential first mortgage loans, mortgage-backed securities or FHLB stock. FHLB of San Francisco advances are available for general business purposes to expand lending and investing activities. Advances from the FHLB of San Francisco are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. Our advances are limited to 35% of our total Bank assets.


      FHLB advances are collateralized by the investment in the stock of the FHLB and certain mortgage loans aggregating $109,589 and $173,449 at December 31, 2001 and 2000, respectively, and mortgage-backed securities aggregating $152,150 and $42,685 current par value, at December 31, 2001 and 2000, respectively. The weighted average interest rate on these advances was 4.82% and 6.28% at December 31, 2001 and 2000, respectively.

      The maturities of FHLB advances at December 31 are as follows:

                                            2001          2000

2001                                                     $36,000
2002                                       $21,403        55,000
2003 and thereafter                         75,000
                                            ------        ------

                                           $96,403       $91,000
                                           =======       =======



7.    NOTE PAYABLE

      At December 31, 2001 and 2000, the Company has a loan facility from three banks consisting of a revolving line of credit on which $18,000 and $9,000 have been drawn at each date, respectively.

      On September 28, 1999, the terms of the loan facility were renegotiated to expand the revolving line of credit commitment from $7,885 to $15,000. Interest was payable quarterly at the prime rate published in the Wall Street Journal plus a .25% revolving credit commitment fee on the unused portion of the line. The note rate was 9.50% at December 31, 2000.


      On October 31, 2001, the terms of the loan facility were renegotiated to expand the revolving line of credit commitment from $15,000 to $20,000. Under the new terms, interest is payable quarterly and the rate is based on three defined performance-based levels determined from quarterly operating results related to core profitability and nonperforming asset ratios: Level 1 allows for the choice of London Interbank Offered Rate ("LIBOR") plus 200 basis points (in maturities of 30, 60 or 90 days) or prime rate less 50 basis points; Level 2 allows for the choice of LIBOR plus 250 basis points or prime rate less 50 basis points; Level 3 allows for the choice of LIBOR plus 300 basis points or prime rate. At December 31, 2001 the Company qualified for Level 1 loan pricing. A .25% commitment fee on the unused portion of the line is payable quarterly. The note rate was 4.19% at December 31, 2001. The committed availability of the revolving loan is $20 million until October 31, 2002, at which time the availability will reduce annually based on an eight-year amortization schedule. The balance of the note will mature on September 30, 2004.


      At December 31, 2001 and 2000 the line of credit was secured by the Bank's common stock. Under the terms of the loan facility, the Company is bound by certain restrictive debt covenants. At December 31, 2001 and 2000, the Company was in compliance with all such debt covenants.

8.    INCOME TAXES

      The provision for taxes on income consists of the following components for the years ended December 31:

                                                                                       2001         2000         1999

         Current tax expense:
          Federal                                                                    $2,334       $1,702       $1,930
          State                                                                         773          565          544
                                                                                     ------       ------       ------

                                                                                      3,107        2,267        2,474
                                                                                     ------       ------       ------

         Deferred tax benefit:
          Federal                                                                      (314)        (216)        (609)
          State                                                                         (61)         (50)         (86)
                                                                                     ------       ------       ------

                                                                                       (375)        (266)        (695)
                                                                                     ------       ------       ------

                                                                                     $2,732       $2,001       $1,779
                                                                                     ======       ======       ======


      The actual tax rates differed from the statutory rates as follows for the years ended December 31:

                                                                                       2001         2000        1999
         Federal income taxes at statutory rates                                       35.0 %       35.0 %      35.0 %
         Increase resulting from:
          California franchise tax, net of federal benefit                              7.2          7.4         7.2
          Other, net                                                                   (0.4)         1.3         0.8
                                                                                       ----         ----        ----

                                                                                       41.8 %       43.7 %      43.0 %
                                                                                       ====         ====        ====

      The following is a summary of the income tax liability at December 31:


                                                        2001          2000
Current taxes                                             $339         $349
Deferred taxes                                             648        1,071
                                                       -------      -------

                                                          $987       $1,420
                                                       =======      =======

Deferred tax liabilities:
  Net loan fees/costs                                   $1,757       $2,028
  FHLB stock dividends                                     596          413
  Mark to market on securities                               6          143
  Unrealized gain on available for sale securities         824          162
  Purchase accounting adjustments                           12          156
                                                       -------      -------
Gross deferred tax liability                             3,195        2,902
                                                       -------      -------

Deferred tax asset:
  Unrealized hedging loss on cash flow hedges             (466)
  Allowance for loan losses                             (1,188)      (1,185)
  California franchise tax                                (358)        (307)
  Other                                                    (73)        (145)
  Depreciation                                            (219)        (194)
  Net operating loss carryforwards                        (243)
                                                       -------      -------
Gross deferred tax asset                                (2,547)      (1,831)
                                                       -------      -------
Net deferred tax liability                                $648       $1,071
                                                       =======      =======

      As a result of acquiring the remaining 51% interest in Harrington Wealth Management Company in 2001, the Company has federal and state net operating loss carryforwards of approximately $700, which expire primarily in 2018 and 2019. Due to the restrictions imposed by Internal Revenue Code ("IRC") Section 382 for change of control, the annual amount of net operating loss deductions that can be utilized to offset future income may be limited.

9.    STOCKHOLDERS' EQUITY

      Retained earnings are restricted to the extent that earnings deducted for tax purposes as bad debt deductions are not available for payment of cash dividends or other distributions to stockholders without payment of federal income taxes by the Bank at the then-prevailing corporate tax rates. At December 31, 2001, this restricted amount was $671.

      QUALIFIED STOCK OPTION PLAN - The Company has a qualified stock option plan that provides for the granting of stock options to key employees of the Bank. Options granted under the plan are vested ratably over a four-year period. The option price is based on a determination of a price that is not less than the fair value of the shares at the date of grant by the Compensation Committee and ratified by the Board of Directors.

      During 1996, the Company granted 150,000 options with a stock price of $5.83 per share and an expiration date of April 14, 2001. Such options were granted to Smith Breeden Associates ("SBA") for financial advisory services provided in connection with the Company's acquisition of the Bank. The estimated value of such options as of the date granted was considered as part of the purchase price of the Bank. During 2001, 107,547 of the options were exercised and the balance of 42,453 options was extended to expire on June 30, 2003. In accordance with requirements of FASB Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25), a one-time $106 pre-tax charge to earnings was recorded, which was equal to the intrinsic value at the time of the extension, applied to the number of options extended. The intrinsic value is the difference between the fair value of the underlying stock at the extension date (i.e., $8.33) and the strike price of the options (i.e., $5.83). The offsetting entry was recorded to paid-in capital in the stockholders' equity section. The Company recorded a deferred tax asset of $43.

      A summary of the status of the Company's stock options as of December 31 and changes during those years are presented below:


                                            2001                 2000                1999
                                     ------------------  --------------------  ------------------
                                               WEIGHTED              WEIGHTED            WEIGHTED
                                               AVERAGE               AVERAGE             AVERAGE
                                               EXERCISE              EXERCISE            EXERCISE
                                     SHARES      PRICE    SHARES      PRICE    SHARES     PRICE

Incentive stock options:
  Outstanding, beginning of year      369,000    $7.39   369,000      $7.39   259,500     $6.99
  Granted                              32,550    $8.33                        109,500     $8.33
  Expired unexercised                 (28,500)   $7.07
                                       ------            -------              -------
  Outstanding, end of year            373,050    $7.50   369,000      $7.39   369,000     $7.39
Stock options granted to SBA           42,453    $5.83   150,000      $5.83   150,000     $5.83
                                       ------            -------              -------
Outstanding, end of year              415,503    $7.33   519,000      $6.94   519,000     $6.94
                                       ------            -------              -------
Exercisable, end of year              268,875    $7.18   202,500      $6.95   129,750     $6.59

      The outstanding options have prices ranging from $5.83 to $8.33. Remaining available options to be issued under the stock option plan were 125,598 and 113,517 for December 31, 2001 and 2000, respectively.


                                          OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                                          -------------------                         -------------------
RANGE OF                                              REMAINING
EXERCISE                                  NUMBER     CONTRACTUAL    EXERCISE          NUMBER       EXERCISE
 PRICES                                  OPTIONS     LIFE (YEARS)     PRICE          OPTIONS        PRICE

   $5.83                                  117,453       4.5           $5.83          75,000        $5.83
   $6.83                                   82,500       5.5           $6.83          82,500        $6.83
   $8.33                                  215,550       6.9           $8.33         111,375        $8.33
                                          -------                                   -------
Total                                     415,503       6.0           $7.41         268,875        $7.33
                                          =======                                   =======

      FAIR VALUE OF OPTIONS - The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plan.

      Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, Accounting for Stock Based Compensation, the Company's net income and earnings per share for the years ended December 31 would have been changed to the pro forma amounts indicated below:


PRO FORMA RESULTS                          2001          2000         1999

Net income:
  As reported                             $3,802        $2,581        $2,360
  Pro forma                               $3,696        $2,448        $2,226

  Earnings per share - basic:
    As reported                            $1.14         $0.79         $0.73
    Pro forma                              $1.11         $0.75         $0.69

  Earnings per share - diluted:
    As reported                            $1.12         $0.77         $0.71
    Pro forma                              $1.09         $0.73         $0.67


      The fair values of options granted under the Company's fixed stock option plan were estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used: expected volatility of 7.90% for 2001 and 11.30% for 1999; risk free interest rate of 4.90% for 2001 and 5.65% for 1999; and expected lives of 9 years for 2001 and 10 years for 1999. The fair value of 32,550 options granted in 2001 was $2.40. No options were granted in 2000. The fair value of 103,500 options granted in 1999 was $3.31.

10.   REGULATORY CAPITAL REQUIREMENTS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the Office of Thrift Supervision ("OTS"), currently requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) to tangible assets of 1.5%, core capital (as defined) to adjusted tangible assets of 4%, and total capital (as defined) to risk-weighted assets of 8%. These capital requirements are viewed as minimum standards by the OTS, and most institutions are expected to maintain capital levels well above the minimum. Minimum capital levels higher than those provided in the regulations may be established by the OTS for individual savings associations, upon a determination that the savings association's capital is or may become inadequate in view of its circumstances.

      Due to our business strategy which has concentrated on growth, a shift in our lending focus to more commercial lending and the size of our securities portfolios, we have agreed with the OTS that we will maintain a total risk-based capital ratio and a leverage capital ratio of at least 11% and 6%, respectively, which is in excess of the OTS' minimum requirements.

      As of December 31, 2001 and 2000, the most recent notification from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized", the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed the institution's category.


      Federal and state banking regulations place certain restrictions on dividends paid by the Bank to the Company. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank. At December 31, 2001, the Bank's retained earnings available for the payment of dividends were $1,752. Accordingly, $28,344 of the Company's equity in the net assets of the Bank was restricted at December 31, 2001. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.



                                                                                          TO BE WELL
                                                                                         CAPITALIZED
                                                                                         UNDER PROMPT
                                                                  FOR CAPITAL          CORRECTIVE ACTION
                                              ACTUAL           ADEQUACY PURPOSES          PROVISIONS
                                        -------------------    --------------------    ----------------------
(DOLLARS IN THOUSANDS)                  AMOUNT      RATIO      AMOUNT       RATIO       AMOUNT        RATIO

As of December 31, 2001:
  Total capital
    (to risk-weighted assets)            $ 45,208   11.72 %     $ 30,860 >   8.00 %     $ 38,575  >  10.00 %
                                                                         -                        -
  Core capital
    (to adjusted tangible assets)          41,522    6.27 %       26,494 >   4.00 %        33,118 >   5.00 %
                                                                         -                        -
  Tangible capital
    (to tangible assets)                   41,522    6.27 %        9,935 >   1.50 %           N/A      N/A
                                                                         -
  Tier 1 capital
    (to risk-weighted assets)              41,522   10.76 %          N/A      N/A          23,145 >   6.00 %
                                                                                                  -
As of December 31, 2000:
  Total capital
    (to risk-weighted assets)            $ 35,745   11.56 %     $ 24,746 >   8.00 %     $  30,392 >   10.00 %
                                                                         -                        -
  Core capital
    (to adjusted tangible assets)          32,645    6.76 %       19,325 >   4.00 %        24,157 >    5.00 %
                                                                         -                        -
  Tangible capital
    (to tangible assets)                   32,645    6.76 %        7,247 >   1.50 %           N/A       N/A
                                                                         -
  Tier 1 capital
    (to risk-weighted assets)              32,645   10.55 %          N/A      N/A          18,559 >    6.00 %
                                                                                                  -

11.   EARNINGS PER SHARE

      The following tables represent the calculations of earnings per share ("EPS") for the periods presented.


                                            SIX MONTHS ENDED JUNE 30, 2002                 YEAR ENDED DECEMBER 31, 2001
                                            ----------------------------------    --------------------------------------------
                                            INCOME      SHARES       PER-SHARE    INCOME            SHARES           PER-SHARE
                                           (NUMERATOR)(DENOMINATOR)   AMOUNT     (NUMERATOR)     (DENOMINATOR)        AMOUNT
                                                      (UNAUDITED)

Basic EPS                                    $2,318       3,354,336   $0.69       $3,802          3,321,189           $1.14
Effect of dilutive stock options                            130,182   (0.02)                         75,696           (0.02)
                                             ------         -------   -----       ------             ------           -----
Diluted EPS                                  $2,318       3,484,518   $0.67       $3,802          3,396,885           $1.12
                                             ======       =========   =====       ======          =========           =====


                                            SIX MONTHS ENDED JUNE 30, 2001                YEAR ENDED DECEMBER 31, 2000
                                            ----------------------------------    --------------------------------------------
                                            INCOME      SHARES     PER-SHARE    INCOME                SHARES        PER-SHARE
                                           (NUMERATOR)(DENOMINATOR)  AMOUNT     (NUMERATOR)        (DENOMINATOR)      AMOUNT
                                                      (UNAUDITED)

Basic EPS                                   $2,002       3,287,496   $0.61        $2,581         3,246,789            $0.79
Effect of dilutive stock options                            63,597   (0.01)                         85,068            (0.02)
                                            ------          ------   -----        ------            ------            -----
Diluted EPS                                 $2,002       3,351,093   $0.60        $2,581         3,331,857            $0.77
                                            ======       =========   =====        ======         =========            =====


                                                                                           YEAR ENDED DECEMBER 31, 1999
                                                                              -----------------------------------------------
                                                                                INCOME                SHARES        PER-SHARE
                                                                              (NUMERATOR)         (DENOMINATOR)       AMOUNT

Basic EPS                                                                        $2,360          3,246,789           $0.73
Effect of dilutive stock options                                                                    67,149           (0.02)
                                                                                 ------             ------           -----
Diluted EPS                                                                      $2,360          3,313,938           $0.71
                                                                                 ======          =========           =====

12.   COMMITMENTS AND CONTINGENCIES

      Aggregate minimum lease commitments under long-term operating leases as of December 31, 2001 are as follows:

2002                                                                                                    $ 952
2003                                                                                                      855
2004                                                                                                      819
2005                                                                                                      807
2006                                                                                                      808
2007 and thereafter                                                                                     5,848
                                                                                                        -----

                                                                                                      $10,089
                                                                                                      =======

      Minimum lease payments for the Bank's premises are adjusted annually based upon the Consumer Price Index. The leases also provide for option renewal periods. Rental expense was $559, $471 and $657 for the years ended December 31, 2001, 2000 and 1999, respectively.

13.   TRADING ACCOUNT ASSETS

      DERIVATIVE INSTRUMENTS NOT RECEIVING HEDGE TREATMENT - The Bank is a party to a variety of interest rate contracts such as interest rate swaps, caps, floors, futures, options and total return swaps ("Interest Rate Agreements"), which are recorded in the financial statements at fair value with changes in fair value and periodic payments recorded in earnings.

         Interest rate swaps are contracts in which the parties agree to exchange fixed and floating rate payments for a specified period of time on a specified ("notional") amount. The notional amount is only used to calculate the amount of the periodic interest payments to be exchanged and does not represent the amount at risk. As of December 31, 2001, the Bank has $25,000 notional amount of Commercial Mortgage Backed Securities ("CMBS") swaps whereby the Bank receives the total return (i.e., interest income and price changes) of an investment grade CMBS index and pays 3 month LIBOR less a spread. The Bank, in turn, hedges the interest rate risk of the CMBS swap with a separate pay fixed, receive three-month LIBOR swap with the same notional amount, effectively canceling the effect of the floating LIBOR exposure. The Bank also has a $23,200 notional amount of Ginnie Mae ("GN") mortgage-backed security total return swaps where the Bank receives the total return of a basket of GN mortgage-backed securities and pays three-month LIBOR less a spread.

         Interest rate caps and floors are instruments in which the writer (seller) agrees to pay the holder (purchaser) the amount that an agreed-upon index is above or below the specified cap or floor rate, respectively, times the notional amount. The notional amount is never exchanged between the two parties and does not represent the amount at risk. The Bank purchases interest rate caps and floors to reduce the impact of rising or falling interest rates on the fair value of its trading portfolio and short-term liability repricing. The Company did not have any caps or floors outstanding at December 31, 2001 and 2000.

         Interest rate futures contracts are commitments to either purchase or sell designated instruments at a future date for a specified price. Initial margin requirements are met in cash or other instruments, and changes in the contract values are settled in cash daily. The Bank maintained $2,034 and $2,000 at December 31, 2001 and 2000, respectively, in agency securities as a deposit with a broker for its futures activities.

         Financial options are contracts that grant the purchaser, for a premium payment, the right to either purchase from or sell to the writer a specified financial instrument under agreed-upon terms. Financial options to buy or sell securities are typically traded in standardized contracts on organized exchanges. The Bank purchases financial options to reduce the risk of the written financial options embedded in mortgage related assets.

      The following is a summary of the interest rate agreements as of December 31:

                                                  CONTRACT OR          ESTIMATED           WEIGHTED-AVERAGE
                                                   NOTIONAL           FAIR VALUE             INTEREST RATE
                                                                   -------------------  -----------------------
2001                                                AMOUNT          ASSET   LIABILITY    PAYABLE    RECEIVABLE

Total return swaps - Receive total return
 CMBS investment grade total return, pay
   LIBOR                                            $ 25,000         $ 41     $ 216       2.94 %       6.22 %
Interest rate swaps - pay fixed, receive
  LIBOR                                               25,000          237       177       5.14 %       2.40 %

Total return swaps - Receive total return
   GN MBS adjustable rate, pay LIBOR                  23,200                              3.83 %       6.73 %
Futures                                                1,900           22        13

2000

Total return swaps - Receive total return
 CMBS investment grade total return, pay LIBOR      $ 15,000        $ 528                 6.07 %       6.74 %
Interest rate swaps - pay fixed, receive
  LIBOR                                               15,000                  $ 653       6.83 %       6.76 %

Total return swaps - Receive total return
   GN MBS adjustable rate, pay LIBOR                  75,870                              6.69 %       7.13 %
Futures                                              136,900            2       517


      The Interest Rate Agreements used have an active secondary market and are included in trading account assets at fair value with realized and unrealized gains and losses on these instruments recognized immediately in other income. The intent of these interest rate agreements is to economically hedge the exposures created by the trading securities and certain interest rate agreements. However, because the exposures being hedged do not qualify for hedge accounting under SFAS No. 133, changes in fair value of these instruments are immediately recognized in income.

      The Bank's exposure to credit risk from derivative financial instruments is represented by the fair value of the instruments. Credit risk amounts represent the replacement cost the Bank could incur should counterparties with contracts in a gain position completely fail to perform under the terms of those contracts. Counterparties are subject to the credit approval and credit monitoring policies and procedures of the Bank. The Bank limits its credit exposure by entering into International Swap Dealer Association ("ISDA") Master Agreements with each counterparty. ISDA Master Agreements set the legal framework for transactions with counterparties in over the counter derivative markets. The Bank only deals with counterparties that are investment grade.

      The following table shows the various components of the Company's recorded net gain (loss) on its trading assets for the years ended December 31:


                                                               INCOME
                                   REALIZED    UNREALIZED       FROM
                                    GAINS        GAINS         TRADING
DECEMBER 31, 2001                 (LOSSES)      (LOSSES)       ASSETS

Interest rate contracts:
  Swaps                           $    58       $     9       $    67
  Caps                                              (43)          (43)
  Futures                            (291)                       (291)
                                  -------       -------       -------

Total                                (233)          (34)         (267)
MBS and other trading assets          902          (199)          703
                                  -------       -------       -------

Total trading portfolio           $   669       $  (233)      $   436
                                  =======       =======       =======

DECEMBER 31, 2000

Interest rate contracts:
  Swaps                           $   502       $    66       $   568
  Floors                           (1,063)          808          (255)
  Futures                          (6,899)                     (6,899)
  Options                              18           (13)            5
                                  -------       -------       -------

Total                              (7,442)          861        (6,581)
MBS and other trading assets          931         2,896         3,827
                                  -------       -------       -------

Total trading portfolio           $(6,511)      $ 3,757       $(2,754)
                                  =======       =======       =======

DECEMBER 31, 1999

Interest rate contracts:
  Swaps                                         $  (190)      $  (190)
  Caps                            $  (240)          424           184
  Floors                                         (2,888)       (2,888)
  Futures                           9,014                       9,014
  Options                             330            21           351
                                  -------       -------       -------

Total                               9,104        (2,633)        6,471
MBS and other trading assets       (3,133)       (3,893)       (7,026)
                                  -------       -------       -------

Total trading portfolio           $ 5,971       $(6,526)      $  (555)
                                  =======       =======       =======

      The following table shows the Company's trading securities included in trading account assets as of December 31:

Securities Held for Trading:                                             GROSS        GROSS
                                                          AMORTIZED    UNREALIZED   UNREALIZED      FAIR
DECEMBER 31, 2001                                            COST        GAINS        LOSSES       VALUE

Mortgage backed securities and other -
  Trading assets                                           $2,408        $353          $ (10)     $2,751
                                                           =======       =====         =======    ======


                                                                         GROSS        GROSS
                                                          AMORTIZED    UNREALIZED   UNREALIZED      FAIR
DECEMBER 31, 2000                                            COST        GAINS        LOSSES       VALUE

Mortgage backed securities and other
  Trading assets                                           $3,826        $879          $(741)     $3,964
                                                           =======       =====         =======    ======


14.   DERIVATIVES HELD FOR ASSET AND LIABILITY MANAGEMENT

      At December 31, 2001, the swaps listed below are hedging the interest rate risk of cash flows associated with short-term FHLB advances and certificates of deposit with terms between six and twelve months. These swaps qualify as cash flow hedges. During 2001, the ineffective portion of the change in fair value of the cash flow hedges was immaterial.

                                                     CONTRACT OR
                                                      NOTIONAL       ESTIMATED           WEIGHTED-AVERAGE
                                                       AMOUNT        FAIR VALUE            INTEREST RATE
                                                                                     -------------------------
                                                                                      RECEIVABLE    PAYABLE

December 31, 2001 -
  Interest rate swaps - pay fixed                     $40,000         $ (1,101)      1.99 %        5.84 %

December 31, 2000:
  Interest rate swaps - pay fixed                     $35,000            $ 325       6.62 %        5.92 %
  Interest rate caps                                  $15,000              $ -       7.33 %


      The following table sets forth the maturity distribution and weighted-average interest rates of the interest rate swaps used to limit the repricing risk of deposits and short-term borrowings as of December 31, 2001:


        MATURITIES

                               2002         2003         2004         2005         2006       THEREAFTER

Interest rate swaps:
  Notional amount                                                                               $ 40,000
  Weighted-average
    payable rate                                                                                   5.84 %
  Weighted-average
    receivable rate                                                                                1.99 %

      The Bank is dedicated to managing credit risks associated with investment and interest rate risk management activities. The Bank maintains positions with a variety of counterparties or obligors ("counterparties"). To limit credit exposure arising from such transactions, the Bank evaluates the credit standing of counterparties, establishes limits for the total exposure to any one counterparty, monitors exposure against the established limits, and monitors investment portfolio composition to manage concentrations.

15.   FAIR VALUES OF FINANCIAL INSTRUMENTS

      SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Bank disclose estimated fair values for its financial instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies; however, considerable judgment is required to interpret market data to develop estimates of fair value.

      Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts at December 31:


                                                  2001                           2000
                                      ----------------------------    ---------------------------
                                        CARRYING       ESTIMATED       CARRYING        ESTIMATED
                                         AMOUNT       FAIR VALUE        AMOUNT        FAIR VALUE

Assets:
  Cash and cash equivalents           $  11,107       $  11,107       $  13,304      $  13,304
  Trading account assets                  2,751           2,751           3,964          3,964
  Securities, available for sale        181,627         181,627          47,438         47,438
  Securities, held to maturity            2,617           2,717           2,687          2,695
  Loans receivable, net                 449,709         458,861         395,537        398,030
  FHLB stock                              7,834           7,834           5,875          5,875
  Accrued interest receivable             3,567           3,567           2,715          2,715

Liabilities:
  Demand deposits                        94,291          94,291          58,868         58,868
  Certificates of deposits              426,567         429,286         296,837        296,869
  FHLB advances                          96,403          99,721          91,000         92,094
  Securities sold under repurchase
   agreements                               365             365
  Note payable                           18,000          18,000           9,000          9,000
  Accrued interest payable                  297             297             436            436

 Hedging Instruments: -
  Interest rate swaps                    (1,101)         (1,101)                           325


      The methods and assumptions used to estimate the fair value of each class of financial statements for which it is practicable to estimate that value are explained below:

         Cash and Cash Equivalents - The carrying amounts approximate fair values due to the short-term nature of these instruments.

         Securities - The fair values of securities are generally obtained from market bids for similar or identical securities or are obtained from independent security brokers or dealers.

         Securities sold under Repurchase Agreements - The carrying amounts approximate fair values due to the short-term nature of these instruments.

         Trading Account Assets - The fair values of trading securities included in trading account assets are obtained from market bids or from independent securities brokers or dealers. Fair values of interest rate contracts are based quoted market price, or dealer quotes.

         Loans - Fair values are estimated for portfolios of loans with similar financial characteristics, primarily fixed and adjustable rate interest terms. The fair values of mortgage loans are based upon discounted cash flows utilizing applicable risk-adjusted discount rates relative to available mortgage-backed securities having similar rate and repricing characteristics, as well as anticipated prepayment schedules. No adjustments have been made for changes in credit within the loan portfolio. It is management's opinion that the allowance for estimated loan losses pertaining to performing and nonperforming loans results in a fair valuation of such loans.

         FHLB Stock - The carrying amounts approximate fair values, as the stock may be sold back to the FHLB at cost.

         Deposits - The fair values of deposits are estimated based upon the type of deposit product. Demand accounts, which include passbooks and transaction accounts, are presumed to have equal book and fair values, since the interest rates paid on these accounts are based on prevailing market rates and the amounts are payable upon demand. The estimated fair values of time deposits are determined by discounting the cash flows of settlements of deposits having similar maturities and current rates, utilizing a LIBOR swap curve adjusted for Federal Deposit Insurance Corporation ("FDIC") insurance that approximates the prevailing rates offered on the Company's term borrowings less the cost of FDIC insurance as of the reporting date.

         FHLB Advances - The fair values of FHLB advances are based upon discounted cash flows utilizing applicable risk-adjusted spreads relative to the current pricing for similar advances.

         Notes Payable - The carrying amount approximates fair value as the rate is based on current market rates.

         Hedging Instruments - Consist of interest rate swaps used to modify the interest rate sensitivity of certain short-term certificates of deposit, a portion of the Bank's securities sold under agreements to repurchase and the short-term FHLB advances. Fair values are based on quoted market prices or dealer quotes. Where such quotes are not available, fair value is estimated by using quoted market prices for similar securities or by discounting future cash flows at a risk-adjusted spread to the LIBOR based swap curve.

         Commitments to Extend Credit, and Standby and Commercial Letters of Credit - The fair values of commitments to extend credit and standby letters of credit were not significant at either December 31, 2001 or 2000, as these instruments predominantly have adjustable terms and are of a short-term nature.

         The fair value estimates presented herein are based on pertinent information available to management as of each reporting date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16.   RELATED-PARTY TRANSACTIONS

      The Bank has contracted with SBA to provide investment advisory services and interest rate risk analysis. Certain stockholders of the Company are also principals and employees of SBA. The amount of consulting expense relating to SBA for the years ended December 31, 2001, 2000 and 1999 was approximately $295, $286 and $284, respectively.

      In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $1,976 and 2,236 at December 31, 2001 and 2000, respectively. The following table is a rollforward of the related party loan activity.


                                                                                     2001         2000

Beginning balance                                                                 $ 2,236       $ 1,311
Additions                                                                              20         1,846
Repayments                                                                            280           921
                                                                                  -------       -------
Ending balance                                                                    $ 1,976       $ 2,236
                                                                                  =======       =======


      Included in the 2000 additions and repayments is a loan for $600 granted in March 2000 by the Bank to Smith Breeden at an interest rate of 10% with a maturity of April 2001. The loan was paid off in September 2000.


17.   ACQUISITIONS

      As discussed in Note 1, Los Padres Bank purchased Harrington Bank of Kansas, a bank located in Shawnee Mission, Kansas, from Harrington Bank of Indiana, FSB, on November 3, 2001. The bank was purchased based on Los Padres Bank's knowledge of Harrington Bank of Kansas's management, markets and its loan portfolio to efficiently utilize Los Padres Bank's interstate banking powers, and for its high financial return potential. The acquisition was accounted for under the purchase method of accounting, and the income statement of the combined entity includes the results of operations of the acquired entity since the acquisition date. The following table summarizes the fair values of assets and liabilities and their related premiums at the date of acquisition:


                                                 BOOK VALUES OF    FAIR VALUES OF
                                                ASSETS ACQUIRED    ASSETS ACQUIRED   PREMIUMS AT
                                                AND LIABILITIES    AND LIABILITIES     DATE OF
                                                   ASSUMED            ASSUMED         ACQUISITION

Loans receivable, net                              $69,870          $71,569          $ 1,699
Intangible assets subject to amortization                               937              937
Intangible assets not subject to amortization                           100              100
Other assets                                         5,894            5,894
                                                   -------          -------          -------

Total assets                                        75,764           78,500            2,736
                                                   -------          -------          -------

Deposits                                            74,431           75,796            1,365
Other liabilities                                    1,333            1,333
                                                   -------          -------          -------

Total liabilities                                   75,764           77,129            1,365
                                                   -------          -------          -------

Net asset value                                                                        1,371

Purchase price:
  Cash consideration                                                  5,000
  Direct costs                                                          188
                                                                    -------

Total purchase price                                                                   5,188
                                                                                     -------

Goodwill                                                                             $ 3,817
                                                                                     =======



      The $937 of core deposit intangible assets subject to amortization noted above relates to the fair value of non-maturing deposits related to their below market rate attributes which will be amortized over a 10-year period and subject to periodic impairment tests. The $100 in intangible assets not subject to amortization is related to the trade name of Harrington Bank of Kansas, which will be subject to periodic impairment tests. As the Harrington Bank of Kansas acquisition was considered a taxable transaction, the entire $3,817 of goodwill is tax deductible.


      During 1997, the Company acquired all the assets and liabilities of U.S. Community Savings Bank. This acquisition was accounted for under the purchase method of accounting, and accordingly, all assets and liabilities were adjusted to and recorded at their estimated fair values as of the acquisition date. On February 8, 2000, the Bank sold the two branches and deposits associated with the 1997 acquisition of U.S. Community Savings Bank. The Bank sold the deposits at a 5.76% premium, recognizing a $3,923 gain on sale, which included approximately $406 of remaining unamortized negative goodwill that was written off as a result of the transaction.

      In November 1997, the Company purchased the deposits of two branches from another financial institution that included deposits of approximately $48,956 for which the Bank paid a premium of $1,000. The unamortized core deposit premium related to this acquisition is $583 and $683 as of December 31, 2001 and 2000, respectively.

      The carrying values for all other purchased assets and liabilities approximated their fair values at the acquisition dates.

      The premiums on loans are amortized on a loan-by-loan basis using the straight-line method over the remaining lives of the loans. Premiums on deposits are amortized using the straight-line method over the weighted average maturity of such deposits. Premiums on FHLB advances are amortized using the level-yield method over the life of each advance.

      In July 2001, the FASB issued two new pronouncements: SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations completed after June 30, 2001 and also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill. SFAS No. 142 requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. Additionally, SFAS No. 142 requires recognized intangible assets to be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, as superceded by SFAS No. 144. Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead must be tested for impairment until its life is determined to no longer be indefinite. The Company adopted the new rules on accounting for goodwill and other intangible assets on January 1, 2002.

      At adoption and at June 30, 2002, the Company had a $100 intangible asset related to the tradename associated with the purchase of Harrington Bank of Kansas that will no longer be amortized and is subject to annual impairment testing. During the six months ended June 30, 2002, we evaluated our existing intangible assets to make any necessary reclassifications in order to conform with the new requirements. We reassessed the useful life and the residual value of our intangible assets and concluded that the useful life will remain the same and no amortization adjustment was necessary. As of June 30, 2002, intangible assets that continue to be subject to amortization include core deposits of $1,408 (net of $529 of accumulated amortization). Estimated amortization expenses for the remainder of 2002 and the five succeeding fiscal years follows:


2002 (remaining six months)                                                                              $ 97
2003                                                                                                      194
2004                                                                                                      194
2005                                                                                                      194
2006                                                                                                      194
2007                                                                                                      177


      Furthermore, in connection with the transitional impairment evaluation, SFAS No. 142 requires us to perform an assessment of whether there was an indication that goodwill was impaired as of January 1, 2002. The transitional assessment consisted of the following steps: (1) identifying reporting units, (2) determining the carrying value of each reporting unit to be assigned the assets and liabilities, including the existing goodwill and intangible assets to those reporting units, and (3) determining the fair value of each reporting unit. The transitional goodwill impairment test was completed during the six months ended June 30, 2002. No transitional impairment loss was recorded by the Company resulting from the adoption of this standard.

      The following table sets forth a reconciliation of net income and earnings per share information, for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999:


PRO FORMA RESULTS                          SIX MONTHS ENDED
                                               JUNE 30
                                             (UNAUDITED)                        DECEMBER 31
                                      --------------------------   ----------------------------------------
                                           2002          2001           2001         2000         1999

Reported net income                   $   2,318      $   2,002      $   3,802      $   2,581      $   2,360
Add back:  Goodwill amortization              -             11             22             20            (10)
                                      ---------      ---------      ---------      ---------      ---------

Adjusted net income                   $   2,318      $   2,013      $   3,824      $   2,601      $   2,350
                                      =========      =========      =========      =========      =========

Basic earnings per share:
  Reported net income                 $    0.69      $    0.61      $   1.14       $   0.79       $   0.73
  Goodwill amortization                       -              -          0.01           0.01          (0.01)
                                      ---------      ---------      ---------      ---------      ---------

  Adjusted net income                 $    0.69      $    0.61      $   1.15       $   0.80       $   0.72
                                      =========      =========      =========      =========      =========

Diluted earnings per share:
  Reported net income                 $   0.67       $    0.60      $   1.12       $   0.77       $   0.71
  Goodwill amortization                      -               -          0.01           0.01              -
                                      ---------      ---------      ---------      ---------      ---------

  Adjusted net income                 $   0.67       $    0.60      $   1.13       $   0.78       $   0.71
                                      =========      =========      =========      =========      =========


18.   EMPLOYEE BENEFIT PLAN

      The Company sponsors a defined contribution plan for the benefit of its employees. The Company's contributions to the plan are determined annually by the Board of Directors in accordance with plan requirements. For tax purposes, eligible participants may contribute up to a maximum of 15% of their compensation, not to exceed the dollar limit imposed by the Internal Revenue Service. For the plan years ended December 31, 2001 and 2000, the Company contributed $273 and $191, respectively.

19.   PARENT COMPANY ONLY FINANCIAL INFORMATION

      CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                                        DECEMBER 31,
                                                                    -------------------
                                                                    2001          2000

ASSETS

  Cash and cash equivalents                                         $   473      $   566
  Trading account assets                                                140          392
  Investment in subsidiaries                                         47,460       33,585
  Other assets                                                          314          312
                                                                    -------      -------

TOTAL                                                               $48,387      $34,855
                                                                    =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Note payable                                                      $18,000      $ 9,000
  Accounts payable and other liabilities                                243          298
                                                                    -------      -------

           Total liabilities                                         18,243        9,298

Stockholders' Equity:
  Preferred stock, $.01 par value, 1,000,000 shares authorized;
    none issued and outstanding
  Common stock, $.01 par value; 9,000,000 shares authorized;
    3,354,336 shares issued and outstanding as of December 31,
   2001 and 3,246,789 shares as of December 31, 2000                     34           33
  Additional paid-in capital                                         20,305       19,573
  Retained earnings                                                   9,175        5,726
  Accumulated other comprehensive income, net of tax                    630          225
                                                                    -------      -------

           Total stockholders' equity                                30,144       25,557
                                                                    -------      -------
TOTAL                                                               $48,387      $34,855
                                                                    =======      =======

      CONDENSED STATEMENTS OF EARNINGS

                                                               YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           2001          2000          1999

Interest income                                          $     1       $     1       $     4
Interest expense                                            (692)         (884)         (679)
                                                         -------       -------       -------

Net interest income                                         (691)         (883)         (675)

Other income                                                 281           (67)           17
Other expense                                               (594)         (440)         (426)
                                                         -------       -------       -------
Loss before income taxes and equity in subsidiaries       (1,004)       (1,390)       (1,084)
Income tax benefit                                           413           572           455
                                                         -------       -------       -------

Loss before equity in subsidiary                            (591)         (818)         (629)
Equity in net earnings of subsidiary                       4,393         3,399         2,989
                                                         -------       -------       -------

Net income                                               $ 3,802       $ 2,581       $ 2,360
                                                         =======       =======       =======


      CONDENSED STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                     2001          2000          1999

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $ 3,802       $ 2,581       $ 2,360
  Adjustments:
    Equity in net undistributed earnings of subsidiary               (4,393)       (3,399)       (2,989)
    Sale of trading assets                                              330
    Purchase of trading assets                                                       (480)
    (Increase) decrease in unrealized gain in trading assets            (78)           88
    Amortization and depreciation                                        20             5
    (Increase) decrease  in other assets                                 (22)           52          (211)
    (Decrease) increase  in accounts payable and
      other liabilities                                                 (55)          479          (108)
    Other                                                               106
                                                                    -------       -------       -------

           Net cash used in operating activities                       (290)         (674)         (948)
                                                                    -------       -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in investment securities
  Purchase of furniture, fixtures and equipment                                       (37)
                                                                    -------       -------       -------

           Net cash by used in investing activities                                   (37)
                                                                    -------       -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from exercise of stock options                           628
  Cash contribution to subsidiary                                    (9,578)       (1,000)
  Cash dividends received from Bank                                     500         1,500         1,500
  Cash dividends paid                                                  (353)         (985)
  Increase (decrease) in notes payable                                9,000         1,335          (535)
                                                                    -------       -------       -------
           Net cash provided by financing activities                    197           850           965
                                                                    -------       -------       -------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                    (93)          139            17

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            566           427           410
                                                                    -------       -------       -------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $   473       $   566       $   427
                                                                    =======       =======       =======

20.   SUBSEQUENT EVENTS

      STOCK SPLIT - The accompanying consolidated financial statements reflect a 3-for-1 split of the Company's common stock, which is expected to occur immediately prior to the effectiveness of the Company's proposed initial public offering. All share and per share information herein has been retroactively restated to reflect this split. The accompanying consolidated financial statements also reflect an increase in its authorized shares from 3,000,000 to 10,000,000, which will occur immediately prior to the consummation of the initial public offering. Of the 10,000,000 shares authorized, 1,000,000 shares is reserved for preferred stock.

      JOINT VENTURE AGREEMENT - In August 2002, the Bank entered into a joint venture agreement with Market Resources, Inc., the owner of numerous REMAX brokerage agencies in the Phoenix and Scottsdale, Arizona, metropolitan areas. Under the agreement, the Bank established Los Padres Mortgage L.L.C. as a 51% - owned mortgage banking subsidiary. Los Padres Mortgage L.L.C. will originate single-family residential and commercial real estate loans primarily for sale to third party investors. The Bank will also have the opportunity to purchase select single-family and commercial real estate loans from Los Padres Mortgage for its portfolio. Los Padres Mortgage L.L.C. has not engaged in business to date.


                                     ******

==============================================================================




                                1,400,000 SHARES



                      HARRINGTON WEST FINANCIAL GROUP, INC.


                                  COMMON STOCK


                            -------------------------

                                PRICE $ PER SHARE

                            -------------------------



                               RBC CAPITAL MARKETS



                            -------------------------

                                 _________, 2002

                            -------------------------







==============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC registration fee........................................................           $   1,932
Nasdaq listing fee..........................................................             105,000
NASD filing fee.............................................................               2,600
Legal fees and expenses.....................................................             150,000*
Accounting fees and expenses................................................             150,000*
Printing....................................................................              35,000*
Miscellaneous expenses......................................................              50,468*
                                                                                       ---------
   Total....................................................................           $ 495,000*
                                                                                      ==========



*    Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duties, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

         Our bylaws provide that we shall indemnify our directors, officers, employees or agents to the fullest extent permitted by Delaware law, provided, however, the we are not liable for any amounts which may be due any person in connection with a settlement of any action, suit or proceeding effected without our prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without our prior written consent. Our bylaws also provide for the advancement of expenses to our directors, officers and employees in defending any civil, criminal, administrative or investigative action, as authorized by our board of directors.

         In addition, our bylaws provide that the right of directors, officers and employees to indemnification shall be a contract right and shall not be exclusive of any other rights now possessed or hereafter acquired under our certificate of incorporation, any agreement, vote of stockholders or disinterested directors or otherwise. We also have directors' and officers' insurance against certain liabilities.

         Section 145 of the General Corporation Law of Delaware, which governs indemnification of officers, directors, employees and agents, and insurance is set forth below.

         SECTION 145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND
                     AGENTS; INSURANCE

                  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys'

         fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,
         (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint 'venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence bad continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plane its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees). (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our insurance against certain liabilities, together with the limitation of liability and indemnification of our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors, officers and employees.

         The Securities and Exchange Commission has advised us that, in its opinion, any indemnification of our directors and officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         From time to time we have granted stock options to our directors and employees in reliance upon an exemption under the Securities Act of 1933 pursuant to Rule 701. The following table sets forth certain information regarding these grants:


                                                                                                        Range of
                                                                         Number of                      Exercise
                               Period                                     Shares                        Price(1)
------------------------------------------------------------------    ---------------                ---------------
January 1, 1999 through December 31, 1999........................          109,500                           $8.33
January 1, 2000 through December 31, 2000........................              --                               --
January 1, 2001 through December 31, 2001........................           75,003(2)                  $5.83-$8.33
January 1, 2002 through June 30, 2002............................           59,025                    $9.33-$10.50


-----------------

         (1) Reflects 3:1 stock split paid immediately prior to this offering.

         (2) This total includes an option to purchase 42,453 shares whose termination date was extended by the Registrant from April 2001 to June 2003.

         Between January 1, 1999 and June 30, 2002, an aggregate of 201,075 shares of common stock were issued to our employees and directors pursuant to the exercise of options at a weighted average exercise price of $8.66 per share. These shares were issued in reliance on an exemption under the Securities Act of 1933 pursuant to Rule 701.

         Immediately prior to the effective date of this registration statement, we will effect a split of our common stock. In the stock split, each share of our common stock will be converted into three shares of common stock. We will issue the new shares in exchange for shares held by our existing stockholders. No commissions or remuneration will be paid or given directly or indirectly in connection with the stock split. Accordingly, this transaction will be exempt from registration under Section 3(A)(9) of the Securities Act.

         No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)      List of Exhibits:



                 EXHIBIT NO.             EXHIBIT
                 ----------              -------
                 1.0                     Form of Underwriting Agreement**
                 3.1                     Certificate of Incorporation of Harrington West Financial Group,
                                         Inc.*
                 3.1.1                   Certificate of Amendment to Certificate of Incorporation*
                 3.1.2                   Second Certificate of Amendment to Certificate of Incorporation
                 3.2                     Bylaws of Harrington West Financial Group, Inc.*
                 3.2.1                   Amendment to Bylaws
                 4.0                     Specimen stock certificate of Harrington West Financial Group,
                                         Inc.*
                 5.0                     Opinion of Kelley Drye & Warren LLP*
                 10.1                    Harrington West Financial Group 1996 Stock Option Plan, as
                                         amended.*
                 10.2                    Amended and Restated Credit Agreement dated as of October 30, 1997 among Harrington West Financial Group, Inc., the lenders party thereto and Harris Trust and Savings Bank, as amended on October 1, 1999,
                                         May 2, 2000 and November 1, 2001.*
                 10.2.1                  Fourth Amendment to Amended and Restated Credit Agreement dated
                                         September 17, 2002.
                 10.3                    Investment and Interest Rate Advisory Agreement between Los
                                         Padres Savings Bank, FSB and Smith Breeden Associates, Inc.,
                                         dated February 3, 1997.*
                 10.4                    Purchase and Assumption Agreement by and between Los Padres Bank,
                                         FSB and Harrington Bank, FSB dated as of May 30, 2001.*
                 10.5                    Los Padres Mortgage Company, LLC Operating Agreement by and
                                         between Resource Marketing Group, Inc. and Los Padres Bank FSB
                                         dated June 13, 2002*
                 10.6                    Option Agreement, dated as of April 4, 1996 by and between Smith
                                         Breedon Associates, Inc. and Harrington West Financial Group,
                                         Inc.  Assignment of Option, dated as of January 19, 2001, by and between Craig Cerny.*
                 10.7                    Stock Purchase Agreement by and between Harrington Bank,  FSB and
                                         Los Padres Bank, FSB dated as of May 30, 2001.*
                 21.0                    Subsidiaries of the registrant*
                 23.1                    Consent of Deloitte & Touche, LLP
                 23.2                    Consent of  Kelley Drye & Warren LLP (included within Exhibit 5.1)*
                 24.0                    Power of Attorney (included on signature page to Registration
                                         Statement).*



---------------

          *       Previously filed.
          **      To be filed by amendment.


         (b)      Financial Statement Schedules.

                  All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solvang, State of California on the 3rd day of October of 2002.


                                  HARRINGTON WEST FINANCIAL GROUP, INC.


                                  By: /s/ CRAIG J. CERNY
                                     ---------------------------------
                                           Craig J. Cerny
                                           Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     NAME                                           TITLE                               DATE
                     ----                                           -----                               ----
              /s/ CRAIG J. CERNY
          --------------------------                                                            October 3, 2002
                Craig J. Cerny                             Chief Executive Officer
                                                        (Principal Executive Officer)

         /s/ WILLIAM W. PHILLIPS, JR.
         --------------------------                                                             October 3, 2002
           William W. Phillips, Jr.                         President and Director

               /s/ SEAN CALLOW*
         -------------------------                                                              October 3, 2002
                 Sean Callow                      Senior Vice President and Chief Financial
                                                   Officer (Principal Financial Officer and
                                                        Principal Accounting Officer)

            /s/ STANLEY J. KON*
        -------------------------                                                               October 3, 2002
                Stanley J. Kon                                     Director

           /s/ JOHN J. MCCONNELL*
         -------------------------                                                              October 3, 2002
              John J. McConnell                                    Director

              /s/ PAUL O. HALME*
         -------------------------                                                              October 3, 2002
                Paul O. Halme                                      Director

             /s/ WILLIAM D. ROSS*
         -------------------------                                                              October 3, 2002
               William D. Ross                                     Director



----------
* By Craig Cerny pursuant to Power of Attorney